EXHIBIT 4.17

          DATE                       4 July                       2003

                                 Conformed Copy

                        CORDIANT COMMUNICATIONS GROUP PLC

                         LIGHTHOUSE GLOBAL NETWORK, INC.
                              3319TH SINGLE MEMBER

                          SHELF TRADING COMPANY LIMITED

                              FD MWA HOLDINGS, INC.

                              SHARE SALE AGREEMENT

          relating to the sale of shares in those companies comprising the Financial Dynamics International network

                                   Macfarlanes
                                10 Norwich Street
                                 London EC4A 1BD
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                                    CONTENTS
Clause                                                                      Page
  1              Definitions, interpretation and third party rights           1
  2              Conditions                                                   8
  3              Sale and purchase                                           10
  4              Consideration                                               10
  5              Period before Completion                                    11
  6              Completion                                                  14
  7              Completion Working Capital                                  16
  8              Vendor's Warranties                                         17
  9              Purchaser's Warranties, covenants and undertakings          19
 10              Taxation                                                    20
 11              Restrictive Covenants                                       20
 12              Confidentiality and announcements                           22
 13              Assignment                                                  23
 14              General                                                     23
 15              Notices                                                     25
 16              Governing law and jurisdiction                              27

  1              The Target Companies
  2              The Subsidiaries
  3              Apportionment of Consideration.
  4              Completion obligations of the Vendor
  5              Part 1: Vendor's Warranties
                 Part 2: Purchaser's Warranties
  6              Limitations on Liability
  7              The Properties
  8              Completion Accounts
  9              Tax Covenant
 10              Lexington Avenue Lease
 11              Table of Encumbrances

List of Agreed Form Documents

  A              Special Purpose Accounts
  B              Purchaser's Articles
  C              Deed of Assignment
  D              German Merger Filing
  E              Resolution
F1 to F27        Letters of Resignation
G1 and G2        Vendor's Power of Attorney and Stock Power
H1 to H9         Board Minutes
I                Announcement
J1 to J3         Deeds of Release
  K              Steps Paper
  L              Deed of Assignment of Benefit of Contracts
  M              Settlement Agreement
  N              Letter pursuant to Clause 5.11
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                              SHARE SALE AGREEMENT

DATE                                 4 July                                 2003

PARTIES

1 CORDIANT COMMUNICATIONS GROUP PLC (registered in England and Wales under number 01320869) whose registered office is at 1-5 Midford Place, London W1T 5BH ("the Vendor")

2 LIGHTHOUSE GLOBAL NETWORK, INC. (a Delaware corporation whose registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware, USA)("the Designated Vendor")

3 3319TH SINGLE MEMBER SHELF TRADING COMPANY LIMITED (registered in England and Wales under number 4730626) whose registered office is at Holborn Gate, 26 Southampton Buildings, London WC2A 1PB ("the Purchaser")

4 FD MWA HOLDINGS, INC. (a Delaware corporation whose registered office is at 1201 Market Street, Suite 1600, Wilmington, Delaware 19801, USA ("the US Purchaser").

INTRODUCTION

A The Target Companies are private companies limited by shares. Details of the Target Companies are set out in Schedule 1.

B The Vendor and the Designated Vendor have agreed to sell and the Purchaser and the US Purchaser have agreed to purchase, the sole legal and beneficial ownership of the Shares free from all Encumbrances on the terms and subject to the conditions set out in this Agreement.

AGREEMENT

1         Definitions, interpretation and third party rights

1.1 The Schedules form part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.2 In this Agreement, the following words and expressions have the following meanings:-

          ABFD: means Ahrens & Behrent Financial Dynamics GmbH;

          ABFD Novation Agreement: the agreement entered into between Cordiant Holdings GmbH (1) FDL (2) and Ahrens & Behrent Agentur fur Kommunikation GmbH dated 22 May 2003 relating to the transfer of the share of nominal value (euro)12,500 in ABFD from Cordiant Holdings GmbH to FDL;

          the Accounts: the draft accounts in final form (subject to those matters set out in the Audit Comfort Letters) of each of FDL, FDHL, C&FD (Holdings) Limited,
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          Corporate  &  Financial  Design  Limited,  FD  International  Limited,
          Financial Dynamics S.A. and FD Ireland for the accounting reference period which ended on the Accounts Date (comprising in each case a balance sheet and profit and loss account, related schedules, notes and directors' report);

          the Accounts Date: 31 December 2002;

          Acquisition Agreements: shall have the meaning set out in Clause 13.3;

          Actual Completion Cash: the amount of the line item Cash At Bank & In Hand included in the column headed "Include in net debt?" (which, for the avoidance of doubt, are sums which (a) are not subject to any Encumbrance at Completion and (b) can lawfully be paid on or immediately  following  Completion),  as set  out in the  Annexure  to
          Schedule 8, as at 31 May 2003 (as adjusted by those actions which have been undertaken in accordance with the Steps Paper prior to Completion);

          Actual Completion Intra-Group Payables: in relation to each member of the Target Group, the intra-group non-trading debt owed to any member of the Remaining Vendor Group as at 31 May 2003 (as adjusted by those actions which have been undertaken in accordance with the Steps Paper prior to Completion) as included in the Actual Completion Net Indebtedness;

          Actual Completion Intra-Group Receivables: in relation to each member of the Target Group, the intra-group non-trading receivables due from any member of the Remaining Vendor Group as at 31 May 2003 (as adjusted by those actions which have been undertaken in accordance with the Steps Paper prior to Completion) as included in the Actual Completion Net Indebtedness;

          Actual Completion Net  Indebtedness:  as defined in Part 1 of Schedule
          8;

          Actual External Debt: the aggregate amount of all those line items included in column headed "Include in net debt?" (other than Cash At Bank & In Hand, Net Group Dividends, Net Group Loan balances and Net Group Trading balances), as set out in the Annexure to Schedule 8, as at 31 May 2003 (as adjusted by those actions which have been undertaken in accordance with the Steps Paper prior to Completion);

          Advent Funds: Global Private Equity IV Limited Partnership, Global Private Equity IV-- A Limited Partnership, Global Private Equity IV-- B C.V., Global Private Equity IV-- C C.V., Global Private Equity IV-- D Limited Partnership, Global Private Equity IV-- E C.V., Advent Partners GPE IV Limited Partnership and Advent Partners II Limited Partnership;

          Affiliate: in relation to any party, any connected person of that party, any subsidiary undertaking or parent undertaking of that party and any subsidiary undertaking of that parent undertaking;

          the Agreed Form: the form agreed between and signed by or on behalf of the Vendor and the Purchaser;

          Asset Marketing SPA: the agreement entered into on 15 May 2003 between FD International Limited (1) and Garrott Dorland Crawford Holdings Limited

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          ("GDCHL")  (2)  relating  to the sale by FD  International  Limited to
          GDCHL of the issued share capital of Asset Marketing Limited;

          Audit Comfort Letters: the letters dated on or about the date of this Agreement from KPMG to each relevant member of the Target Group relating to matters regarding the signing and auditing of the Accounts;

          the Banks: those banks party to or described in the Facilities Agreement;

          Base Exit Value: the aggregate amount of the equity and debt financing committed by the Advent Funds at Completion in connection with the acquisition of the Shares contemplated by this Agreement and including
          (i) professional costs and (ii) other reasonable costs relating directly thereto, in each case incurred by the Advent Funds and such proportion of professional costs incurred by the Purchaser as corresponds to the percentage of the equity shares in the Purchaser held (directly or indirectly) by the Advent Funds immediately following Completion;

          Business Day: any day other than a Saturday, Sunday or any other day which is a public holiday in England;

          Circular: shall have the meaning set out in Clause 2.4;

          the  Companies   Acts:   the   Companies   Act  1985,   the  Companies
          Consolidation (Consequential Provisions) Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1993;

          Completion: completion of the sale and purchase of the Shares in accordance with this Agreement;

          Completion Account: the client account of the Vendor's Solicitors at the Royal Bank of Scotland plc, City Office, 62/63 Threadneedle Street, London EC2R 8LA (Macfarlanes Client No 1 Account No: 1538876, Sort Code 15-10-00) marked with the reference EJXH/567520;

          the Completion Date: the Business Day following the date on which the last of the conditions specified in Clause 2 is satisfied or (if capable of waiver) waived in accordance with this Agreement;

          the Completion Statement:  the statement of Completion Working Capital
          and  Actual  Completion  Net  Indebtedness   prepared  and  agreed  or
          determined in accordance with Clause 7;

          Completion Working Capital: as defined in Part 1 of Schedule 8;

          Confidential Information: all information not in the public domain, which the Purchaser shall have received or obtained at any time by reason of or in connection with the transaction contemplated by this Agreement, and the documents referred to in it;

          connected: has the meaning attributed to it by Section 839 of the ICTA 1988;

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          the  Consideration:  the  aggregate of the sums  referred to in Clause
          4.1, as adjusted pursuant to Clause 4.3 and settled pursuant to Clause 6;

          Deed of Assignment: the deed relating to the assignment by the Vendor to the Purchaser of certain intellectual property, in the Agreed Form marked "C", to be executed at Completion;

          the Deed of Assignment of Benefit of Contracts: the deed relating to the assignment by the Vendor to the Purchaser of all its rights and benefits under a Tax Deed dated 23 July 1999 between (1) those individuals named in Schedule 1 therein, (2) Lighthouse Holdings (UK) Limited, (3) FDHL and (4) FDL, in the Agreed Form marked "L" to be executed at Completion;

          the Disclosure Letter: the letter dated the date of this Agreement from the Vendor to the Purchaser making certain disclosures against the Vendor's Warranties;

          Encumbrance: any charge, mortgage, pledge, security interest (including any guarantee, indemnity, conditional sale agreement or sale and leaseback arrangement having the effect of creating a security interest), lien, option, right of pre-emption, equity, power of sale, right of set-off, hypothecation or other analogous third party right;

          Estimated Completion Cash: a Vendor's estimate of Actual Completion Cash to be provided in accordance with Clause 5.7;

          Estimated Completion Net Indebtedness: the Vendor's estimate of Actual Completion Net Indebtedness to be provided in accordance with Clause 5.7;

          Estimated Completion Intra-Group Payables: the Vendor's estimate of Actual Completion Intra-Group payables to be provided in accordance with Clause 5.7;

          Estimated Completion Intra-Group Receivables: the Vendor's estimate of Actual Completion Intra-Group Receivables provided in accordance with Clause 5.7;

          Estimated External Debt: the Vendor's estimate of Actual External Debt provided in accordance with Clause 5.7;

          Exchange Rate: with respect to a particular currency for a particular date the spot rate of exchange (the closing mid point) for that currency into Pounds Sterling on such date as published in the London edition of the Financial Times first published thereafter or where no such rate is published in respect of that currency for such date at the rate quoted by HSBC Bank plc as at the close of business in London as at such date;

          Exit: a Full Sale, a Partial Sale or a Listing;

          External Debt: the aggregate amount of all those line items included in the column headed "Include in net debt?" (other than Cash At Bank & In Hand, Net Group Dividends, Net Group Loan balances and Net Group Trading balances), as set out in the Annexure to Schedule 8, as at Completion (as adjusted by those actions which have been undertaken in accordance with the Steps Paper prior to Completion);

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          Facilities  Agreement:  a  facilities  agreement  dated 4  July,  2000 between the Vendor as the Parent and certain of its subsidiaries as Borrowers and or Guarantors, The Bank of New York and HSBC Bank Plc as Arrangers, the banks and financial institutions listed therein as the Banks, HSBC Bank Plc as Agent, Security Trustee and Common Security Trustee, The Bank of New York as Swingline Bank and HSBC Bank plc as Overdraft Bank (each capitalised term as defined therein) as amended, restated and supplemented from time to time;

          the FD Business: the pan-European and North American business communications network carried on by the Target Group carrying on, amongst other things, financial and corporate public relations, investor relations, employee and integration communications, crisis and issues management, market communication, media and presentation training, annual report literature production, website design and corporate reporting;

          FDHL: Financial Dynamics Holdings Limited (particulars of which are set out in Schedule 1);

          FDHL Deed of Covenant: the deed of covenant dated 23 July 1999 between, inter alia, Lighthouse (UK) Limited (1), FDHL (2) and FDL
          (3);

          FD Ireland: Financial Dynamics Ireland Limited (particulars of which are set out in Schedule 1);

          FDL: Financial Dynamics Limited (particulars of which are set out in Schedule 1);

          Full Sale: the sale or transfer to a purchaser or purchasers of any interest in:

          (i)  all of the issued equity shares in the Purchaser; or

          (ii) all of the undertaking and business of the Purchaser's Group (whether by way of sale by any member of the Purchaser's Group of assets and/or liabilities and/or a sale of shares in one or more members of the Purchaser's Group), other than a sale to a member of the Purchaser's Group or a sale or transfer by a nominee of a person to another nominee of the same person;

          German Merger Filing: the application to be submitted to the German Federal Cartel Office following execution of this Agreement in accordance with Clause 2.4, in the Agreed Form marked "D";

          Group Company: in relation to any company, any body corporate which is from time to time a holding company of that company, a subsidiary of that company or a subsidiary of a holding company of that company;

          Holborn Landlord: together Holborn Gate (Nominee No.1) Limited and Holborn Gate (Nominee No.2) Limited;

          Holborn Property: the premises comprising the Second Floor, Unit 2, Holborn Gate, 326-333 High Holborn, London WC1;

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          Initial Consideration: the sum referred to in Clause 4.1.1;

          Intellectual Property: patents, rights in inventions, registered designs, design rights, copyright, (including rights in computer software), word rights, database rights, trade marks, service marks, logos, trade or business names and domain names, confidential information, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the registration or grant of any such rights, and the rights to apply for the registration thereof and all rights or forms of protection having equivalent or similar effect anywhere in the world;

          Interest: the rate of eight per cent. per annum, calculated (without compounding) on a daily basis for the period from the relevant due date for payment up to and including the date of actual payment;

          Intra-Group Receivables: in relation to each member of the Target Group, the intra-group non-trading receivables due from any member of the Remaining Vendor Group as at Completion;

          Irish Shares: the entire issued share capital of FD Ireland;

          Lexington Avenue Lease: the lease dated 14 December 1992 between 122 East 42nd Street, LLC and MWA, as amended by First Amendment of Lease dated 31 March 1993, Second Amendment of Lease dated 15 September 1993, Third Amendment of Lease dated 2 July 1995, Fourth Amendment of Lease dated 30 August 1996, Fifth Amendment of Lease dated 14 January 1997, Sixth Amendment of Lease dated 25 June 1999 and Seventh Amendment of Lease dated 31 May 2002;

          Listing: the listing or admission to trading of the Purchaser's, or any holding company's, entire issued share capital on a recognised investment exchange in respect of which a recognition order has been made under the Financial Services and Markets Act 2000, section 290;

          Management:  Charles  Watson,  Dana Mulvihill and Declan Kelly,  being
          members  of  the  existing   management  of  the  Financial   Dynamics
          International network;

          MWA: Morgen-Walke Associates, Inc. (particulars of which are set out in Schedule 1);

          Noteholders: holders of US$175,000,000 of guaranteed senior notes of the Vendor;

          Partial Sale: the sale or transfer to a purchaser or purchasers of any interest in:

          (i) issued shares together carrying more than 50% in aggregate of the voting rights attached to all issued equity shares in the Purchaser; or

          (ii) more than 50% in aggregate of the undertaking and business of the Purchaser's Group (whether by way of sale by any member of the Purchaser's Group of assets and/or liabilities and/or a sale of shares in one or more members of the Purchaser's Group), other than a sale to a member of the Purchaser's Group or a sale or transfer by a nominee of a person to another nominee of the same person and other than as permitted by Article 13 of the Purchaser's Articles;

          the Parties: the parties to this Agreement;

          Performance Bond: the performance bond entered into between HSBC Bank plc (1), Holborn Gate (Nominee No.1) Limited and Holborn Gate (Nominee No.2) Limited (2) and FDL (3) relating to the lease regarding the Holborn Property;

          the Properties: the leasehold properties of the Target Companies and the Subsidiaries, details of which are given in Schedule 7;

          the  Purchaser's   Articles:   the  articles  of  association  of  the
          Purchaser's ultimate holding company to be adopted at or prior to Completion, in the Agreed Form marked "B";

          the Purchaser's Group: the Purchaser and its Group Companies from time to time but excluding, for the avoidance of doubt, the Advent Funds;

          the  Purchaser's  Warranties:  the  warranties  set  out in  Part 2 of
          Schedule 5;

          Qualifying Exit: an Exit which occurs, or in respect of which binding agreements are entered into, on or before the expiry of eighteen months following Completion;

          Qualifying Exit Value: the aggregate cash proceeds received by the Advent Funds on and as a result of a Qualifying Exit and/or such cash as may be received at any time by the Advent Funds upon the realisation (whether by way of sale, conversion, redemption or otherwise) of any non-cash proceeds received by the Advent Funds on and as a result of a Qualifying Exit, net of all taxes payable by the Advent Funds in respect of such proceeds and the reasonable costs incurred by or on behalf of the Advent Funds in achieving such Qualifying Exit

          PROVIDED THAT, where the proceeds received on and as a result of a Qualifying Exit comprise both cash and non-cash proceeds or all non-cash proceeds, the taxes payable and reasonable costs incurred as referred to above shall (for the purposes of calculating the net amount) (i) (in the case of a combination of cash and non-cash proceeds) be divided between such cash and non-cash proceeds in proportion to the amount of cash and non-cash proceeds received and such proportion only as relates to the cash proceeds shall be netted off against such cash proceeds at that time with the proportion attributable to the non-cash proceeds (or, if relevant, an appropriate proportionate part thereof) being netted off only at the time at which such non-cash proceeds (or, if relevant, a proportion thereof) are realised for cash as contemplated above or (ii) (in the case of the entire proceeds being in non-cash form) be attributed to such non-cash proceeds and netted off only at the time at which such non-cash proceeds are realised for cash as contemplated above (and if such non-cash proceeds are not realised for cash at one and the same time, such netting off shall be done on a proportionate basis),

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          PROVIDED  FURTHER  THAT,  in the  event  of any  dispute  between  the
          Purchaser and the Vendor as to the amount of the Qualifying Exit Value, the Vendor and the Purchaser shall procure that the dispute is referred to an independent firm of chartered accountants as agreed between the Vendor and the Purchaser (or, in the absence of such agreement, as appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales), whose decision as to the amount of the Qualifying Exit Value (acting as experts and not arbitrators) shall, save in respect of manifest error, be final and binding;

          Relevant CCG Business: the businesses carried on by the Remaining Vendor Group other than those set out in Clause 11.1.12;

          Relevant  Employees:  has the meaning  given to it in  paragraph 14 of
          Part 1 of Schedule 5;

          the Remaining Vendor Group: the Vendor and each or (as the context so requires) all Group Companies of the Vendor, other than the Target Companies and the Subsidiaries;

          Resolution: the resolution to be proposed (if necessary) at a meeting of shareholders of the Vendor in the Agreed Form marked "E";

          Rights: shall have the meaning set out in Clause 13.3.1;

          Settlement Agreement: the agreements between the Vendor (1), FDHL (2), FDL (3), EFG Reads Trustees Limited (4) and Nick Bennet and Others, relating to the settlement of potential employee claims, in the Agreed Form marked "M" to be entered into in accordance with Clause 5.10;

          the  Shares:  the shares  referred  to in  paragraph 8 of each part of
          Schedule 1;

          Special Purpose Accounts: the financial statements for the Target Group as at the Accounts Date in the Agreed Form marked "A";

          Steps Paper: the paper setting out the proposed sequence of steps agreed to be implemented relating to the repayment of inter-company balances in, and the extraction of cash from, the Target Group, in the Agreed Form marked "K";

          the Subsidiaries: the subsidiaries of the Target Companies, details of which are set out in Schedule 2;

          the Target Companies: FDHL, C&FD (Holdings) Limited, FD International Limited, MWA and FD Ireland;

          the Target Group: the Target Companies and each of the Subsidiaries;

          the Tax Covenant: the covenant contained in Schedule 9;

          a third party:  any person other than the Parties;

          UK GAAP: generally accepted accounting principles and practices in the United Kingdom by reference to all applicable SSAPs and FRSs;

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          UK  Shares:  the entire  issued  share  capital of each of FDHL,  C&FD
          Holdings Limited and FD International Limited;

          US Shares: the entire issued share capital of MWA;

          the Vendor's Solicitors: Macfarlanes of 10 Norwich Street, London, EC4A 1BD; and

          the Vendor's Warranties:  the warranties set out in Part 1 of Schedule
          5.

1.3       In this Agreement (unless the context requires otherwise):-

1.3.1 words and expressions which are defined in the Companies Acts have the same meanings as are given to them in the Companies Acts;

1.3.2 any reference to a statute, statutory provision or subordinate legislation ("legislation") shall (except where the context requires otherwise) be construed as referring to:-

          1.3.2.1 such legislation as amended and in force from time to time and to any legislation which (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation; and

          1.3.2.2 any former legislation which it re-enacts, consolidates or enacts in rewritten form provided that in the case of those matters which fall within sub-Clauses 1.3.2.1 and 1.3.2.2 above, as between the Parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

1.3.3 any reference to an SSAP is to a Statement of Standard Accounting Practice adopted by the Accounting Standards Board and shall be construed as including a reference to:-

          1.3.3.1 any Financial Reporting Standard issued by the Accounting Standards Board to amend, withdraw or supersede such SSAP and any reference to an FRS is to a Financial Reporting Standard issued by the Accounting Standards Board; and

          1.3.3.2 any Urgent Issues Task Force abstracts issued by the Accounting Standards Board to advise on and clarify the interpretation of SSAPs and FRSs and any reference to an UITF abstract is to an Urgent Issues Task Force abstract issued by the Accounting Standards Board;

1.3.4     any gender includes a reference to the other genders;

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1.3.5     any reference to a "person"  includes a natural  person,  partnership, company, body corporate, association, organisation, government, state, foundation and trust (in each case whether or not having separate legal personality);

1.3.6 any reference to the Introduction, a Clause or Schedule is to the Introduction, a Clause or Schedule (as the case may be) of or to this Agreement;

1.3.7 any reference to any other document is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

1.3.8 "directly or indirectly" means (without limitation) either alone or jointly with any other person and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person;

1.3.9 any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

1.3.10 any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.4 The Index and Clause headings in this Agreement are included for convenience only and do not affect the interpretation of this Agreement.

1.5 The Parties agree that, subject always to and save as expressly provided in the provisions of this Clauses 1.5, Clause 9.8 and 13:-

1.5.1     no term of this Agreement shall be enforceable by a third party;

1.5.2 a person who is the permitted successor to or assignee of the rights of a Party is deemed to be a party to this Agreement and the rights of such successor or assignee shall, subject to and upon any succession or assignment permitted by this Agreement, be regulated by the terms of this Agreement; and

1.5.3 notwithstanding that any term of this Agreement may become enforceable by a third party, the terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled, rescinded or terminated by agreement in writing between the Parties without the consent of any such third party.

1.6       Where  it is  necessary  to  determine  whether  a  monetary  limit or threshold set out in Schedule 6 (Limitations on Liability) or elsewhere in this Agreement has been reached or exceeded (as the case may be) and the value of any of the relevant claims or the subject matter of the whole or any part of the relevant claim is expressed in a currency other than Pounds Sterling, the value of each such claim or the subject matter of the whole or any part of each such claim shall be translated into Pounds Sterling at the Exchange Rate on the date of receipt of written notification in accordance with Schedule 6 (Limitations on Liability) of the existence of such claim or the date of written notification of any other claims arising pursuant to, or for breach of, this Agreement (or where such date is not a Business Day at the Exchange Rate on the first Business Day following such receipt).

2         Conditions

2.1       Completion shall be conditional upon:

2.1.1 the due passing without amendment by the shareholders of the Vendor in general meeting of the Resolution, to the extent required by the Listing Rules from time to time in force of the UK Listing Authority;

2.1.2 either the German Federal Cartel Office having cleared the transaction contemplated by this Agreement pursuant to the applicable provisions of the German Act against Restraints of Competition, Gesetz Gegen Wettbewerbeschrankungen ("GWB") or any applicable waiting period pursuant to the GWB having elapsed;

2.1.3 Management, or (in circumstances in which it lies within the Vendor's lawful and direct control not to breach) the Vendor, not having knowingly and willingly caused or procured a breach of any of the provisions of Clauses 5.1 to 5.3 (and, in the case of any such breach or breaches which is/are capable of being remedied, the Vendor fails to remedy, or procure the remedy of, such breach or breaches within 10 days of the relevant breach or breaches) the result of which breach (and any other such breaches) would reasonably be likely to result in the Purchaser being entitled to recover damages pursuant to a claim made under or for breach of this Agreement in an amount exceeding(pound)5 million (assuming the Purchaser and the US Purchaser were to complete the purchase of the Shares under this Agreement) (and, in the event of dispute between the Purchaser and the Vendor as to the reasonably likely level of damages, the matter may, at the election of either the Purchaser or the Vendor, be referred to a Queen's Counsel agreed between them (or, in the absence of such agreement, to a Queen's Counsel nominated by the President for the time being of the Law Society), such Queen's Counsel acting as expert and not arbitrator and whose opinion as to the reasonably likely level of damages shall, save in respect of manifest error, be final and binding);

2.1.4 there having been no breach of either Clause 5.3.2 (in so far as it relates to paragraphs 4.1.1 and 4.1.2 of Part 1 of Schedule 5) or Clause 5.4 (and, in the case of any such breach or breaches which is/are capable of being remedied, the Vendor fails to remedy, or procure the remedy of, such breach or breaches within 10 days of the relevant breach);

2.1.5 the recapitalisation of Financial Dynamics S.A. so as to rectify its negative net assets position existing as at the date of this Agreement in accordance with the Steps Paper.

2.2       The  Purchaser  may waive any of the  conditions  specified in Clauses
          2.1.2 to 2.1.5 (inclusive) at any time on or before 11.59 pm on 6 August 2003 provided that such waiver is express and is in writing.

2.3 The Vendor shall use all reasonable endeavours to ensure that the conditions specified in Clauses 2.1.1 and 2.1.5 are satisfied as soon as practicable and in any event not later than 11.59 pm on 6 August 2003 and (subject always to the fiduciary duties of its directors) shall despatch to its shareholders a circular containing the unanimous recommendation of the directors of the Vendor to vote in favour of the Resolution as soon as reasonably practicable following the execution of this Agreement. The Vendor undertakes to convene the Extraordinary General Meeting referred to in Clause 2.1.1 for a date on or before 6 August 2003 and to use all reasonable endeavours not to take any action to adjourn such Extraordinary General Meeting.

2.4 The Purchaser undertakes to provide to the Vendor such information and cooperation as may be reasonably requested by the Vendor to prepare the circular to be sent to the Vendor's shareholders ("the Circular") incorporating, inter alia, a notice of extraordinary general meeting including, inter alia, (and to the extent necessary) the Resolution. The Vendor shall afford the Purchaser and its professional advisers a reasonable opportunity prior to publication of the Circular to review and comment on those portions of the draft Circular which relate to the Purchaser, the terms of this Agreement and the matters contemplated by this Agreement and shall endeavour in good faith to accommodate all reasonable comments made in a timely manner by the Purchaser or its professional advisers, subject always to the obligations of the Vendor under the Listing Rules from time to time in force made by the UK Listing Authority an all applicable laws and regulations, and to the fiduciary duties of the directors of the Vendor.

2.5 The Purchaser shall use all reasonable endeavours to ensure that the condition specified in Clause 2.1.2 is satisfied as soon as practicable and in any event not later than 11.59 p.m. on 6 August 2003 (save that the Purchaser shall not be obliged to accept any onerous conditions imposed by the German Federal Cartel Office as a condition of it giving consent or to undertake to dispose of all or part of the Target Group or to procure that any other body corporate in which any of the Advent Funds has invested disposes of all or any part of its business or undertaking) and shall submit the German Merger Filing to the German Federal Cartel Office as soon as reasonably practicable following the execution of this Agreement.

2.6 If each of the conditions set out in Clause 2.1 has not been satisfied (or, in the case of the conditions referred to at Clauses 2.1.2 to 2.1.5 (inclusive), waived by the Purchaser) by 11.59 pm on 6 August 2003, this Agreement (except for the provisions of this Clause 2 and of Clauses 1 (Definitions, interpretation and third party rights), 12 (Confidentiality and announcements), 14.4 (Costs), 15 (Notices) and 16 (Governing law and jurisdiction)) shall be null and void and of no further effect and the Parties shall be released and discharged from their respective obligations under this Agreement save in respect of Clauses 2, 1, 12, 14.4, 15 and 16.

2.7 If Completion does not take place as a result of the condition referred to in Clause 2.1.1 not being satisfied on or before 11.59 p.m. on 6 August 2003, the Vendor shall pay to the Purchaser on 7 August 2003 the sum of(pound)600,000 plus VAT (if any).

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

3         Sale and purchase

3.1 The Vendor shall sell the UK Shares and the Irish Shares and the Designated Vendor shall sell the US Shares with full title guarantee in each case free from all Encumbrances and the Purchaser shall purchase the UK Shares and the Irish Shares and the US Purchaser shall purchase the US Shares with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to the Shares, including any dividends or distributions paid on the Shares after that date (including, without limitation, in respect of dividends declared but not paid before that date), shall belong to the Purchaser and the US Purchaser, as appropriate.

3.2 Neither of the Purchaser and the US Purchaser shall be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously.

4         Consideration

4.1       The Consideration for the Shares shall be the aggregate of:-

4.1.1 (pound)26,000,000 plus the amount by which Actual Completion Net Indebtedness is greater than (pound)zero or minus the amount by which Actual Completion Net Indebtedness is less than (pound)zero, as adjusted pursuant to Clause 4.3 (with the intention that, in calculating the Actual Completion Net Indebtedness, amounts owed by members of the Target Group will be shown as negative numbers and amounts held by or owed to the members of the Target Group will be shown as positive numbers); and

4.1.2 the sum (if any) equal to 25% of the amount by which the Qualifying Exit Value in respect of the first Qualifying Exit to occur following Completion determined at the relevant time as set out in the definition of Qualifying Exit Value (when aggregated with any Qualifying Exit Values previously determined in respect of such Qualifying Exit) exceeds the Base Exit Value, less any amounts previously paid pursuant to this Clause 4.1.2.

4.2       The Consideration shall be satisfied in cleared funds as follows:-

4.2.1 as to the Initial Consideration on Completion in accordance with Clause 6.3.3 and following Completion in accordance with Clause 6.5;

4.2.2 as to the sum referred to in Clause 4.1.2, forthwith following receipt by the Advent Funds of cash proceeds pursuant to a Qualifying Exit whether at the date of completion of such Qualifying Exit or subsequently.

4.3 Within five Business Days after the final agreement or determination of the Completion Statement in accordance with the provisions of Clause 7:-

4.3.1 if the Completion Working Capital is less than(pound)3,600,000, then the Vendor shall pay the Purchaser in cleared funds the amount (if any) by which the Completion Working Capital is less than(pound)3,750,000; or

4.3.2 if the Completion Working Capital is greater than(pound)3,900,000 then the Purchaser shall pay the Vendor in cleared funds the amount (if any) by which the

          Completion Working Capital exceeds (pound)3,900,000 PROVIDED THAT in no circumstances shall the Purchaser be required to pay to the Vendor more than (pound)300,000 pursuant to this Clause 4.3.2;

          in each case together with Interest from Completion to the date of actual payment.

4.4 The Purchaser and the Vendor agree that the apportionment of the (pound)26,000,000 of the Initial Consideration (excluding any adjustments made pursuant to Clause 4.3) shall be as set out in
          Schedule 3. Any adjustments to the Initial Consideration made in accordance with this Agreement shall be made as between the members of the Target Group, as applicable, in accordance with the amount of Completion Working Capital and Actual Completion Net Indebtedness attributable to such members of the Target Group.

4.5 Any amount paid to the Purchaser or the US Purchaser in respect of a breach of any of the Vendor's Warranties or under clause 8.10,
          Schedule 9 or any other provision of this Agreement shall be paid by way of a reduction in the Consideration.

5         Period before Completion

5.1 Subject to Clause 5.5, the Vendor undertakes to and covenants with the Purchaser that it will procure that, between the date of this Agreement and Completion, the Target Group shall be run in the usual and ordinary course without material interruption (preventable by the Vendor or any member of the Target Group) or material alteration in the nature, scope or manner of its business and consistent in all material respects with past practice.

5.2 Subject to Clause 5.5, the Vendor undertakes to and covenants with the Purchaser that it will procure that, between the date of this Agreement and Completion, the Target Group shall not take any action which may reasonably be expected to have a material adverse effect on the business conducted by the Target Group and that no member of the Target Group shall, without the prior written consent of the Purchaser and save as otherwise contemplated by this Agreement or in the Steps Paper:-

5.2.1 increase the authorised, allotted or issued share capital of any member of the Target Group;

5.2.2 offer or grant an option over the whole or any part of its share capital, whether issued or unissued or issue any obligations which are convertible into shares in any member of the Target Group;

5.2.3 modify any of the rights attached to any of the Shares or any shares in any of the Subsidiaries;

5.2.4 capitalise or repay any amount standing to the credit of any reserve of any of the Target Companies or Subsidiaries;

5.2.5 admit any person (howsoever occurring) as a member of any of the Target Companies or the Subsidiaries or approve the transfer of any Shares;

5.2.6 adopt any change in the certificate of incorporation, articles of association, or bylaws of any of the Target Companies or the Subsidiaries;

5.2.7 pass any resolution of the members of any of the Target Companies or the Subsidiaries;

5.2.8 create or issue any Encumbrances upon or over any part of the property or assets or uncalled capital of any member of the Target Group or create or issue any debenture or debenture stock or obtain any advance or credit in any form other than normal trade credit;

5.2.9 materially reduce or amend the existing insurance coverage of the Target Group;

5.2.10 merge or consolidate with any other person or buy, lease, license or otherwise acquire any shares in any company, any businesses or any partnership participation from any other person for a consideration exceeding (pound)50,000 individually or (pound)200,000 in the aggregate;

5.2.11 give any guarantee or indemnity other than in the ordinary and usual course of business;

5.2.12    make  any  capital  expenditure  exceeding(pound)25,000   individually
          or(pound)100,000 in the aggregate;

5.2.13 sell, lease, license, encumber or otherwise dispose of any material assets or group of assets, other than in the ordinary and usual course;

5.2.14 borrow any money or accept any financial facility or make or grant any loan or any financial facility, in each case other than in the ordinary and usual course of business;

5.2.15 enter into or materially amend or terminate any contract or commitment which provides (or which following any such amendment would provide) for annual obligations in excess of (pound)50,000, in each case other than in the ordinary and usual course of business;

5.2.16 dismiss or give notice of termination to any of the Relevant Employees unless there is reasonable justification to do so;

5.2.17 employ any person who would, on appointment, become a Relevant Employee or vary the terms of employment of any employee the result of which would be that such person becomes a Relevant Employee;

5.2.18 appoint or dismiss any members of the board of directors of any member of the Target Group (but, for the avoidance of doubt, this Clause shall not prevent any member of the board of any member of the Target Group from resigning from any such board prior to the Target Companies satisfying the requirements in respect of s.l55 of the Companies Act 1985 as a result of the Purchaser's arrangements with its debt funders);

5.2.19 make or granted any increase in any form of compensation of employees or amend, adopt or terminate any employee benefit schemes or conclude any collective bargaining agreement, in each case other than amendments or agreements relating to adjustments of compensation or employee benefit schemes made in the ordinary course of business consistent with past practice;

5.2.20 terminate the lease of any real estate where the relocation costs for the business situated at such real estate would incur costs in excess of (euro)100,000;

5.2.21    declare, pay or make any dividend or other distribution;

5.2.22    commence  any  litigation  exceeding  individually   (pound)25,000  or
          (pound)100,000 in aggregate, other than for the collection of debts in the ordinary and normal course of business; or

5.2.23    agree or commit to do any of the foregoing.

5.3 The Vendor shall procure that, between the date of this Agreement and Completion:-

5.3.1 reasonable advance notice shall be given to the Purchaser of all Meetings of the Board of Directors of the Target Companies and the Subsidiaries and that duly authorised representatives of the Purchaser (not being more than two in number at any one time) shall be permitted to attend at such Meetings;

5.3.2 neither the Vendor nor any member of the Target Group shall cause or permit anything to be done or omitted to be done either before or at Completion which would constitute a breach of any of the Vendor's Warranties if given at any time down to and including Completion;

5.3.3 the Purchaser will be kept fully and promptly informed of all material matters relating to the businesses, assets and affairs of each Target Group member;

5.3.4 at the request of the Purchaser and subject to being given reasonable prior written notice, the Purchaser and any person authorised by it shall be given access to the Properties and employees and to all the books and records of the Target Companies and the Subsidiaries at reasonable times during business hours with the right to make copies (at the Purchaser's cost); and

5.3.5 at the request of the Purchaser and subject to being given reasonable prior written notice, the Purchaser and/or its professional advisers (at the Purchaser's costs) shall be supplied with such information concerning the Target Companies and the Subsidiaries as the Purchaser or its professional advisers may reasonably require.

5.4 Subject to Clause 5.5, the Vendor covenants with the Purchaser that, in the period from (and including) 31 May 2003 and save as otherwise contemplated by this Agreement or the Steps Paper:

5.4.1 no management charges will be charged or demanded (in respect of a member of the Target Group) by a member of the Remaining Vendor Group or paid by a member of the Target Group other than management charges levied in accordance with normal practice in relation to ADP payroll processing, health insurance, life insurance coverages and 401K funding obligations currently met by Cordiant US Holdings, Inc. on behalf of MWA and group insurance re-charges for May and June 2003, totalling (pound)31,165.34, and a daily rate of (pound)428 from 1 July until Completion;

5.4.2 no asset will be transferred from a member of the Target Group to a member of the Remaining Vendor Group for a consideration less than the market value of that asset and no member of the Target Group will assume or agree to assume a liability to, or obligation of, any member of the Remaining Vendor Group for a consideration greater than the market (or face) value of such liability;

5.4.3 no share capital in any Target Company will be purchased or redeemed by a Target Company;

5.4.4 no amendments will be made to, and no action will be taken to vary, modify, alter or unwind the transactions effected by, each of the Settlement Agreement, the ABFD Novation Agreement and the Asset Marketing SPA; and

5.4.5 no dividend or other distribution will be paid or made in respect of the share capital of any of the Target Companies.

5.5 Clauses 5.1 to 5.4 shall apply to ABFD only to the extent that the Vendor is reasonably able to undertake or procure the matters referred to in those clauses.

5.6 The Vendor covenants with the Purchaser to amend the articles of association of FDL and FDHL prior to Completion by deleting, in each case, articles 5.6, 5.7, 9.1.4 and 9.1.5.

5.7       Prior to  Completion,  the Vendor  shall  deliver to the  Purchaser  a written statement containing the Estimated Completion Net Indebtedness, including a statement of each of the Estimated External Debt, the Estimated Completion Cash (together with evidence supporting the availability of such cash), the Estimated Completion Intra-Group Payables and the Estimated Completion Intra-Group Receivables.

5.8 The Purchaser acknowledges that the Vendor intends to implement the reorganisation on the basis set out in the Steps Paper ("the Reorganisation") as soon as reasonably practicable following the date of this Agreement and, in any event, prior to Completion with the intent of repaying, or procuring the repayment of, all inter-company balances and effecting the payment out of the Target Group of cash amounting, in aggregate, to (pound)5.5 million and the Purchaser confirms that the implementation of the Reorganisation on the basis contemplated by the Steps Paper shall not result in a breach of any of Clauses 5.1 to 5.4. The Vendor undertakes that, to the extent it wishes to effect the Reorganisation other than as contemplated by the Steps Paper, it shall be required to seek the consent of the Purchaser prior to implementation (such consent not to be unreasonably withheld or delayed).

5.9 The Vendor shall use its reasonable endeavours to procure that, between the date of this Agreement and Completion, the Target Group gives such assistance (at the Purchaser's cost) to the Purchaser as the Purchaser may reasonably require in order to satisfy any requirements of the Target Companies in respect of s.155 of the Companies Act 1985 at or immediately before Completion as a result of the Purchaser's arrangements with its debt funders PROVIDED that nothing in this Clause 5.9 shall oblige the Vendor to procure that any existing director of a

          Target Company gives a statutory  declaration of a type referred to in
          s.156 of the Companies Act 1985.

5.10 The Vendor shall procure that, immediately after FDL has satisfied the requirements of s.155 to 158 of the Companies Act 1985 in respect of the matters referred to in the Settlement Agreement, FDL shall execute the Settlement Agreement.

5.11 The Vendor warrants and undertakes to the Purchaser that, save as set out in the letter from the Vendor to the Purchaser in the Agreed Form marked "N", any surrender of group relief (including any surrender amending a prior surrender) by the Vendor or any member of the Remaining Vendor Group to FDL effected since 6 September 2000 and prior to Completion has been carried out for a consideration at least equal to the corporation tax saved by the claimant company as a result of such surrender and the Vendor further warrants and undertakes that such consideration has been paid or will, pursuant to Clauses 6.3 or
          6.5 or paragraph 13.7 of Schedule 9, be paid.

6         Completion

          Completion shall take place on the Completion Date at the offices of the Purchaser's Solicitors when:-

6.1       the Vendor shall:

6.1.1 deliver to the Purchaser, or procure the delivery to the Purchaser of, the documents and other items referred to in Schedule 4; and

6.1.2 pay, or procure the payment of, the sum of US$500,000 by way of transfer of funds for value on the Completion Date to the Lexington Avenue Lease Account in satisfaction of the obligations set out in paragraph 7 of Schedule 10;

6.2 the Vendor and the Purchaser shall each to the extent that it is within their respective power to do so, procure that there shall be held a Meeting of the Board of Directors of each of the Target Companies at which there shall be duly passed resolutions set out and contained in Board Minutes of each of the Target Companies in the Agreed Form marked "H1" to "H9"; and

6.3       the Purchaser (or the US Purchaser, as applicable) shall:

6.3.1 procure the payment by members of the Target Group to the relevant member(s) of the Remaining Vendor Group of an aggregate amount equal to the Estimated Completion Intra-Group Payables and an estimate as at Completion of the amount payable under clause 6.10;

6.3.2 pay to the relevant member(s) of the Target Group an amount equal to the Estimated Completion Intra-Group Receivables pursuant to a payment direction hereby given by the Vendor or the Designated Vendor, which payment shall satisfy the obligation of the Purchaser or the US Purchaser in respect of such part of the Initial Consideration and the obligations (hereby agreed) of the Vendor or the Designated Vendor (as applicable) to procure payment of the Estimated Completion Intra-Group Receivables on Completion by the relevant member(s) of the Remaining Vendor Group to the relevant member(s) of the Target Group;

6.3.3 pay (pound)26,000,000 (less an amount equal to the aggregate of the Estimated Completion Intra-Group Receivables, the Estimated Completion Intra-Group Payables and the Estimated External Debt plus the amount of Estimated Completion Cash) to the Vendor and the Designated Vendor in such proportions referred to in Clause 4.4 (whose receipt shall be an absolute discharge in respect thereof), by way of transfer of funds for value on the Completion Date to the Completion Account;

6.3.4 procure the repayment of the Estimated External Debt to the relevant Banks as the Vendor shall direct; and

6.3.5 deliver to the Vendor a duly executed counterpart of the Deed of Assignment.

6.4 The obligations of each of the Parties under Clauses 6.1 to 6.3 (inclusive) are interdependent on the satisfaction of the obligations of the other Party.

6.5 Within five Business Days after the final agreement or determination of the Completion Statement in accordance with the provisions of Clause 7:-

6.5.1 to the extent that the amount of Actual Completion Intra-Group Payables is greater than the amount of Estimated Completion Intra-Group Payables, the Parties agree that the payment by the relevant members(s) of the Target Group to the relevant member(s) of the Remaining Vendor Group pursuant to Clause 6.3.1 shall be increased by the amount by which Actual Completion Intra-Group Payables is greater than the amount of Estimated Completion Intra-Group Payables and the amount paid pursuant to Clause 6.3.3 shall be reduced by the same amount and the Vendor and the Designated Vendor on behalf of the relevant member(s) of the Remaining Vendor Group hereby direct the relevant member(s) of the Target Group to pay the increased amount to the Purchaser or the US Purchaser (as applicable) in satisfaction of such obligations, with the result that there shall be no need for any further cash payment between the Parties as a result of this Clause 6.5.1;

6.5.2     to the  extent  that  the  amount  of  Actual  Completion  Intra-Group
          Payables is less than the amount of Estimated Completion Intra-Group Payables, the Parties agree that the payment by the relevant members(s) of the Target Group to the relevant member(s) of the Remaining Vendor Group pursuant to Clause 6.3.1 shall be reduced by the amount by which Actual Completion Intra-Group Payables is less than the amount of Estimated Completion Intra-Group Payables and the amount paid pursuant to Clause 6.3.3 shall be increased by the same amount and the Vendor and the Designated Vendor hereby direct the Purchaser or the US Purchaser (as applicable) to pay the increased amount to the relevant member(s) of the Target Group in satisfaction of such obligations, with the result that there shall be no need for any further cash payment between the Parties as a result of this Clause 6.5.2;

6.5.3 to the extent that the amount of Actual Completion Intra-Group Receivables is greater than the amount of Estimated Completion Intra-Group Receivables, the Parties agree that the provisions of Clause 6.3.2 shall be construed as if all references to the Estimated Completion Intra-Group Receivables were to the Actual Completion Intra-Group Receivables, with the result that there shall be no need for any further cash payment between the Parties as a result of this Clause 6.5.3;

6.5.4 to the extent that the amount of Actual Completion Intra-Group Receivables is less than the amount of Estimated Completion Intra-Group Receivables, the Parties agree that the provisions of Clause 6.3.2 shall be construed as if all references to the Estimated Completion Intra-Group Receivables were to the Actual Completion Intra-Group Receivables, with the result that there shall be no need for any further cash payment between the Parties as a result of this Clause 6.5.4;

6.5.5 to the extent that the amount of Actual Completion Cash is less than the amount of Estimated Completion Cash, the Vendor or the Designated Vendor shall pay to the Purchaser the amount by which Actual Completion Cash is less than the amount of Estimated Completion Cash;

6.5.6 to the extent that the amount of Actual Completion Cash is greater than the amount of Estimated Completion Cash, the Purchaser shall pay or procure the payment to the Vendor or the Designated Vendor (as applicable) the amount by which Actual Completion Cash is greater than the amount of Estimated Completion Cash;

6.5.7 to the extent that the amount of Actual External Debt is greater than the amount of Estimated External Debt, the Vendor or the Designated Vendor shall pay to the Purchaser the amount by which Actual External Debt is greater than the amount of Estimated External Debt; and

6.5.8 to the extent that the amount of Actual External Debt is less than the amount of Estimated External Debt, the Purchaser shall pay (or, in the case of External Debt which has at such time been repaid to the relevant Banks, use all reasonable endeavours to recover the excess from the relevant Banks and, following any such recovery, to pay) to the Vendor or the Designated Vendor (as applicable) the amount by which Actual External Debt is less than the amount of Estimated External Debt, in each case in immediately available funds and, in respect of payments due under Clauses 6.5.5 to 6.5.7 (inclusive) and, save for excess External Debt which falls to be recovered from the relevant Banks, Clause 6.5.8, together with Interest from Completion up to (and including) the date of actual payment.

6.6       The Vendor covenants to the Purchaser that:-

6.6.1 the External Debt shall not exceed the Actual External Debt. The Vendor undertakes to the Purchaser that if the External Debt is greater than the Actual External Debt, then it will pay such sum in immediately available funds to the Purchaser together with Interest from Completion up to (and including) the date of actual payment; and

6.6.2 the Intra-Group Receivables shall not exceed the Actual Completion Intra-Group Receivables. The Vendor undertakes to the Purchaser that if the Intra-Group Receivables as at Completion are greater than the Actual Completion Intra-Group Receivables, then it will procure payment of such sum by the relevant member(s) of the Remaining Vendor Group to the relevant member(s) of the

          Target Group in immediately available funds together with Interest from Completion up to (and including) the date of actual payment.

6.7       The Vendor covenants with the Purchaser that, on Completion-

6.7.1 save in respect of the matters referred to in Clause 6.3, neither the Vendor, nor any other member of the Remaining Vendor Group will have any claims or rights or causes of action (other than claims, rights or causes of action arising out of inter-company trading) against a member of the Target Group and the Vendor hereby waives (and will procure that each member of the Remaining Vendor Group waives) any claims or rights or causes of action they may have (other than claims, rights or causes of action arising out of inter-company trading) against any Target Group member; and

6.7.2 save in respect of certain finance leases as set out in tabs 5 and 6 of file 34 attached to the Disclosure Letter, none of the Target Companies or the Subsidiaries will have guaranteed or given any security in respect of any obligation or liability of the Vendor or any member of the Remaining Vendor's Group which remains outstanding following Completion.

6.8 Subject to the Purchaser complying with its undertakings set out in Clause 6.9 the Vendor undertakes to the Purchaser to honour its obligations owed to HSBC Bank plc relating to the Performance Bond whilst the Performance Bond remains in force and effect.

6.9       The Purchaser undertakes to the Vendor as follows:-

6.9.1 to indemnify the Vendor and all members of the Remaining Vendor Group against all and any loss, liability, claim or expense incurred or suffered by the Vendor (or any member of the Remaining Vendor Group) as a result of a breach by FDL of its obligations under the lease dated 7 April 1999 relating to the Holborn Property on or after Completion;

6.9.2 to procure that, following the signing and auditing of the statutory accounts for FDL for the period ended 31 December 2002 in substantially the form of the Accounts (in respect of which the Vendor shall use all reasonable endeavours lawfully to assist the Purchaser in procuring the signing and auditing of the same), notice is sent to the Holborn Landlord pursuant to the terms of the Performance Bond, such notice (to the extent possible) satisfying the requirements of clause 4 of such Performance Bond with the intent that FDL and HSBC Bank plc shall automatically be released from all their respective liabilities and obligations under the Performance Bond; and

6.9.3 to the extent lawful, not to account for the (pound)1.3 million settlement payment pursuant to the Settlement Agreement in such a way as to render impossible the service of the notice to the Holborn Landlord referred to in Clause 6.9.2.

6.10 Forthwith on demand, the Purchaser or the US Purchaser shall procure the payment by each member of the Target Group to the relevant member of the Remaining Vendor Group of any intra group debt owed by members of the Target Group to members of the Remaining Vendor Group as at Completion which arises on or after 1 June 2003 and before Completion.

6.12 In respect of the Lexington Avenue Lease, the provisions of Schedule 10 shall have force and effect.

7         Completion Statement

7.1 Either on or as soon as reasonably practicable after Completion, and in any event within 15 Business Days thereof, the Purchaser shall prepare and submit to the Vendor a draft of the Completion Statement ("the Draft Statement"), such Draft Statement to be prepared as at 31 May 2003. The Draft Statement shall be prepared in accordance with
          Schedule 8 (and in the format of the Annexure thereto) and shall give a figure for the Completion Working Capital and Actual Completion Net Indebtedness.

7.2 Within 15 Business Days after receipt of the Draft Statement, the Vendor shall give written notice to the Purchaser, stating whether or not it proposes any amendments to the Draft Statement and stating in reasonable detail the background and reasons for each item of disagreement and the revised figures believed by the Vendor to be correct (together "the matters in dispute"). During this 15 Business Day review period the Purchaser shall give all reasonable assistance and access to all such information and persons in the Purchaser's possession or control as the Vendor may reasonably require (with the right to make copies of any such information) in order to enable it to reach its decision.

7.3 If the Vendor gives notice that it has no proposed amendments to the Draft Statement, or if the Vendor fails to give written notice of disagreement within the time permitted by Clause 7.2, then the Draft Statement shall constitute the Completion Statement for the purposes of this Agreement and shall be final and binding on the Parties in the absence of manifest error. If the Vendor gives written notice of matters in dispute, the Purchaser and the Vendor shall, within the period of 15 Business Days after receipt of such notice, seek to agree the matters in dispute and the proposed amendments.

7.4 If any matter in dispute remains unresolved at the expiry of the period of 15 Business Days referred to in Clause 7.3 such failure or dispute shall (at the election of either of the Vendor and the Purchaser) be referred to an independent firm of chartered accountants agreed by the Purchaser and the Vendor within 5 Business Days of such failure or notification of dispute or, in the event of a failure to agree within 5 Business Days, by an independent firm of chartered accountants appointed by the President for the time being of the
          Institute of Chartered Accountants in England and Wales on the application of either the Purchaser or the Vendor. Such independent firm of chartered accountants shall determine the Completion Statement. The fees of any such firm of independent accountants shall be paid by the Purchaser and/or the Vendor in the proportions determined by the independent accountant. The Vendor and the Purchaser and the Vendor shall procure that such firm of independent accountants is given all such assistance and access to all such information in the Purchaser's or (as the case may be) the Vendor's possession or control as such firm may reasonably require in order to determine the Completion Statement. Any firm appointed under this Clause shall act as experts and not as arbitrators and their determination shall be binding on the Parties in the absence of manifest error.

8         Vendor's Warranties

8.1 The Vendor warrants to the Purchaser that each of the Vendor's Warranties is true and accurate and is not misleading at the date of this Agreement.

8.2 The liability of the Vendor under any of the Vendor's Warranties shall not be confined to breaches discovered before Completion nor in any way be modified or discharged by Completion.

8.3 Subject to Clause 8.5, each of the Vendor's Warranties is separate and independent and shall not be limited by reference to any other paragraph or anything in this Agreement or the Schedules.

8.4 Where a Vendor's Warranty is qualified by the knowledge, information, belief or awareness of the Vendor or is qualified in some other manner having substantially the same effect, such statement shall mean the actual knowledge of Andrew Boland, Denise Williams, Charles Watson and Dana Mulvihill (having made due and reasonable enquiry of Board papers prepared for and received by such persons in their capacities as directors of members of the Target Group) and the actual knowledge of Tony Knox (having made no enquiry) and the knowledge any one of such persons would have had he or she made all reasonable enquiries of each of the other persons referred to above prior to the date of this Agreement in respect of the subject matter of the relevant Vendor's Warranty.

8.5 The provisions of Schedule 6 shall (where relevant) apply to limit the liability of the Vendor under the Vendor's Warranties PROVIDED THAT:

8.5.1 none of the provisions in Schedule 6 shall limit the liability of the Vendor in respect of a breach of the Vendor's Warranties at paragraphs 2 (capacity and Vendor) and 4.1 (Shares) of Part 1 of Schedule 5; and

8.5.2 none of the provisions of Schedule 6 shall apply in the case of the Vendor's fraud or fraudulent misrepresentation or in the case of wilful concealment by the Vendor.

8.6 For the purposes of measuring the amount of damages on a common law basis for breach of the Vendor's Warranties, the Vendor acknowledges that:-

8.6.1     the Purchaser has valued the Target Group on a debt free basis;

8.6.2 any allocation of the Consideration between members of the Target Group shall be disregarded; and

8.6.3     (notwithstanding  the Completion  Working Capital  mechanism in Clause
          7), the Purchaser has valued the Target Companies on a combination of valuation bases including a multiple of earnings.

8.7 The Vendor acknowledges that, for the purposes of determining the state of knowledge of the Purchaser at the date of this Agreement in respect of the Vendor's Warranties, the knowledge of those members of the Target Group's existing management who have on or prior to Completion been appointed to the board of directors of the Purchaser shall not be attributed to the Purchaser.

8.8 The Vendor undertakes to the Purchaser (on behalf of itself and each member of the Target Group and their respective officers and employees) not to (and to procure that no member of the Remaining Vendor Group shall) initiate or pursue proceedings of any kind against any member of the Target Group or any present or former officer or employee  of  any  member  of  the  Target  Group  in  respect  of any misrepresentation in or omission from any information or advice applied or given by them in connection with the Vendor's Warranties, the Disclosure Letter, this Agreement or the Tax Covenant, or otherwise in respect of any claim under this Agreement or the Tax
          Covenant (except that proceedings for fraud or fraudulent misrepresentation or wilful concealment or in respect of any breach of Clauses 5.1 to 5.4 (inclusive) may be pursued (whether pursuant to contract or under common law or otherwise) against any present or former officer or employee of any member of the Target Group). Nothing in this Clause 8.8 shall exclude or limit a claim or liability to the extent it cannot lawfully be so excluded or limited.

8.9       Except where the context otherwise  requires,  references in Part 1 of
          Schedule 5 to the Company or to a Target Company shall be deemed to be references to each of the Target Companies and each of the Subsidiaries other than ABFD as if the relevant Vendor's Warranty had been expressly repeated with respect to each Target Company and each Subsidiary other than ABFD (save that references to paragraphs 4.1.1 and 4.1.2 in Part 1 of Schedule 5 to the Company or to a Target Company shall be deemed to be references to each of the Target Companies and each of the Subsidiaries including ABFD).

8.10 The Vendor undertakes to pay to the Purchaser an amount equal to any and all losses, costs, actions, proceedings, claims, demands, obligations and liabilities incurred and suffered by the Purchaser or the Target Group whether before or after Completion ("Losses") to the extent that such Losses result from or otherwise primarily connected with:

8.10.1 any liability of any member of the Target Group pursuant to any guarantee, suretyship, indemnity or other agreement or commitment of or in respect of any obligations, liabilities or commitments of any member of the Remaining Vendor Group;

8.10.2    any liability, obligation or commitment of Asset Marketing Limited;

8.10.3    any liability, obligation or commitment of Morgen-Walke Scior GmbH.

9         Purchaser's Warranties, covenants and undertakings

9.1 The Purchaser warrants to the Vendor that each of the Purchaser's Warranties is true and accurate and is not misleading at the date of this Agreement.

9.2 The Purchaser's Warranties shall not in any respect be extinguished or affected by Completion.

9.3 The Purchaser's Warranties are separate and independent and are not limited or restricted by reference to or inference from the terms of any other provision of this Agreement or any other Purchaser's Warranty.

9.4 Without prejudice to the provisions of Clause 14.2.2 and Schedule 6, the Purchaser acknowledges and agrees that it has no rights against, and shall not make any claim against any director, officer, employee, agent or adviser of any member of the Remaining Vendor Group, save in the case of fraud, fraudulent misrepresentation or wilful concealment,

9.5 For a period of six years from Completion, where required of the Vendor by law the Purchaser will make all books, records and documents which relate to any of the Target Companies and any of the Subsidiaries (insofar as the same record matters occurring on or before Completion) available for inspection by representatives of the Vendor at all reasonable times during business hours on reasonable advance notice being given and at the Vendor's expense. The Purchaser will allow the Vendor's representatives to take copies of any of such books, records and documents where required by law.

9.6 The Purchaser agrees with, and undertakes to the Vendor and to each member of the Remaining Vendor Group:-

9.6.1 to comply with all notification and other requirements arising as a result of the entry into of this Agreement and the transactions contemplated by it under any relevant competition or other similar laws anywhere in the world (except where such requirements are the sole responsibility of the Vendor or any of its Group Companies under such laws); and

9.6.2 to consult with, and take into account the views of, the Vendor as to the mode, content and timing of all communications (whether made orally or in writing) with any competition or other regulatory authority to, or in respect of, which notification, filing or other requirements arise as a result of the entry into of this Agreement and to give the Vendor and its representatives access at all reasonable times to all information in the Purchaser's or any Group Company of the Purchaser's possession or control in relation thereto.

9.7 The Purchaser agrees with, and undertakes to the Vendor, that between the date of this Agreement and Completion:-

9.7.1 it will not without the Vendor's consent (such consent not to be unreasonably withheld or delayed) agree to amend the provisions of any agreement to which the Purchaser is a party which provides for finance be made available to the Purchaser in order to enable the Purchaser to complete this Agreement; and

9.7.2 it will exercise its rights in full under any agreements of the type referred to in Clause 9.7.1 to require the providers of finance to the Purchaser to make the necessary funds available to it on or before the Completion Date.

9.8 Any director, officer, employee, agent or adviser as is referred to in Clause 9.4 and any member of the Remaining Vendor Group as is referred to in Clause 9.6 may enforce the terms of Clauses 9.4 and 9.6 respectively in accordance with the Contracts (Rights of Third Parties) Act 1999, provided that as a condition thereto, any such third party shall obtain the prior written consent of the Vendor.

10        Taxation

          The provisions of Schedule 9 shall have effect.

11        Restrictive Covenants

11.1 Subject to Clause 11.5, the Vendor covenants with the Purchaser that, save with the prior written consent of the Purchaser, for the period of twelve months following the Completion Date it will not and it will procure that its subsidiaries, for so long as they remain a subsidiary of the Vendor, will not:-

11.1.1 in competition with the Target Companies or the Subsidiaries, directly or indirectly carry on or be in any way interested in or connected with any business which competes with the FD Business as carried on at the Completion Date provided always that this Clause shall not prevent:-

          11.1.1.1 the Vendor or a member of the Remaining Vendor Group from being interested as a holder or beneficial owner solely for investment purposes of less than five per cent. of any securities of any company whose securities are listed or quoted on any recognised investment exchange; and

          11.1.1.2 the Vendor's subsidiaries IBI, K.K., Corplan, K.K., International Business Information, K.K. Clarion Communications (P.R.) Limited, Clarion Communications (Corporate P.R.) Limited, Fitch Design Consultants Limited, Bamber Forsyth Limited and Bates Advertising USA, Inc. from conducting their business as carried on at the Completion Date or from conducting business for new clients following the Completion Date, and provided further that this Clause shall not prevent the Remaining Vendor Group from carrying on its business as carried on at the date hereof.

11.1.2 either:-

          11.1.2.1  solicit the services of; or

          11.1.2.2 endeavour to entice away from the Target Companies or the Subsidiaries; or

          11.1.2.3 knowingly assist in, or procure, the employment by any other person of any officer, consultant or senior or managerial employee of the Target Companies or the Subsidiaries (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) for the purposes of providing services the same as or similar to those he provided to the Target Companies or the Subsidiaries other than pursuant to a response to a bona fide recruitment advertisement.

11.2 The Purchaser covenants with the Vendor that, save with the prior written consent of the Vendor, for the period of twelve months following the Completion Date it will not and it will procure that no member of the Purchaser's Group, for so long as it remains a member of the Purchaser's Group, will:-

11.2.1 in competition with the Remaining Vendor Group, directly or indirectly carry on or be in any way interested in or connected with any business which competes with the Relevant CCG Business as carried on at the Completion Date provided always that this Clause shall not prevent the Purchaser or a member of the Purchaser's Group from being interested as a holder or beneficial owner solely for investment purposes of less than five per cent. of any securities of any company whose securities are listed or quoted on any recognised investment exchange and provided further that this Clause shall not prevent the Target Group from carrying on the FD Business as carried on at the date hereof;

11.2.2    either:-

          11.2.2.1  solicit the services of; or

          11.2.2.2  endeavour to entice away from the Remaining Vendor Group; or

          11.2.2.3 knowingly assist in, or procure, the employment by any other person of any officer, consultant or senior or managerial employee of the Remaining Vendor Group (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) for the purposes of providing services the same as or similar to those he provided to the Remaining Vendor Group other than pursuant to a response to a bona fide recruitment advertisement.

11.3 The Vendor and the Purchaser each agrees that the restrictions contained in this Clause 11 are reasonable and necessary for the protection of the legitimate interests of each other and that the restrictions do not work harshly on it.

11.4 While the restrictions contained in this Clause 11 are considered by the Parties to be reasonable in all the circumstances, it is recognised that restrictions of their nature may fail for technical reasons. Accordingly it is agreed that, if any of such restrictions shall be found to be invalid or unenforceable as going beyond what is reasonable in all the circumstances for the protection of the interests of the Parties or otherwise, but would be valid or enforceable if part of the wording of the restriction were deleted or the period for which it applies were reduced or the range of activities or area dealt with by it were reduced in scope, the restriction concerned shall apply with such modifications as may be necessary to make it valid and enforceable.

11.5 In the event of a third party or parties acting in concert (within the meaning of the City Code on Takeovers and Mergers) acquiring more than 50 per cent. of the voting rights exercisable in general meeting of the Vendor, the restrictions contained in Clause 11.1.1 shall cease to be enforceable and shall have no further force or effect save in respect of an antecedent breach.

12        Confidentiality and announcements

12.1 Subject to the provisions of Clause 12.3 and save as expressly provided by this Agreement, each of the Parties undertakes with the other that it:-

12.1.1 will not communicate or permit communication of the terms of this Agreement (including the names of the Parties) to any third party other than to its professional advisers specifically instructed by it in connection with the transaction referred to in this Agreement and to any person providing debt or equity finance to the Purchaser within six months following the Completion Date or in the case of the Vendor, to the Banks and the Noteholders; and

12.1.2 will instruct those professional advisers and providers of finance and the Banks and the Noteholders (as appropriate) not to communicate or permit communication of the terms of this Agreement (including the names of the Parties) to any third party.

12.2 Subject to the provisions of Clause 12.3, no Party shall issue any press release or publish any circular to shareholders or any other public document in each case relating to this Agreement or the matters contained in it, without obtaining the prior written approval of the other Parties to its contents and the manner and extent of its presentation and publication or disclosure.

12.3      The provisions of Clauses 12.1 and 12.2 do not apply to:-

12.3.1 any communication or announcement relating to or connected with or arising out of this Agreement required to be made by the Vendor or any member of the Remaining Vendor Group or by the Purchaser or any member of the Target Group:-

          12.3.1.1 by virtue of the regulations of the UK Listing Authority, the London Stock Exchange or the Panel on Takeovers and Mergers; or

          12.3.1.2 by any court or governmental or administrative authority competent to require the same; or

          12.3.1.3  on a confidential basis for legitimate  corporate  purposes;
                    or

          12.3.1.4  by any applicable law or regulation; or

12.3.2 the announcement in the Agreed Form marked "I" which the Parties shall issue on Completion.

12.4 For the purpose of assuming the full benefit of the business and goodwill of the Target Companies and in consideration of the Purchaser and the US Purchaser agreeing to buy the Shares on the terms of this Agreement, the Vendor agrees, and shall procure that the other members of the Remaining Vendor Group shall agree, with the Purchaser and its successors in title as a separate and independent agreement that (subject to Clauses 12.2 and 12.3) it will not at any time, and it shall procure that no other members of the Remaining Vendor Group shall, thereafter divulge any information in relation to the affairs or business of the Target Group.

13        Assignment

13.1 Subject to this Clause 13, this Agreement shall be binding upon and enure for the benefit of the successors and assignees of the Parties.

13.2 Subject to Clauses 13.3 and 13.4, the Purchaser and its successors and assignees shall not be entitled to (i) assign, (ii) transfer, (iii) charge (iv) declare or create a trust or other interest over or (v) deal in any other manner with this Agreement or any of its rights or obligations under it without the prior written consent of the Vendor.

13.3 Notwithstanding any other provisions in this Agreement or any of the other agreements entered into by the Vendor and the Purchaser under or in connection with this Agreement (together the "Acquisition Agreements"), the Purchaser:

13.3.1 may grant security over or assign by way of security all or any of its rights under any of the Acquisition Agreements (the "Rights") for the purposes of or in connection with the financing (whether in whole or in part) by the Purchaser of:

          13.3.1.1  the  acquisitions of Shares  contemplated by this Agreement;
                    or

          13.3.1.2 any of its, or any member of the Target Group's immediate working capital or other requirements; and

13.3.2 its liquidator or administrator, or any receiver or other person or entity appointed to enforce any of such security may enter into any other assignments or transfers of any of the Rights.

13.4 Notwithstanding any other provisions in this Agreement or any of the other agreements entered into by the Vendor and the Purchaser under or in connection with this Agreement, the Purchaser may assign any rights under this Agreement to any member of the Purchaser's Group, save that, upon the assignee ceasing to be a member of the Purchaser's Group, all such assigned rights shall forthwith be assigned to another member of the Purchaser's Group.

14        General

14.1.1 The Purchaser shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the Vendor may from time to time reasonably require for the purpose of giving the Vendor the full benefit of the provisions of this Agreement.

14.1.2 The Vendor shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the Purchaser may from time to time reasonably require for the purpose of giving the Purchaser the full benefit of the provisions of this Agreement.

14.2.1 This Agreement, the documents in the Agreed Form and the other documents referred to in them constitute the entire agreement between, and understanding of, the Parties with respect to the subject matter of this Agreement and such documents supersede any prior written or oral agreement(s) or arrangement(s) between the Parties in relation thereto.

14.2.2 The Purchaser acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement as a Vendor's Warranty. The only remedy available to it shall be for breach of contract under the terms of this Agreement. Nothing in this Clause shall, however, operate to limit or exclude any liability for fraud.

14.3 In the event of any breach of this Agreement or in any other circumstances, the Purchaser shall not be entitled to rescind or otherwise terminate this Agreement.

14.4 Without prejudice to Clause 2.7, each Party shall pay its own costs and expenses of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement, of each document referred to in it and the sale and purchase of the Shares.

14.5 Without prejudice to Clause 14.4, all stamp, registration and other similar taxes, duties and charges payable in connection with the transactions contemplated by this Agreement, and the documents referred to in it, shall be paid by the Purchaser.

14.6.1 The failure or delay of the Vendor at any time or times to require performance of any provision of this Agreement shall not affect its right to enforce such provision at a later time.

14.6.2 No waiver by the Vendor of any condition or of the breach of any term, covenant, representation, warranty or undertaking contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, warranty or undertaking in this Agreement.

14.6.3 Any liability to the Vendor under this Agreement may in whole or in part be released, compounded or compromised and time or indulgence may be given by the Vendor in its absolute discretion as regards any Party under such liability without in any way prejudicing or affecting its rights against any other Party under the same or a like liability.

14.7 This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.

14.8 If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

14.9 This Agreement or any of the documents referred to in it may be amended, modified, superseded or cancelled and any of its terms, covenants, representations, warranties, undertakings or conditions may be waived only by an instrument in writing signed by (or by some person duly authorised by) each of the Parties or, in the case of a waiver, by the Party waiving compliance.

14.10 This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail. All notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed.

14.11 This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

14.12 Save as provided in Clauses 1.5, 9.8 and 13, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

14.13 All amounts due by one Party to another Party under this Agreement shall be paid in full without any deduction or withholding other than as required by law and the Purchaser shall not be entitled to assert any credit, set-off or counterclaim against the Vendor in order to justify withholding payment of any such amount in whole or in part.

14.14 Any indemnities, covenants, warranties, undertakings or obligations expressed to be given by the Vendor to the Purchaser in relation to MWA and its Subsidiaries shall be regarded as given by the Designated Vendor to the US Purchaser under this Agreement and not by the Vendor to the Purchaser, provided that (for the avoidance of doubt) the provisions of Schedule 6 shall apply as if references to the Vendor therein were to the Designated Vendor.

14.15     The Vendor hereby irrevocably and unconditionally:

14.15.1 guarantees to the Purchaser (on its behalf and on behalf of the Purchaser's Group) the full, prompt and complete performance by the Designated Vendor of all its obligations under this Agreement and the due and punctual payment on demand of all sums due and payable by the Designated Vendor to the Purchaser (or any members of the Purchaser's Group) under or pursuant to this Agreement; and

14.15.2 agrees as primary obligor to indemnify the Purchaser (or any members of the Purchaser's Group) on demand from and against any loss incurred by the Purchaser (or members of the Purchaser's Group) as a result of any of the obligations of the Designated Vendor under or pursuant to this Agreement being or becoming void, voidable, unenforceable or ineffective as against the Designated Vendor for any reason whatsoever, whether or not known to the Purchaser (or members of the Purchaser's Group), the amount of such loss being the amount which the Purchaser (or members of the Purchaser's Group) would otherwise have been entitled to recover from the Designated Vendor.

14.16 The guarantee contained in Clause 14.15 is a continuing guarantee and shall remain in force until all the obligations of the Designated Vendor under this Agreement have been fully performed and all sums payable by the Designated Vendor have been fully paid. It is independent of every other security which the Purchaser (or members of the Purchaser's Group) may at any time hold for the obligations of the Designated Vendor under this Agreement.

14.17 The obligations of the Vendor under Clause 14.15 shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Vendor from its obligations or affect such obligations, including without limitation and whether or not known to the Vendor:

14.17.1 any variation of this Agreement or any time, indulgence, waiver or consent at any time given to the Designated Vendor or any other person;

14.17.2 any compromise or release of, or abstention from obtaining, perfecting or enforcing any security or other right or remedy whatsoever from or against, the Designated Vendor or any other person;

14.17.3 any legal limitation, disability, incapacity or other circumstance relating to the Designated Vendor or any other person; or

14.17.4 any irregularity, unenforceability or invalidity of any obligations of the Designated Vendor under this Agreement, or the dissolution, amalgamation, reconstruction or insolvency of the Designated Vendor.

14.18 The guarantee contained in Clause 14.15 may be enforced by the Purchaser (for itself or on behalf of any members of the Purchaser's Group) without the Purchaser first taking any steps or proceedings against the Designated Vendor.

15        Notices

15.1 Any notice given under this Agreement shall be in writing and shall be served by delivering it personally or sending it by pre-paid recorded delivery or registered post or fax to the address and for the attention of the relevant Party set out in Clause 15.2 (or as otherwise notified by that Party under this Agreement). Any such notice shall be deemed to have been received:-

15.1.1    if delivered personally, at the time of delivery;

15.1.2 in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

15.1.3    in the case of fax, at the time of transmission.

          provided that if deemed receipt (but for this proviso) would have occurred before 9 a.m. on a Business Day the notice shall be deemed to have been received at 9 a.m. on that day, and if deemed receipt (but for this proviso) would have occurred after 5 p.m. on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 a.m. on the next Business Day.

15.2 The addresses and fax numbers of the Parties for the purposes of Clause 15.1 are:-

          Cordiant Communications Group Plc.
          1-5 Midford Place
          London
          W1Y 5BH

          For the attention of: Denise Williams
          Fax number: 0207 706 4327

          Lighthouse Global Network, Inc.
          498 Seventh Avenue,
          New York
          NY 10018, USA

          For the attention of: Michael Kopcsak
          Fax number: +1 212 297 7440

          3319th Single Member Shelf Trading Company Limited
          Holborn Gate, 26 Southampton Buildings, London WC2A 1PB

          For the attention of: Charles Watson
          Fax number: 0207 242 2705

          FD MWA Holdings, Inc.
          Holborn Gate, 26 Southampton Buildings, London WC2A 1PB

          For the attention of: Charles Watson
          Fax number: 0207 242 2705

          or such other address or fax number in the United Kingdom as may be notified in writing from time to time by the relevant Party to the other Party for the purposes of this Clause.

15.3 In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant Party set out in Clause 15.2 (or as otherwise notified by that Party under this Agreement) and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post letter, or that the notice was transmitted by fax to the fax number of the relevant Party set out in Clause 15.2 (or as otherwise notified by that Party under this Agreement).

15.4 For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by e-mail.

16        Governing law and jurisdiction

16.1 This Agreement shall be governed by and construed in accordance with the laws of England.

16.2 The Parties submit to the exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter arising out of or relating to this Agreement or any of the documents to be executed pursuant to this Agreement.

16.3 The US Vendor irrevocably appoints the Vendor as its agent to receive on its behalf in England service of any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the US Vendor).

16.4 The US Purchaser irrevocably appoints the Purchaser as its agent to receive on its behalf in England service of any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the US Purchaser).

16.5 Each Party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

EXECUTED by the Parties on the date set out at the head of this Agreement.

                                   SCHEDULE 1

                              The Target Companies

                                     Part 1

                       Financial Dynamics Holdings Limited


1         Registered number:                 03345319

2         Date of incorporation:             4 April 1997

3         Place of incorporation:            Cardiff

4         Registered office address:         121-141 Westbourne Terrace, London
                                             W2 6JR

5         Directors:                         Andrew Boland
                                             David Lloyd
                                             Dana Mulvihill
                                             Charles Watson
                                             Denise Williams
                                             Stephen Wilson

6         Secretary:                         Denise Williams

7         Authorised share capital:

          (a)  Amount:                       (pound)5,000,000.00
          (b)  Number and class of shares:   5,000,000 Ordinary Shares of
                                             (pound)1 each

8         Issued share capital:

          (a)  Amount:                       (pound)1,066,667
          (b)  Number and class of shares:   1,066,667 Ordinary Shares of
                                             (pound)1 each

                                   SCHEDULE 1

                              The Target Companies

                                     Part 2

                             C&FD (Holdings) Limited


1         Registered number:                    03560931

2         Date of incorporation:                8 May 1998

3         Place of incorporation:               Cardiff

4         Registered office address:            1-5 Midford Place
                                                London
                                                W1T 5BH

5         Directors:                            Andrew Boland
                                                Adrianne LeMan
                                                Denise Williams

6         Secretary:                            Denise Williams

7         Authorised share capital:

          (a)  Amount:                          (pound)10,000,000
          (b)  Number and class of shares:      10,000,000 Ordinary Shares of
                                                (pound)1 each

8         Issued share capital:

          (a)  Amount:                          (pound)1,001.00
          (b)  Number and class of shares:      1,001 Ordinary Shares of
                                                (pound)1 each

                                   SCHEDULE 1

                              The Target Companies

                                     Part 3

                            FD International Limited


1         Registered number:                    404831

2         Date of incorporation:                7 August 2000

3         Place of incorporation:               England

4         Registered office address:            121-141 Westbourne Terrace
                                                London
                                                W2 6JR

5         Directors:                            Andrew Boland
                                                Dana Mulvihill
                                                Charles Watson
                                                Denise Williams
                                                Stephen Wilson

6         Secretary:                            Denise Williams

7         Authorised share capital:

          (a)  Amount:                          (pound)1,000
          (b)  Number and class of shares:      1,000 Ordinary Shares of
                                                (pound)1.00 each

8         Issued share capital:

          (a)  Amount:                          (pound)1
          (b)  Number and class of shares:      1 Ordinary Share

                                   SCHEDULE 1

                              The Target Companies

                                     Part 4

                       Financial Dynamics Holdings Limited


1         Registered number:                    EO304946

2         Date of incorporation:                9 April 1999

3         Place of incorporation:               Dublin

4         Registered office address:            10 Merrion Square
                                                Dublin

5         Directors:                            Orla Brannigan
                                                Declan Kelly
                                                Andrew Boland
                                                Angie Kinane
                                                Donal Lawless
                                                Paul McSharry
                                                Charles Watson

6         Secretary:                            Declan Kelly

7         Authorised share capital:

          (a)  Amount:                          (euro)1,270,000.00
          (b)  Number and class of shares:      1,000,000 Ordinary Euro Shares
                                                of (euro)1.27 each

8         Issued share capital:

          (a)  Amount:                          (euro)26,162.00
          (b)  Number and class of shares:      20,600 Ordinary Euro Shares of
                                                (euro)1.27 each held by Cordiant
                                                Communications Group plc

                                   SCHEDULE 1

                              The Target Companies

                                     Part 5

                          Morgen-Walke Associates, Inc.

1         Tax identification number:            13-312871

2         Date of incorporation:                10 August 1982

3         Place of incorporation:               New York, United States of
                                                America

4         Registered office address:            CCG Worldwide, Inc.
                                                498 7th Avenue
                                                New York
                                                NY10018
                                                USA

5         Directors:                            David Hearn
                                                Michael Kopcsak

6         Secretary                             Michael Kopcsak

7         Authorised share capital:

          (a)  Amount:                          US$20,000.00
          (b)  Number and class of shares:      10,000 'A' Voting Common Shares
                                                of US$1.00 each
                                                10,000 'B' Non-Voting Common
                                                Shares of US$1.00 each

8         Issued share capital:

          (a)  Amount:                          US$2,562
          (b)  Number and class of shares:      2,562 'A' Voting Common Shares
                                                of US$1.00 each held by
                                                Lighthouse Global Network, Inc.

                                   SCHEDULE 2
                                The Subsidiaries

                                     Part 1

                           Financial Dynamics Limited

1         Registered number:                    01656428

2         Date of incorporation:                4 August 1982

3         Place of incorporation:               Cardiff

4         Registered office address:            121-141 Westbourne Terrace,
                                                London W2 6JR

5         Directors:                            Nicholas Berrett
                                                Andrew Boland
                                                Alex Child-Villiers
                                                Andrew Dowler
                                                Scott Fulton
                                                Stephen Jacobs
                                                David Lloyds
                                                Andrew Lorenz
                                                Dana Mulvihill
                                                Giles Sanderson
                                                Timothy Spratt
                                                Charles Watson
                                                Denise Williams
                                                David Yates
                                                Anton Nicholas
                                                Stephen Wilson
                                                Geoffrey Pelham-Lane
                                                Anthony Knox

6         Secretary:                            Denise Williams

7         Authorised share capital:

          (a)  Amount:                          (pound)100
          (b)  Number  and  class  of  shares:   6,750  Ordinary   Shares  3,250
                                                 Preference Shares

8         Issued share capital:

          (a)  Amount:                          (pound)100
          (b)  Number and class of shares and
               by whom held:                    6,750 Ordinary Shares held by
                                                Financial Dynamics Holdings
                                                Limited

                                                3,250 Preference Shares held by
                                                Financial Dynamics Holdings
                                                Limited

                                   SCHEDULE 2
                                The Subsidiaries

                                     Part 2

                             Financial Dynamics S.A.

1         Registered number:                    404 191 025 R.C.S. Paris

1         Date of incorporation:                20 March 1996

2         Place of incorporation:               Paris, France

3         Registered office address:            20 Rue des Pyramides
                                                75001 Paris
                                                France

4         Directors:                            Nina Mitz
                                                Charles Watson
                                                Dana Mulvihill
                                                Gordon McCoun

5         Chairman of the Board of Directors
          and General Manager (President-
          Directeur General):                   Nina Mitz

6         Secretary:                            None

7         Authorised and issued share capital:

          (a)  Amount:                          EUR 38,112.25
          (b)  Number and class of shares:      2,500 Ordinary Shares
          (c)  Par value:                       EUR 15.2449

8         Shareholders and number of shares held:

                                          Morgen Walke Associates, Inc:    2,493
                                          Robert Jones:                        1
                                          Gordon McCoun:                       1
                                          Charles Watson:                      1
                                          Dana Mulvihill:                      1
                                          Bates Overseas Holdings Ltd:         1
                                          Nina Mitz:                           1
                                          Douglas Sherk                        1

                                   SCHEDULE 2
                                The Subsidiaries

                                     Part 3

                      Corporate & Financial Design Limited

1         Registered number:                    02693509

2         Date of incorporation:                4 March 1992

3         Place of incorporation:               Cardiff

4         Registered office address:            1-5 Midford Place
                                                London
                                                W1T 5BH

5         Directors:                            Andrew Boland
                                                Kevan Bruce
                                                Gregory Clark
                                                Adrianne LeMan
                                                Christopher Stenning
                                                Denise Williams
                                                Stephen Wilson

6         Secretary:                            Denise Williams

7         Authorised share capital:

          (a)  Amount:                          (pound)100,000
          (b)  Number and class of shares:      1,000,000 Ordinary Shares

8         Issued share capital:

          (a)  Amount:                          (pound)850.10
          (b)  Number and class of shares
               and by whom held:                8,501 Ordinary Shares held by
                                                Corporate & Financial Design
                                                (Holdings) Limited

                                   SCHEDULE 2
                                The Subsidiaries

                                     Part 4
                                      ABFD

1         Registered number:

2         Date of incorporation:                4 September 2001

3         Place of incorporation:               Germany

4         Registered office address:            Stiftstrasse 8-10
                                                D-60313 Frankfurt am Main
                                                Germany

5         Directors:                            Dr L Golsch
                                                Michael Reinent
                                                Charles Watson

6         Secretary                             n/a

7         Authorised share capital:

          (a)  Amount:                          (euro)25,000
          (b)  Number and class of shares:      25,000 shares of (euro)1.00 each

8         Issued share capital:

          (a)  Amount:                          (euro)25,000

          (b)  Number and class of shares
               and by whom held:                1 share of nominal value
                                                (euro)12,500 held by FDL
                                                1 share of nominal value
                                                (euro)12,500 held by Ahrens &
                                                Behrent Agentur fur
                                                Kommunikation GmbH

                                   SCHEDULE 3
                         Apportionment of Consideration


Member of Target Group                         Apportionment of Consideration
--------------------------------------------------------------------------------
Financial Dynamics Limited                     (pound)17,400,000 (minus(euro)1)

Corporate & Financial Design Limited           (pound)1,000,000

Morgen-Walke Associates, Inc.                  (pound)5,170,000

Financial Dynamics Ireland Limited             (pound)2,000,000

ABFD                                           (pound)430,000

Financial Dynamics S.A.                        (euro)1

                                   SCHEDULE 4
                      Completion obligations of the Vendor

At Completion, the Vendor shall deliver or procure to be delivered to the Purchaser or its advisers:-

1 duly executed transfers in favour of the Purchaser in respect of the Shares (other than the shares in ABFD) together with the certificates for such Shares or an indemnity in the usual form in relation thereto;

2 a duly executed Ordre de Mouvement and CERFA form no2759 in favour of the Purchaser or such other person as the Purchaser may nominate in writing to the Vendor prior to completion in respect of the one share in Financial Dynamics S.A. held by each of Bates Overseas Holdings Limited and Gordon McCoun;

3 a copy of any power of attorney under which this Agreement, or any of the transfers or other documents referred to in the preceding paragraph 1 of this Schedule, is executed and evidence of the authority of any person signing on behalf of any corporate entity;

4 at the registered office of each Target Company and each Subsidiary the common seal (if any) and statutory books (including registers and minutes books) of that Target Company or Subsidiary (as the case may be);

5 letters of resignation in the Agreed Form marked "F1" to "F27" in each case acknowledging that the writer has no claim against their respective Target Companies or any of relevant Subsidiaries for compensation for loss of office or otherwise;

6 a power of attorney in the Agreed Form marked "G1" duly executed by the Vendor and a stock power in the Agreed Form marked "G2" duly executed by the Designated Vendor, in each case as the holder of the relevant Shares for the purpose of securing the interest of the Purchaser in the Shares pending their registration into the name of the Purchaser;

7 duly executed deeds of release in the Agreed Form marked "J1" to "J3" of all mortgages, charges, guarantees and debentures granted or entered into by or over the shares in the Target Companies and the Subsidiaries (other than ABFD) including, but not limited to, the charges set out in Schedule 11 together with the relevant declarations of satisfaction (Forms 403(a) or their equivalent in non-UK jurisdictions) sworn by a director of the relevant Target Company or Subsidiary respectively and a termination notice in respect of liens in favour of Chemical Bank in the United States;

8 the Deed of Assignment executed by the Vendor and the relevant members of the Remaining Vendor Group;

9    the Deed of Assignment of Benefit of Contracts executed by the Vendor;

10 a copy of a letter sent to the Inland Revenue prior to Completion applying for any Target Company or Subsidiary included in any arrangement under the Corporation Tax (Simplified Arrangements for Group Relief) Regulations 1999 in respect of which they are, at the date hereof, authorising companies as defined in regulation 5 thereof, to be excluded from such arrangement from Completion.

                                   SCHEDULE 5
                                     Part 1
                               Vendor's Warranties


1         Information

          The facts set out in the Introduction and in Schedules 1, 2 and 7 are true and accurate in all material respects and there is no matter which renders any of such information incomplete or misleading.

2         Capacity and Vendor

2.1 The Vendor has power to enter into and perform this Agreement and all the documents in the Agreed Form to be executed by it and this Agreement constitutes, and each such Agreed Form document when executed will constitute, binding obligations of the Vendor in accordance with its terms.

2.2 The execution and delivery of this Agreement, and any of the Agreed Form documents to be executed, by the Vendor and the performance of and compliance with its terms and provisions will not conflict with or result in a breach of, or constitute a default under, the Memorandum or Articles of Association of the Vendor or any court order or judgment that applies to or binds the Vendor or any of its property.

2.3 No member of the Remaining Vendor Group has any interest, direct or indirect, in any business other than that now carried on by the Target Companies which is competitive with the business or any proposed business of the Target Companies.

3         Change of control

3.1 There are no material agreements concerning any of the Target Companies (other than agreements relating to the provision of services to clients) which are terminable as a result of a change in the control in any of the Target Companies.

3.2 So far as the Vendor is aware there are no material agreements entered into by the Target Companies which relate to the provision of services to clients which will or may be terminated as a result of a change in the control in any of the Target Companies.

4         The Shares and the Target Companies

4.1       The Shares

4.1.1 The Shares comprise the whole of the allotted and issued share capital of each of the Target Companies and all of the Shares are fully paid or credited as fully paid.

4.1.2 The Shares are legally and beneficially owned by the Vendor or a Designated Vendor free from all Encumbrances or any agreement, arrangement or obligation to create any of the same, in favour of any other person.

4.1.3 MWA is duly organised, validly existing and in good standing under the laws of the State of New York and has the full power and authority to own and operate its properties and business. MWA is duly qualified to transact business as a foreign corporation in each United States jurisdiction where the ownership or operation of its properties and assets requires such qualification.

4.2       Share and loan capital

4.2.1 Save only as provided in this Agreement, there are no agreements or arrangements in force which call for the present or future creation, allotment, issue, transfer, redemption or repayment of, or grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the creation, allotment, issue, transfer, redemption or repayment of, any share capital of any of the Target Companies (including by way of option or under any right of conversion or pre-emption).

4.2.2 No Target Company has created or agreed to create any Encumbrance or entered into or agreed to give or enter into any guarantee, suretyship, indemnity or similar commitment in respect of any of its Affiliates.

4.3       Subsidiaries and branches

4.3.1 The Target Companies have no subsidiaries or subsidiary undertakings apart from the Subsidiaries.

4.3.2 No Target Company is the holder or beneficial owner of any shares or securities of any other person (whether incorporated in the United Kingdom or elsewhere) other than the Subsidiaries and has not agreed to acquire any such shares or securities.

4.3.3 No Target Company is or has agreed to become a member of any partnership, joint venture, consortium or other incorporated or unincorporated association and no Target Company has any branch, agency, place of business or establishment outside the United Kingdom.

4.3.4 Morgen-Walke Associates, Inc. and C&FD (Holdings) Limited are the beneficial owners of the entire issued share capital of each of their respective Subsidiaries, free from all liens, charges, equities, encumbrances or interests of any nature whatsoever, or any agreement, arrangement or obligation to create any of the same, in favour of any other person.

4.4       The Target Companies' constitutions

4.4.1 Memorandum and Articles of Association: The copy of the Memorandum and Articles of Association of each of the Target Companies annexed to the Disclosure Letter is true and complete and sets out in full the rights and restrictions attaching to each class of each of the Target Companies' share capital.

4.4.2 Statutory books: The statutory books (including all registers and minute books) of each of the Target Companies contain in all material respects an accurate record of the matters which should be dealt with in them and so far as the Vendor is aware no notice or allegation that any of them is incorrect or should be rectified has been received.

4.4.3 Returns: All material returns, particulars, resolutions and other material documents required under the Companies Act 1985 or the Irish Companies Acts 1963 to 2001 to be delivered on behalf of the Target Companies to the Registrar of Companies have been made and delivered.

4.5       The Target Companies' solvency

4.5.1 No order has been made and no resolution has been passed for the winding up of any of the Target Companies and no petition has been presented to any of the Target Companies and no meeting has been convened for the purpose of winding up any of the Target Companies.

4.5.2 No administration order has been made and no petition for such an order has been presented to any of the Target Companies in respect of any of the Target Companies.

4.5.3 No administrative receiver has been appointed in respect of the Target Companies.

4.5.4 None of the Target Companies are and have admitted themselves to be insolvent or unable to pay their debts (or deemed to be unable to do so within the meaning of Insolvency Act 1986 section 123 or the Irish Companies Act 1990 section 214).

4.5.5 No voluntary arrangement under Insolvency Act 1986 section 1 in respect of any of the Target Companies or other compromise or arrangement for the benefit of any of the Target Companies creditors generally has been proposed or agreed.

4.5.6 None of the Target Companies has suspended or ceased or threatened to suspend or cease to carry on all or a material part of their businesses.

4.6       Acquisitions and Disposals

4.6.1 So far as the Vendor is aware, there are not outstanding any material liabilities or material commitments of the Target Group arising from any arrangements for the disposal or acquisition of any shares, property or other material assets (other than any arrangements entered into in the ordinary course of business).

4.6.2 A copy of each of the ABFD Novation Agreement and the Asset Marketing SPA are attached to the Disclosure Letter and represent the entire agreement in respect of the matters contemplated therein.

4.7       Powers of Attorney

          There are in force no powers of attorney given by the Target Companies and no person is entitled or authorised (whether as agent or otherwise) to bind or commit the Target Group to any obligations outside the ordinary course of the Target Group's business.

5         The Accounts and accounting records

          The Accounts

5.1 The copy of the Accounts annexed to the Disclosure Letter is a true and complete copy.

5.2       The Accounts of each of the relevant members of the Target Group:-

5.2.1 give a true and fair view of the financial position and state of affairs of each of the relevant members of the Target Group at the Accounts Date and of its profit or loss for the period to which they relate;

5.2.2 have been prepared in accordance with accounting principles, standards and practices generally accepted in the United Kingdom and (in respect of FD Ireland only) Ireland and applicable statutes and regulations and on a basis consistent with the basis applied in the preceding financial period;

5.2.3 are not adversely affected by any exceptional or non-recurring items of a material nature unless otherwise expressly stated therein.

5.3       Accounting records

          The accounting records of the Target Companies:-

5.3.1 contain accurate records of all matters required by law to be entered in them; and

5.3.2     contain or reflect no material inaccuracies or discrepancies.

5.4       Management accounts

          The management accounts of the Target Companies for the 4 month period since the Accounts Date, copies of which are annexed to the Disclosure Letter, have been prepared by the Target Companies with due care and attention and show a reasonably accurate view of the state of affairs and profit or loss of the Target Companies as at and for the periods in respect of which they have been prepared and have been prepared on a basis consistent with the preparation of management accounts in the 12 months prior to the date of this Agreement, but it is hereby acknowledged that they are not prepared on a statutory basis.

5.5       The Special Purpose Accounts

          The Special Purpose Accounts, copies of which are annexed to the Disclosure Letter, have been prepared by the Target Companies and Subsidiaries with due care and attention, and present fairly in all material respects and in accordance with the basis of preparation set out therein, the net assets of the Target Group as at 31 December 2001 and 2002 and of the results and cash flows of its operations for the years then ended and have been correctly extracted from the accounting records of the companies comprising the Target Group but it is hereby acknowledged that they are not prepared on a statutory basis.

5.6       Off-Balance Sheet

          So far as the Vendor is aware, no Target Group member is and no Target Group member has during the last three years prior to the Accounts Date been a party to an agreement, arrangement or transaction the intention of which was to ensure that any Target Group member is or was entitled to receive a financial advantage or is or was obliged to incur or bear any costs, liabilities (whether contingent or otherwise), risks or other expenditure of any nature which would not be fully reflected in the Accounts or the relevant Target Group member's accounts for any relevant period by virtue of their being "off-balance sheet" financing arrangements.

6         Business since the Accounts Date

          Since the Accounts Date:-

6.1 the Target Companies have not borrowed or agreed to borrow or lent, or agreed to lend or raised any money or taken any financial facility in excess of (pound)15,000 in aggregate;

6.2 the Target Companies have not entered into, or agreed to enter into, any capital commitment in excess of (pound)20,000 in aggregate nor disposed of or realised any capital assets in excess of (pound)20,000 in aggregate;

6.3 no share or loan capital has been allotted or issued or agreed to be allotted or issued by any of the Target Companies;

6.4 no dividend has been declared, made or paid in respect of any share capital of any of the Target Companies;

6.5 no management charges have been charged, demanded by, or paid to a member of the Remaining Vendor Group or paid;

6.6 no asset has been transferred from a member of the Target Group to a member of the Remaining Vendor's Group for a consideration less than the market value of that asset and no member of the Target Group has agreed to assume a liability to, or obligation of, any member of the Remaining Vendor Group for a consideration greater than the market value of such liability;

6.7 there has been no increase in the rates of remuneration of or bonus or incentive or other similar payments to any officers, employees or agents; and

6.8 so far as the Vendor is aware no event matter or circumstance has occurred which has resulted in any provision made in the Accounts or the management accounts for the period from 1 January 2003 being considered by the directors of the Company to be inadequate.

7         Debtors

          So far as the Vendor is aware, there is no reason to suppose any of the Target Companies will have to make a provision for (or write off or grant a creditor note) a bad debt in respect of any of the debtors as at the date of this Agreement in excess of (pound)50,000 in aggregate.

8         Financial arrangements

8.1       Borrowings and mortgages

8.1.1 The Target Companies have no borrowings, and have not agreed to create any borrowings, from their respective bankers or any other source and, in respect of borrowings disclosed in the Disclosure Letter, the Target Companies have not exceeded any limitation on their borrowing contained in their Articles of Association.

8.1.2 No security or encumbrance (other than a lien arising by operation of law in the ordinary course of business) over or affecting the whole or any material part of the undertaking or assets of any of the Target
          Companies is outstanding and there is no agreement or commitment to give or create any.

8.2       Sureties

8.2.1 No person apart from the Target Companies has given any guarantee of or security for any overdraft, loan or loan facility granted to the Target Companies.

8.2.2 None of the Target Companies has given any guarantee of or security for any overdraft, loan or loan facility granted to, or any obligation or liability of, any person (other than a member of the Target Group).

8.3       Grants

          So far as the Vendor is aware during the period of six years ending on the date of this Agreement, Target Companies have not applied for or received any grant or allowance from any authority or agency.

9         Liabilities and commitments

9.1       Material contracts

          So far as the Vendor is aware, the Target Companies are not a party to or subject to any agreement which:-

9.1.1 is incapable of complete performance in accordance with its terms within twelve months after the date on which it was entered into or undertaken;

9.1.2 requires any of the Target Companies to pay any commission, finders' fee, royalty or the like other than in the ordinary course of business (and, for the avoidance of doubt, any commission, finder's fee, royalty or the like payable in respect to an acquisition or disposal of a significant asset shall not be deemed in the ordinary course of business);

9.1.3 restricts to a material extent any of the Target Companies' freedom to carry on its business in such manner as it thinks fit; or

9.1.4 is an agreement or arrangement otherwise than by way of bargain at arm's length; or

9.1.5     is with a member of the Remaining Vendor Group.

9.2       The Disclosure Letter contains details of:-

9.2.1 all long-term contracts or commitments of the Target Companies now outstanding or which the Vendor is aware will become capable of giving rise to a contract by an order or acceptance by another party or parties;

9.2.2 the terms of all contracts with clients which together account for more than 15% of aggregate turnover of the Target Companies for the financial year ending on the Accounts Date; and

9.2.3 all agreements which are material to the business of any Target Company or any Subsidiary.

9.3 So far as the Vendor is aware the Target Companies do not have any unmatched open positions with respect to forward purchases and or sales of any commodity, stock or currency and so far as the Vendor is aware none of such open positions could reasonably be expected to involve the Target Companies in a loss.

9.4 So far as the Vendor is aware the Target Companies have no agreement or arrangement with any client on terms which are materially different from the Target Companies' standard terms of business, a copy of which is annexed to the Disclosure Letter.

9.5       Tenders

          No offer or tender is outstanding which is capable of being converted into a material obligation of any of the Target Companies by an acceptance or other act of some other person.

9.6       Litigation

          So far as the Vendor is aware, the Target Companies are not involved in any civil, criminal or arbitration proceedings, save as to the collection of debts in the ordinary course of their day to day business not exceeding (pound)100,000 in aggregate. So far as the Vendor is aware, no such proceedings are threatened by or against any of the Target Companies.

10        Insurances

10.1 The Schedule of Insurances annexed to the Disclosure Letter contains details of the insurance policies for Target Companies or in which it has an interest and all of the Target Companies have paid all premiums due on such insurance policies.

10.2 So far as the Vendor is aware no claim is outstanding under any of such insurance policies.

10.3 The insurance policies referred to in paragraph 10.1 above are now and have at all material times been in full force and effect.

11        Assets

11.1 Except for trading stock sold by each of the Target Companies in the ordinary course of its day to day business or for trading stock acquired subject to retention or reservation of title by the supplier or manufacturer of such trading stock as disclosed in the Disclosure Letter, all the material assets included in the Accounts or acquired after the Accounts Date:-

11.1.1 are legally and beneficially owned by each of the Target Companies free from any mortgage, charge, lien or other encumbrance and no person has the right to call for any payment in respect of such assets; and

11.1.2 are not held subject to any agreement for lease, hire, hire purchase or sale on conditional or deferred terms.

11.2 In respect of any of the items referred to in paragraphs 11.1 which are held under any agreement for lease, hire, hire purchase or sale on conditional or deferred terms, so far as the Vendor is aware, there has been no material default by any of the Target Companies in the performance of any of the material provisions of such agreements.

12        Intellectual Property

12.1 The Intellectual Property listed in the Disclosure Letter ("the Listed IP") comprises all of the Intellectual Property which is owned by the Target Group or is necessary for the operation of the Target Group and:-

12.1.1 the Listed IP is owned by the Target Companies free of all liens, charges, encumbrances and licences;

12.1.2 the list set out in paragraph 12.1.2 of the Disclosure Letter contains materially accurate details of all patents, trade marks and registered designs owned by the Target Companies; and

12.1.3 to the extent that the rights in the Listed LP are registrable, the same are registered in the names of relevant Target Companies as sole owner.

12.2 So far as the Vendor is aware no third party has outstanding any material claim against the Target Companies based on such third party's Intellectual Property.

12.3 There are attached to the Disclosure Letter copies of all material licences to which the Target Companies are a party.

13        Properties

13.1 The Properties comprise the only freehold or leasehold or other immovable property in any part of the world in which the Target Companies have any interest or which are otherwise occupied or used by the Target Companies.

13.2 The particulars of each of the Properties set out in Schedule 7 are true and accurate in all material respects.

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

13.3 The Target Companies are in physical possession and actual occupation of the whole of each of the Properties (as set out in Schedule 7) on an exclusive basis none of which are vacant.

13.4 The Target Companies are solely entitled at law and in equity to the Properties (as set out in Schedule 7).

13.5 Each of the Target Companies has in its physical possession or under its control free from any lien all of the deeds and documents necessary to prove the title of each of the Target Companies to the Properties and the title deeds and documents are complete originals which have been duly stamped.

13.6 The Properties are not subject to or affected by any mortgage or charge (whether legal or equitable, fixed or floating), debenture or security interest including any which secure the payment of money or relate to any obligation or liability of any third party. None of the Properties is affected by a subsisting contract for sale.

13.7 So far as the Vendor is aware, the Properties enjoy all public and private rights necessary for their continued use and enjoyment for their current purpose without any restrictions as to time or manner of use.

13.8 So far as the Vendor is aware, the current use of the Properties is their permitted use under planning legislation.

13.9 So far as the Vendor is aware, all necessary planning permissions and consents and approvals from all statutory and other competent authorities in relation to the current use of the Properties and their development have been obtained and are valid and subsisting.

13.10 The Properties are not affected by any material dispute, claim, complaint or demand of any kind.

13.11 So far as the Vendor is aware, none of the Target Companies has received notice of any breach of any statutes, orders or regulations affecting the Properties and their use and development nor of any outstanding requirements or recommendations of any competent authority.

13.12 No difficulty has been experienced in obtaining insurance for any of the Properties and the current requirements of the insurers of each of the Properties have been materially complied with.

13.13 In relation to the Properties which are leasehold, the Target Companies have paid all sums due and have received no notice of any breach of any of the covenants and obligations on the part of the tenant and the conditions contained in the leases or the obligations contained in any licence or other document supplemental to or granted under any of the leases and have received no notice of any outstanding consents required in connection with the grant of the leases. So far as the Vendor is aware, neither the execution nor delivery of this Agreement nor Completion shall create any breach of any obligation or covenant of the tenant to be performed under each lease of the Properties.

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

14        Employees and consultants

          For the purposes of this paragraph 14 the expression "Relevant Employee" means any employee of the Target Companies whose total annual remuneration as at the date of this Agreement excluding bonuses exceeds (pound)50,000 as listed in the Schedule of Employees attached to the Disclosure Letter.

14.1      Directors

          The particulars of Directors shown in paragraph 5 of Schedule 1 and in paragraph 5 of each Part of Schedule 2 are true.

14.2      Particulars of employees

14.2.1 The particulars shown in the Schedule of Employees annexed to the Disclosure Letter show all remuneration payable and other material benefits provided or which the Target Companies are bound to provide to each officer and Relevant Employee of the Target Companies and include particulars of all material profit sharing, incentive and bonus arrangements to which the Target Companies are a party.

14.2.2 So far as the Vendor is aware no present officer or Relevant Employee of any of the Target Companies has given or received notice terminating his employment, except as expressly contemplated under this Agreement.

14.2.3 No person whose total annual remuneration (excluding bonuses) exceeds (pound)50,000 is employed or engaged by the Target Companies (whether under a contract of service or contract for services) other than the Relevant Employees.

14.2.4 The total number of employees employed by each of the Target Companies is shown in the Schedule of Employees annexed to the Disclosure Letter.

14.3      Service contracts

          There is not now outstanding any service contract between any of the Target Companies and any of its directors, officers or employees which is not terminable by any of the Target Companies without compensation (other than statutory compensation) on six month's notice or less given at any time.

14.4      Trades unions

          The Target Companies are not a party to any agreement or arrangement with or commitment to any trades union or staff association.

14.5      Disputes with employees

          There is no outstanding claim against the Target Companies by any person who is now or has been an officer or employee of the Target Companies, and there are no circumstances currently known to the Vendor which may give rise to such a claim.

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

14.6      Ex-gratia payments

          Since the Accounts Date, no ex-gratia payments have been made by the Target Companies to any officer or Relevant Employee or former officer or Relevant Employee of the Target Companies or to their dependants or relatives.

15        Pensions

15.1 The Target Companies have no legally enforceable obligation (actual or contingent) to provide or contribute to the provision of any relevant benefit (as defined in section of ICTA 1988 but without the exception of benefits payable solely by reason of accident) or like benefit for or in respect of any of the employees and officers or former employees and former officers of any of the Target Companies nor has any proposal been announced to establish or contribute to any arrangement providing such benefits.

15.2 The Disclosure Letter sets forth a current, correct and complete list of all material US Employee Benefit Plans. The US Employee Benefit Plans have at all times operated in material compliance with their terms and all applicable laws and regulations.

15.3 Each US Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Code is so qualified and exempt. No material liability for any excise tax has been incurred with respect to any US Employee Benefit Plan and, so far as the Vendor is aware, no event has occurred and no circumstance exists or has existed that could reasonably be expected to give rise to any such tax.

15.4 Since 6 September 2000 (in respect of MWA) and since 1 February 2001 (in respect of any ERISA Affiliate), neither MWA nor any ER1SA Affiliate has maintained or contributed to any plan subject to Title IV of ERISA (including without limitation, any "multiemployer plan" within the meaning of Section 3(37) of ERISA) nor, so far as the Vendor is aware, prior to 6 September 2000 (in the case of MWA) or 1 February 2001 (in the case of any ERISA Affiliate) neither MWA nor any ERISA Affiliate has ever contributed to or had any obligation with respect to such a multiemployer plan. For the purposes of this Warranty 15.4 only, the Vendor shall be deemed to have the actual knowledge of those persons who were officers and employees of the Vendor's Group on 6 September 2000 (in the case of MWA) and 1 February 2001 (in the case of any ERISA Affiliate) who were directly involved in the direct or indirect acquisition by a member of the Vendor's Group of MWA or the relevant ERISA Affiliate (as the case may be).

15.5 There are no pending or, so far as the Vendor is aware, threatened claims relating to any US Employee Benefit Plan (other than benefit claims made and expected to be approved in the ordinary course of the operation of such plans). No US Employee Benefit Plan is the subject of any pending or, to the knowledge of the Vendor, threatened investigation or audit by the Internal Revenue Service, the US Department of Labor, the Pension Benefit Guaranty Corporation or any other regulatory authority.

15.6 So far as the Vendor is aware, the execution of and performance of the transaction contemplated by this Agreement will not (either alone or upon the

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

          occurrence of any additional or subsequent events) result in any "excess parachute payment" (as defined in Section 280G of the Code) to any current or former employee of a Target Company or Subsidiary.

15.7 Neither MWA nor any ERISA Affiliate maintains, contributes to or has any obligation with respect to any arrangement providing health care benefits following termination of employment or retirement other than as required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or other similar state law.

15.8 There has been no amendment to, or change in employee participation or coverage under, any US Employee Benefit Plan that would materially increase the expense incurred for providing benefits to employees of MWA above the expense incurred providing benefits to such employees for the calendar year immediately prior to the date hereof.

15.9      For purposes of this section:

15.9.1 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

15.9.2 "ERISA Affiliate" means (i) a member of any "controlled group" (as defined in Section 414(b) of the Code) of which any Target Company is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with any Target Company, or (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which any Target Company is a member.

15.9.3 "US Employee Benefit Plan" means any pension, retirement, profit-sharing, deferred compensation, bonus, incentive, performance, stock option, phantom stock, stock purchase, restricted stock, premium conversion, medical, hospitalisation, vision, dental or other health life, disability, severance, termination or other employee benefit plan, program, arrangement, agreement or policy (whether written or unwritten) that is subject to the laws of the United States and (i) that benefits any employee or former employee of a Target Company or Subsidiary; (ii) to which any Target Company or Subsidiary contributes, is obligated to contribute to, is a party to or is otherwise bound; or (iii) with respect to which any Target Company or Subsidiary has any liability.

16        Compliance with Law

16.1 The Target Companies have conducted their business in all material respects in accordance with all applicable laws and regulations and so far as the Vendor is aware there is no order, decree or judgement of any Court or any governmental agency of the United Kingdom or any other country outstanding against any member of the Target Group.

16.2 So far as the Vendor is aware, all necessary licences, registrations, consents, declarations, permits and authorisations (public and private) material to the operation of the business of the Group as a whole have been obtained by each member of the Target Group to enable each member of the Target Group to carry on its business effectively in the places and in the manner in which such business is now carried on. No member of the Target Group has received notice of the

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

          requirement to have such a licence. So far as the Vendor is aware, all such licences, registrations, consents, permits and authorisations which are held by a Target Company are valid and subsisting and, so far as the Vendor is aware, no notice has been received that any of them are being suspended, cancelled or revoked.

17        Taxation

17.1      Definitions

17.1.1 Words and expressions defined for the purposes of Schedule 9 (Tax Covenant) shall have the same meaning for the purposes of this Part of
          Schedule 5.

17.1.2 For the purposes of this paragraph 17, the term "Target Companies" shall include each of the Subsidiaries.

17.2      The Accounts

17.2.1 All liabilities, whether actual or deferred, contingent or disputed, of the Target Companies for tax measured by reference to income, profits or gains earned, accrued or received (other than prepayments received in the ordinary course of business) on or before the Accounts Date or arising in respect of an event occurring or deemed to occur on or before the Accounts Date are fully provided for or (as appropriate) disclosed in the Accounts. All other Warranties relating to specific tax matters set out in this Schedule are made without prejudice to the generality of this paragraph.

17.2.2 Full provision has been made in the Accounts for deferred taxation (calculated according to Financial Reporting Standard 19 or such similar generally accepted accounting practice as is applicable in a relevant foreign jurisdiction) and the corresponding U.S. GAAP rules with respect to MWA.

17.3      Position since Accounts Date

          Since the Accounts Date:-

17.3.1 the Target Companies have not been involved in any transaction which has given or may give rise to a taxation liability on the Target Companies (or would have given rise or might give rise to such a liability but for the availability of any relief) other than taxation in respect of normal trading income or receipts of the Target Companies arising from transactions entered into by it in the ordinary course of business;

17.3.2 the level of payments made by the Target Companies which will not be deductible for the purposes of corporation tax (or any corresponding tax on profits in any relevant foreign jurisdiction), either in computing the profits of the Target Companies or in computing the corporation tax or corresponding tax chargeable on them, does not materially exceed the average level of such payments which were not deductible in an equivalent period in the previous three accounting periods;

17.3.3 the Target Companies have not been involved in any transaction otherwise than on arm's length terms;

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

17.3.4 no disposal has taken place or other event occurred which has given or may give rise to a liability to taxation which, if such disposal or event had been planned or predicted at the Accounts Date, should have been reflected in the provision for deferred taxation contained in the Accounts;

17.3.5 no accounting period (as defined in Section 12 Taxes Act 1988) of the Target Companies has ended as referred to in Section 12(3) of that Act; and

17.3.6    no taxes will be payable by MWA as a direct result of the Completion.

17.4      Continuing obligations

          All sums of a revenue nature (including without limitation rents, interest, management charges and annual payments) payable by the Target Companies pursuant to an obligation incurred by the Target Companies before Completion and which will continue to bind the Target Companies after Completion have been and will continue to be fully deductible for the purposes of corporation tax (or any corresponding tax on profits in any relevant foreign jurisdiction), either in computing the profits of the Target Companies or in computing the corporation tax or corresponding tax chargeable on them.

17.5      Administrative matters

17.5.1 The Target Companies have not at any time been, nor do they expect to be, involved in any dispute with, or the subject of any enquiry by any taxation authority (whether of the UK or elsewhere) other than routine enquiries of a minor nature following the submission of computations and returns.

17.5.2 The Target Companies have duly, and within any appropriate time limits, made all returns, given all notices, supplied all information and maintained all such records as are required to be made, given, supplied or maintained by them; all such returns, notices and information were complete and accurate in all material respects and were made or provided on the proper basis.

17.5.3 The Target Companies have duly paid all taxation which they have become liable to pay and have not been notified of any liability to pay any penalty, interest, supplement, fine, default surcharge or other payment in connection with any claim for taxation. Each of the Target Companies has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

17.5.4    The  Target   Companies  are  not  required  by  The  Corporation  Tax
          (Instalment Payments) Regulations 1998 (SI 1998/3175) to pay corporation tax by instalments. None of the Vendors expects any US taxation authority to assess any additional taxes for any period for which tax returns have been filed. No foreign, US federal, state or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to the Target Companies. None of the Target Companies has received from any foreign, US federal state or local taxation authority any written notice indicating an intent to open an audit or other review, request for information related to tax matters, or notice of deficiency or proposed adjustment for any amount of tax proposed, asserted or assessed by any taxation authority against the Target Companies.

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

17.5.5 All claims, disclaimers, elections, appeals or applications by the Target Companies the making of which has been taken into account in the Accounts have been made and were and remain valid and the Target Companies have retained all such records and information as may be requisite to evidence any such claim as being a correct and complete claim and to enable any future such claim to be made as a correct and complete claim.

17.5.6 No claim for foreign tax credit has been made by the Target Companies in connection with which a notice under Section 806(3) Taxes Act 1988 is required to be, but has not yet been, given (notice of foreign tax adjustment).

17.5.7 No transaction in respect of which any consent or clearance from any taxation authority was required or sought has been entered into or carried out by the Target Companies without such consent or clearance having been properly obtained. Any transaction for which such consent or clearance was obtained has been carried out in accordance with the terms of such consent or clearance and the application in respect of which such consent or clearance was based and at a time when such consent or clearance was valid and effective.

17.5.8 No taxation authority has operated or agreed to operate any special arrangement or practice (being one not based on relevant legislation or published practice) in relation to the affairs of the Target Companies.

17.5.9 In relation to the Target Companies, the Disclosure Letter gives full details of:-

          17.5.9.1 any company tax return which has not become final at the date of this Agreement; and

          17.5.9.2 in relation to any such tax return, any amendment by the Inland Revenue, any Inland Revenue enquiry, discovery, assessment or discovery determination any notice of deficiency, proposed notice of deficiency issued by the US Internal Revenue Service or any US state or local department of revenue; and

          17.5.9.3 in relation to any accounting period of the Target Companies ending before 1 July 1999, any assessments to tax, determinations or directions made by any tax authority which are subject to appeal or have otherwise not become final at the date of this Agreement.

17.5.10   MWA:

          17.5.10.1 files a US federal consolidated tax return with its affiliated group, the common parent of which is Cordiant US Holdings, Inc. Cordiant US Holdings, Inc has filed a consolidated federal income tax return with MWA and its subsidiaries for the taxable year immediately preceding the current taxable year and is eligible to make an election under Section 338(h)(10)of the Internal Revenue Code of 1986, as amended.

          17.5.10.2 is not a US real  property  holding  company  as  defined by
                    Section 897 o f the U.S. Internal Revenue Code of 1986 as amended;

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

          17.5.10.3 has not made any election to be bound by the provisions of US Treasury regulations section 1.1503-2(g)(2);

          17.5.10.4 has no branch, agency, place of business or permanent establishment outside the United States.

17.6      Company residence

17.6.1 The Target Companies are, and have at all times been, resident for taxation purposes in the United Kingdom and are not, and have not at any time been, treated as resident in any other jurisdiction for any taxation purposes (including pursuant to any double taxation arrangement). They have no branch, agency, place of business or permanent establishment outside the United Kingdom.

17.6.2 For the purposes of Schedule 28 Finance Act 2000 (recovery of corporation tax payable by non-resident company):

          (a) the Target Companies are not and have not been a member of the same group of companies as any company which is not resident in the United Kingdom but carries on a trade in the United Kingdom

          (b) the Target Companies are not and have not been a member of a consortium which owns or at that time owned any company which is not resident in the United Kingdom but carries on a trade in the United Kingdom

          (c) the Target Companies are not and have not been a member of the same group of companies as a company which at that time was a member of a consortium owning a company which is not resident in the United Kingdom but carries on a trade in the United Kingdom.

17.7      Distributions and payments

17.7.1    The Target Companies have not in the last six years:-

          17.7.1.1 made any distribution or deemed distributions within the meaning of Sections 209 or 210 Taxes Act 1988 (distributions and deemed distributions) except as provided for in its audited accounts;

          17.7.1.2 issued any share capital as paid up otherwise than by the receipt of new consideration (within the meaning of Section 254 Taxes Act 1988); or

          17.7.1.3 redeemed, repaid or purchased, or agreed to redeem, repay or purchase, any of their own shares.

17.7.2 No securities (within the meaning of Section 254(1) Taxes Act 1988) issued by the Target Companies and remaining in issue at the date of this Agreement were issued in circumstances such that the interest or any other amount payable on those securities falls to be treated as a distribution.

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

17.7.3 The Target Companies have not within the period of six years preceding Completion made or received any distribution which is an exempt distribution within Sections 213 to 218(1) (inclusive) Taxes Act 1988 (demergers).

17.7.4    The Target  Companies  have not elected  under  Sections 246A and 246B
          Taxes Act 1988 for any dividend paid or to be paid by them to be treated as a foreign income dividend for the purposes of Chapter VA Taxes Act 1988, and no payment or other distribution by the Target Companies fell to be so treated pursuant to Schedule 7 Finance Act 1997.

17.7.5 As at 6 April 1999, the Target Companies had no unrelieved surplus advance corporation tax, as defined in The Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (SI 1999/358) (the "Shadow ACT Regulations").

17.7.6 The Target Companies have not at any time on or after 6 April 1999 been a member of any group (for the purposes of the Shadow ACT Regulations) that had another member which had unrelieved surplus advance corporation tax (as defined in such Regulations) as at 6 April 1999.

17.8      Groups, tax consolidation etc.

17.8.1 The Disclosure Letter gives full details of any surrender or claim by the Target Companies, or any agreement by the Target Companies to surrender or claim

          17.8.1.1 any amount by way of group relief under the provisions of Sections 402 to 413 (inclusive) Taxes Act 1988 (group relief);

          17.8.1.2 any taxation refund under the provisions of Section 102 Finance Act 1989 (company tax refund);

          17.8.1.3 any advance corporation tax under the provisions of Section 240 Taxes Act 1988 (surrender of advance corporation tax); or

          17.8.1.4 any amount of eligible unrelieved foreign tax under The Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001

          including any receipt or payment (or any entitlement to receive or obligation to make a payment) in respect of any such surrender or claim, where such surrender or claim has not become final and determined for any reason.

17.8.2 The Target Companies have received all payments due to them in respect of any surrender or claim of group relief, company tax refund, advance corporation tax or eligible unrelieved foreign tax and no such payment is liable to be refunded in whole or in part.

17.8.3 Each claim for group relief by the Target Companies or payment for surrender of group relief by the Target Companies reflected in the Accounts is a claim for surrender in respect of an accounting period of the Target Companies which exactly coincides with that of the other company for the purpose of Section 408 Taxes Act 1988 and during the entirety of which both companies were members of the same group for the purposes of Chapter IV, Part X Taxes Act 1988 (group relief).

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

17.8.4 The Disclosure Letter contains full and accurate details of any group income election made pursuant to Section 247 Taxes Act 1988 to which the Target Companies have at any time been a party. The Target Companies have not paid any dividend or charge on income outside any such an election for the time being in force (other than to a person who did not join in the election).

17.8.5 The Target Companies are not and have never been a party to a group payment arrangement with the Inland Revenue under section 36 Finance Act 1998.

17.9      Capital gains

17.9.1 No liability to taxation would arise on the disposal by the Target Companies of any asset other than trading stock acquired since the Accounts Date for a consideration equal to the consideration actually given for the acquisition.

17.9.2    Each  Target  Company's  membership  of a group  for the  purposes  of section 170 TCGA 1992 (capital gains grouping) does not depend on the disapplication of section 170(3)(b) pursuant to paragraph 46(5) or paragraph 47(6) Schedule 29 Finance Act 2000 and there has been no occasion when the Target Companies would have been treated as ceasing to be a member of a group for the purposes of section 179 TCGA 1992 but for paragraph 47(2) Schedule 29 Finance Act 2000 applying.

17.9.3 The Target Companies have not at any time acquired any assets from another company which is or was at the time of the acquisition a member of the same group of companies (as defined in Section 170 TCGA
          1992) as that of which the relevant Target Company is a member.

17.9.4 The Target Companies have neither elected nor undertaken to elect with any other company pursuant to section 171A TCGA 1992 for Section 171(1) TCGA 1992 to apply to any asset disposed of on or after 1 April 2000 by either company to such election (notional transfer within a group).

17.9.5 The Target Companies have neither elected nor undertaken to elect with any other company for any chargeable gain or allowable loss which arises under section 179 TCGA 1992 to be treated as accruing to the relevant Target Company instead of to that other company or vice versa.

17.9.6 The majority of the value in the share capital of Financial Dynamics (Ireland) Limited does not derive from land situated in Ireland.

17.10     Capital losses

17.10.1 No loss which might accrue on the disposal by the Target Companies of any asset is liable to be reduced or eliminated and no chargeable gain is liable to be created or increased by virtue of any depreciatory transaction or any reduction in value of that or any related asset for the purposes of corporation tax on chargeable gains or any corresponding tax of any relevant foreign jurisdiction.

17.10.2 The Disclosure Letter gives details of any loss which has accrued to the Target Companies in respect of which notice pursuant to Section 16(2A) TCGA 1992 needs to be, but has not at the time of Completion been, given to an officer of the

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          Board of the Inland  Revenue in order to be an allowable  loss for the purposes of the TCGA 1992.

17.11     Capital expenditure - capital allowances

17.11.1 All capital expenditure to which the provisions of Schedule 29, Finance Act 2002 (gains and losses of a company from intangible assets) do not apply, other than expenditure on land and buildings which is not capable of qualifying for industrial buildings allowances, incurred by the Target Companies or which may be incurred by them under any continuing obligation has qualified or will qualify for capital allowances for each relevant period at the highest rate applicable to expenditure incurred at the time in question and the Disclosure Letter gives details of allowances claimed in each of the last six years.

17.11.2 The Target Companies have not since the Accounts Date done or omitted to do, or agreed to do, or permitted to be done, any act as a result of which there may be made a balancing charge or any disposal value may be brought into account or any deemed trading receipt may arise under or by virtue of any provision of CAA 2001 (or any corresponding legislation outside the UK) or there may be a withdrawal or refusal of allowances or a recovery of excess relief under any such provision other than in the ordinary course of business.

17.11.3 The Target Companies have not made any election pursuant to Section 83 CAA 2001 (election for assets to be treated as short life assets) nor are taken to have made such an election by reason of section 89(4) CAA 2001 (disposal to connected person). The Target Companies have not incurred any expenditure on machinery or plant which is a long life asset to which CAA 2001 Part 2 Chapter 10 applies.

17.12     Intangible fixed assets

17.12.1 The Disclosure Letter identifies each intangible fixed asset of the Target Companies to which the provisions of Schedule 29, Finance Act 2002 apply (Gains and losses of a company from intangible fixed assets) and gives details of relevant expenditure and receipts and of all debits and credits brought into account by the Target Companies for tax purposes pursuant to the said Schedule 29.

17.12.2 The Target Companies have never elected nor undertaken to elect with any other company for any chargeable realisation gain under paragraph 58 or 60 Schedule 29 Finance Act 2002 (intangible fixed assets) to be treated as accruing to the Target Companies instead of to that other company or vice versa.

17.13     Loan relationships

17.13.1 The Target Companies are not party to any loan relationship as defined in Chapter II, Part IV Finance Act 1996 which may give rise to any debits or credits for the purposes of that Chapter other than in relation to interest, charges or expenses.

17.13.2 The Target Companies are not a party to any loan relationship (other than one subsisting between Target Companies):-

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          17.13.2.1 where there is a  connection  between the parties as defined by Section 87 Finance Act 1996;

          17.13.2.2 which is a creditor relationship of a Target Company in respect of which there is no connection as defined by
                    Section 87 Finance Act 1996 but in respect of which there was previously a connection between that Target Company and any person standing in the position of a debtor as respects the debt;

          17.13.2.3 where there has been a release of the amounts payable under the relationship;

          17.13.2.4 to which the transitional provisions of Schedule 15 Finance Act 1996 apply;

          17.13.2.5 to which paragraph 11, Schedule 9 Finance Act 1996 applies (transactions not at arm's length);

          17.13.2.6 to which Sections 92 (convertible securities etc.), 93 (relationships linked to the value of chargeable assets),
                    Section 93A (relationships linked to the value of chargeable assets: guaranteed returns) or 94 (indexed gilt-edged securities) Finance Act 1996 apply;

          17.13.2.7 in relation to which (taking account only of the particular loan relationship and disregarding any other asset or liability) an exchange gain or loss might arise to the relevant Target Company;

          17.13.2.8 to which section 93B has applied;

          17.13.2.9 which is a creditor relationship of the relevant Target Company in respect of which the debtor company is a consortium company as defined in paragraph 5A(19) Schedule 9, Finance Act 1996 or as subsidiary or holding company (as defined in the said paragraph 5A(19)) of a consortium company.

17.13.3 The Target Companies account for all their loan relationships (as defined in Section 81 Finance Act 1996) on an authorised accruals basis for accounting periods ending on or before the Accounts Date.

17.13.4 The Target Companies are not the debtors pursuant to any loan relationship:-

          17.13.4.1 to which the provisions of paragraph 2, Schedule 9 Finance Act 1996 (late interest) have applied; or

          17.13.4.2 which has an unallowable purpose within the meaning of paragraph 13 Schedule 9 Finance Act 1996 (loan relationships for unallowable purposes).

17.13.5   The  Target   Companies  have  not  issued  any  relevant   discounted
          securities (as defined in Schedule 13 Finance Act 1996).

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17.13.6   The  Target  Companies  have  not  ceased  to  be a  party  to a  loan relationship in relation to which credits or debits will be required pursuant to Section 103(6) Finance Act 1996 to be brought into account in any post-cessation period (as therein defined) of the relevant Target Company commencing after Completion.

17.14     Controlled foreign companies

          No circumstances exist which have or could require there to be apportioned to a Target Company any amount of the profits of a controlled foreign company (as defined in section 747(2) Taxes Act
          1988).

17.15     Foreign tax credits

          The application of the formula in section 799(1A) Taxes Act 1988 (computation of underlying tax - "mixer cap") has not in any previous accounting period been, and will not in the current accounting period be, applied to restrict the credit which the Target Companies are allowed against United Kingdom taxes for foreign tax.

17.16     Foreign exchange and financial instruments

          The Target Companies have no:-

17.16.1 qualifying assets, qualifying liabilities or currency contracts to which the provisions of Chapter II, Part II Finance Act 1993 apply or will or may apply;

17.16.2 interest rate or currency contracts or options to which the provisions of Chapter II, Part IV Finance Act 1994 apply or will or may apply.

17.17     Derivative contracts

          The Target Companies do not have derivatives contracts within Section 83 and Schedule 26 Finance Act 2002.

17.18     Transfer pricing

          The Target Companies have not been, and are not, required by paragraph 1 of Schedule 28AA, Taxes Act 1988 to compute their profits or losses as if an arm's length provision had been made instead of any actual provision. The Target Companies have not been and are not required to reallocate profits and losses pursuant to Section 482 of the US Internal Revenue Code of 1986, as amended.

17.19     Withholdings

17.19.1 The Target Companies have made all deductions and retentions of or on account of taxation as they were or are obliged or entitled to make and have made all such payments of or on account of taxation as should have been made to any taxation authority in respect of such deductions or retentions.

17.19.2 Each payment made by the Target Companies after 1 April 2001 without deduction of tax on the basis that section 349A(1) or Section 349E(1) Taxes Act 1988 disapplied the requirement to make a deduction was made after due and proper enquiry. No direction has been made by the Board of the Inland Revenue

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

          that the said section 349A(1) or Section 349E(1) (as the case may be) is not to apply to any payment by the Target Companies.

17.20     Employees etc.

17.20.1 The Target Companies have not made any payment to, or provided any benefit for or on behalf of, any officer or employee or ex-officer or ex-employee of the Target Companies which is not allowable as a deduction in calculating the profits of the Target Companies for taxation purposes.

17.20.2 The Target Companies have made all payments, deductions, withholdings or reductions as they should have made in respect of any remuneration or benefits of any kind paid or provided to employees, sub-contractors or workers supplied by agencies in respect of taxation, national insurance or social security contributions, and all sums payable by the Target Companies to any taxation authority in respect of such amounts have been, or will before Completion be, paid to the relevant authority within the prescribed time limits.

17.20.3 The Target Companies have kept proper books and records relating to the same.

17.20.4 The Disclosure Letter contains full details of all share schemes which the Target Companies operate or in which employees are entitled to participate, together with copies of any approvals issued by the taxation authorities in respect of such schemes and nothing has been done to prejudice the approved status of any such schemes.

17.21     Value added tax

17.21.1 The Target Companies are registered for the purposes of value added tax . The Target Companies are not members of a group of companies for UK or foreign value added tax purposes and have not applied for such treatment.

17.21.2 The Target Companies have not been required by the Commissioners of Customs and Excise or equivalent foreign authorities to give security and no steps have been taken for distress to be levied on any asset of the Target Companies.

17.21.3 The Target Companies are not in arrears with any payment or returns in respect of value added tax. The Target Companies have not been subject to any penalty, fine or surcharge in respect of value added tax and have not received any notice of any such penalty, fine or surcharge. The Disclosure Letter contains details of any amount of consideration required to be paid by the Target Company in order to avoid the denial of an input tax credit pursuant to Section 26A Value Added Tax Act 1994.

17.21.4 The Target Companies have complied with and observed in all material respects the terms of all enactments relating to value added tax or any equivalent tax in any jurisdiction and all regulations, orders, notices, provisions and conditions made under those enactments ("VAT legislation").

17.21.5 The Target Companies have maintained and obtained complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT legislation and have preserved such records,

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

          invoices and other documents in such form and for such periods as are required by VAT legislation.

17.21.6 The Target Companies have not in the ten years preceding Completion incurred any expenditure on capital items such that the provisions of
          Part XV The Value Added Tax Regulations 1995 (capital goods scheme) may apply to the Target Companies.

17.21.7 The Target Companies obtain credit for all input tax paid or suffered by them save in relation to input tax which is generally disallowable such as (without limitation) client entertainment, gifts and motor cars.

17.22     Close companies

17.22.1 The Target Companies are not, nor at any time within the past six years have they been, close companies as defined in Section 414 Taxes Act 1988.

17.22.2   The  Target  Companies  have not made any  transfers  of value  within
          Section 94 Inheritance Tax Act 1984 (charge on participators).

17.22.3 The Target Companies have not since 5 April 1965 done anything so as to give rise to an assessment or any charge to tax under Section 419 (as extended by Section 422) Taxes Act 1988 (loans to participators).

17.22.4 The Target Companies have not since 5 April 1965 made a distribution within Section 418 Taxes Act 1988 (incurring of certain expenses).

17.23     Inheritance tax

          No shares in or assets of the Target Companies are subject to any Inland Revenue charge or to any such power of sale, charge or mortgage as is mentioned in Section 212 Inheritance Tax Act 1984 and there are no circumstances which might lead to such a charge or power arising.

17.24     Anti-avoidance

          The Target Companies have not at any time been a party to or otherwise involved in a transaction or series of transactions in relation to which advisers considered that there was a risk that the Target Companies could be liable to taxation under the provisions of Part XVII Taxes Act 1988 or as a result of the principles in W.T. Ramsay Limited v IRC (54 TC 101) or Furniss v Dawson (55 TC 324), as developed in subsequent cases.

17.25     Secondary liability

          The Target Companies are not, nor will they become, liable to pay, or make reimbursement or indemnity in respect of, any taxation (or any amount corresponding to taxation) in consequence of the failure by any other person to discharge that taxation or amount within any specified period or otherwise, where the taxation or amount relates to a profit, income or gain, transaction, event, omission or circumstances arising, occurring or deemed to arise or occur (whether wholly or partly) before Completion.

17.26     Payments equivalent to taxation

17.26.1 The Target Companies have not entered into any indemnity, guarantee or covenant under which the Target Companies have agreed or can be procured to meet or pay a sum equivalent to or by reference to another person's liability to taxation.

17.26.2 The Target Companies are not liable, nor has any event or omission occurred in consequence of which the Target Companies could at any time become liable, to make a payment to any person as a result of the discharge by that person of any liability of the Target Companies to taxation incurred on or before Completion.

17.27     Stamp duty etc.

17.27.1 All documents to which the Target Companies are a party and under which the Target Companies have any rights or which form part of the Target Companies' title to any asset owned by them have been duly stamped with the correct amount of stamp duty and any applicable stamp or other duty in respect of such documents has been accounted for and paid and no stamp duty remains to be paid in respect of any such documents which are outside the United Kingdom and have yet to be brought into the United Kingdom. No circumstances exist or might exist which would require the Target Companies to re-present for stamping any document which has already been stamped.

17.27.2 The Target Companies have complied in all respects with the provisions of Part IV Finance Act 1986 (stamp duty reserve tax) and with any regulations made under it and neither they nor any nominee for them is a party to any agreement which falls within the terms of Section 87(1) of that Act (principal charge) and in relation to which the conditions referred to in Section 92(1) of that Act (repayment or cancellation of tax) have not been fulfilled.

17.27.3 The Target Companies do not hold any estate or interest in land that was transferred, granted or surrendered to them by an instrument executed within the period of two years preceding this Agreement which has been stamped on the basis that relief under Finance Act 1930 section 42 or Finance Act (Northern Ireland) 1954 section 11 (transfer of property between associated bodies corporate) applies, and does not hold any estate or interest in land that is derived from an estate or interest that was so transferred, granted or surrendered.

17.27.4 The Target Companies do not hold any estate or interest in land that was transferred, granted or surrendered to it by an instrument executed within the period of two years preceding this Agreement which has been stamped on the basis that relief under Finance Act 1986 section 76 applies.

17.27.5 The Target Companies have not been involved in any transaction involving any instrument in relation to which a claim for exemption from stamp duty was made in accordance with sections 79 and 90 of the Irish Stamp Duties Consolidation Act 1999. The Target Companies have complied in all respects (where applicable) with their obligation to account for and pay all amounts due in respect of capital duty.

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                                   SCHEDULE 5
                                     Part 2
                             Purchaser's Warranties

1         The Purchaser

1.1 The Purchaser has full power to enter into and perform this Agreement and all the documents in the Agreed Form to be executed by it and this Agreement constitutes, and each such Agreed Form document when executed will constitute, binding obligations of the Purchaser in accordance with its terms.

1.2 The execution and delivery of this Agreement, and any of the Agreed Form documents to be executed, by the Purchaser and the performance of and compliance with its terms and provisions will not conflict with or result in a breach of, or constitute a default under, the Memorandum or Articles of Association of the Purchaser or any order or judgment that applies to or binds the Purchaser or any of its property.

1.3 Except for merger, anti-trust or regulatory consents or approvals, no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any court or governmental or administrative authority is required to be obtained, or made, by the Purchaser to authorise the execution or performance of this Agreement by the Purchaser.

1.4 At Completion the Purchaser will have immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet obligation to pay the Initial Consideration under this Agreement or any of the documents referred to in this Agreement at Completion.

2         Information provided

          The Purchaser has not entered into this agreement in reliance upon any statement, representation, warranty or understanding of any kind other than the Vendor's Warranties.

3         Other interests

          The Purchaser is purchasing the Shares for itself beneficially and not wholly or partly as agent for any other person.

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                                   SCHEDULE 6
                            Limitations on liability

1         The terms of this Schedule 6 are subject to Clauses 8.5 and 14.4.

2 The Purchaser acknowledges to and agrees with the Vendor that any claim by the Purchaser in respect of any breach of the Vendor's Warranties ("a Vendor's Warranty Claim") and, where provided for in this Schedule, under the Tax Covenant, shall be dealt with in accordance with the following provisions of this Schedule. The Vendor's Warranties shall accordingly have effect subject to and as qualified by the terms of this Schedule.

3 The liability of the Vendor in respect of any breach of the Vendor's Warranties shall be limited as follows:-

3.1 there shall be disregarded for all purposes (including, for the avoidance of doubt, the application of paragraph 3.2) any breach of any of the Vendor's Warranties in respect of which the amount which the Purchaser would otherwise (but for the provisions of this paragraph 3.1) be entitled to recover would be less than (pound)15,000 (and, for these purposes, a number of claims under the Vendor's Warranties arising out of the same facts, matters or circumstances shall be treated as a single claim);

3.2 subject to paragraph 3.1, the Purchaser shall not be entitled to recover any amount in respect of a breach of the Vendor's Warranties unless the amount recoverable, when aggregated with all other amounts recoverable for breach of the Vendor's Warranties exceeds (pound)200,000, in which event only the whole amount and not merely the excess over such sum shall be recoverable;

3.3 the aggregate liability of the Vendor in respect of all and any Vendor's Warranty Claims and any claim under the Tax Covenant (excluding claims under paragraph 2.1.5 and associated costs under paragraph 2.1.6 of the Tax Covenant) shall be limited to and shall in no event exceed (pound)15,000,000; and

3.4 the aggregate liability of the Vendor in respect of paragraph 2.1.5 and associated costs under paragraph 2.1.6 of the Tax Covenant shall, in circumstances where the primary liability is not a liability of a member of the Remaining Vendor Group or a company previously connected with any such member, be limited to the Initial Consideration plus the amount by which the Actual Completion Net Indebtedness is less than (pound)zero less any amounts recovered from the Vendor in respect of claims under Schedule 9 or for breach of a Vendor's Warranty other than amounts recovered in respect of claims for secondary liabilities under paragraph 2.1.5 of the Tax Covenant where the primary liability is a liability of a member of the Remaining Vendor Group or a company previously connected with any such member and associated costs under paragraph 2.1.6 thereof.

4 Subject to paragraph 5 of this Schedule, the Vendor shall cease to have any liability:-

4.1 for breach of any of the Vendor's Warranties (apart from the Vendor's Warranties relating to taxation), on the expiry of twenty-four months following Completion; and

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

4.2 for breach of the Vendor's Warranties relating to taxation and under the Tax Covenant on the seventh anniversary of Completion or, if longer, the applicable statutory limitation period applicable in a jurisdiction other than the United Kingdom where the subject matter of the tax claim concerns that other jurisdiction;

          but the liability of the Vendor in respect of any Vendor's Warranty Claim shall terminate absolutely if proceedings in respect of it shall not have been commenced by being both issued and served on the Vendor within the period of twelve months from the date on which the Purchaser gives notice to the Vendor in accordance with paragraph 6.1 of this Schedule or, if later, the date on which a contingent liability (the subject of a Vendor's Warranty Claim) becomes an actual liability.

5 The Vendor shall not be liable under the Vendor's Warranties in respect of any claim based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability, provided that this paragraph shall not operate to avoid a claim made in respect of a contingent liability within the applicable time limit specified in paragraph 4.

6         The Vendor shall have no liability in respect of any Vendor's Warranty
          Claim:-

6.1 to the extent that specific provision or reserve in respect of the liability or other matter giving rise to the claim in question was made in the Completion Statement (or, other than where liability in respect of the Vendor's Warranty Claim in question is assessed on an indemnity basis, if such a provision or reserve was made in the last management accounts disclosed to the Purchaser prior to the date of this Agreement, to the extent of any increase in such provision or reserve in the Completion Statement);

6.2 to the extent that the claim in question arises, or is increased, wholly or partly as a result of any change in any enactment, law, regulation, directive or practice of any government, government department or agency or any regulatory body (including extra statutory concessions of the Inland Revenue) not announced prior to the date of this Agreement and made after the date of this Agreement whether or not having retrospective effect;

6.3 to the extent that the claim in question would not have arisen but for a voluntary act or transaction otherwise than in the ordinary course of business, which could reasonably have been avoided, carried out by the Purchaser or any of its Group Companies (including the Target Companies or any of the Subsidiaries) after the date of this Agreement and which the Purchaser or (as the case may be) such Group Company ought reasonably to have been aware might give rise to that claim except any act to comply with law or a regulatory requirement or to comply with an undertaking or commitment in existence prior to the date of this Agreement;

6.4 to the extent that the Target Companies or any of the Subsidiaries are insured, (and recover under such insurances) against any loss or damage suffered by the Target Companies or any of the Subsidiaries forming the basis of the claim in question under the terms of any insurance policy of the Target Companies or any of the Subsidiaries for the time being in force (or would have been so insured had any insurance cover in force immediately following Completion been maintained in force, or had the insurance cover recommended to the Purchaser by its insurance advisers at Completion been implemented immediately following Completion and maintained in force). In the circumstances referred to above, the Purchaser undertakes to procure that the Target Group seeks full recovery under any such insurance;

6.5 to the extent that the liability or other matter giving rise to the claim under the Vendor's Warranties in question is fairly disclosed by the Disclosure Letter.

7 If any matter comes to the notice of the Purchaser, any of the Target Companies or any of the Subsidiaries which may give rise to a liability under the Vendor's Warranties, the Purchaser shall (and shall procure that the Target Companies and the Subsidiaries shall):-

7.1 as soon as reasonably practicable give written notice of that matter to the Vendor, specifying in reasonable detail the nature of the potential liability and, so far as is practicable, the amount likely to be claimed in respect of it;

7.2 not make any admission of liability, agreement or compromise with any person, body or authority in relation to that matter without the prior written consent of the Vendor;

7.3 give the Vendor and its professional advisers (subject to appropriate confidentiality and hold harmless undertakings being given by the Vendor and its professional advisers) reasonable access to the personnel of the Purchaser and/or the Target Companies or any of the Subsidiaries (as the case may be) and to any relevant chattels, accounts, documents and records within the power or control of the Purchaser and/or the Target Companies or any of the Subsidiaries so as to enable the Vendor and its professional advisers to examine such premises, chattels, accounts, documents and records and to take copies at their own expense;

7.4 subject to the Vendor indemnifying the Purchaser and/or the Target Companies and the Subsidiaries to the Purchaser's reasonable satisfaction against the full amount of any liability, costs, damages or expenses which may be reasonably incurred, take such action as the Vendor may reasonably request to avoid, dispute, resist, compromise or defend any claim arising out of the matter in question PROVIDED THAT the Vendor shall not be entitled to require the Purchaser or any of its Affiliates to take any course of action which would be materially prejudicial to the best interests of that member of the Target Group or the Target Group as a whole or which is unlawful.

7.5 Failure to comply with the provisions of this paragraph 7 shall not limit or restrict the liability of the Vendor for breach of a Vendor's Warranty except to the extent that the Vendor's liability has increased by such failure.

8 If the Purchaser and/or any of the Target Companies or any of the Subsidiaries is or may be entitled to recover from some other person any sum in respect of any matter giving rise to a Vendor's Warranty Claim, the Purchaser shall procure that all reasonable steps are taken to enforce recovery and, if any sum is so recovered, then either the amount payable by the Vendor in respect of that Vendor's Warranty Claim shall be reduced by an amount equal to the sum recovered or (if any amount shall already have been paid by the Vendor in respect of that

          Vendor's Warranty Claim) there shall be repaid to the Vendor an amount equal to the amount recovered or (if less) the amount of such payment (in either case with any interest paid by such other person but less any tax chargeable on the Purchaser or any of the Target Companies or any of the Subsidiaries in respect of such interest).

9 If any loss or damage giving rise to a Vendor's Warranty Claim gives rise to a reduction in the tax liability of the Purchaser or any Target Company or Subsidiary which would not otherwise have arisen, then the Purchaser shall procure that full details of such reduction are given to the Vendor as soon as reasonably practicable and the Purchaser shall, on or as soon as reasonably practicable after the date when the Purchaser or the Target Companies or Subsidiaries would have been under an obligation to pay an amount equal to the taxation liability so reduced, make a payment to the Vendor of an amount equal to the reduction in the tax liability.

10        For the avoidance of doubt:-

10.1 nothing in this Schedule shall limit the Purchaser's obligation to mitigate its loss in respect of any Vendor's Warranty Claim; and

10.2 neither the Purchaser nor the Target Companies or any of the Subsidiaries shall be entitled to recover damages in respect of any Vendor's Warranty Claim or claim under the Tax Covenant or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

11 This Schedule 6 shall remain in full force and effect notwithstanding Completion and in particular shall not be discharged in whole or in part by any breach of any of the Vendor's Warranties or any Vendor's Warranty Claim or any claim under the Tax Covenant.

                                   SCHEDULE 7
                                 The Properties

      Property                                  Date of       Parties to Lease
                                                 Lease
1     2nd Floor                                 07/04/99      Staple Inn Holborn Limited (1)
      Holborn Gate,                                           Marchday General Partner (2)
      326-333 High Holborn, London                            Financial Dynamics Limited (3)

2     Part Ground Floor and part basement,      07/04/99      Staple Inn Holborn Limited (1)
      Holborn Gate,                                           Marchday General Partner (2)
      326-333 High Holborn, London                            Financial Dynamics Limited (3)

3     The Old Carpenter's Storage Room                        Holborn Gate (Nominee No 1)
      Holborn Gate,                                           Limited and Holborn Gate
      326-333 High Holborn, London                            (Nominee No 2) Limited (1)
                                                              Financial Dynamics Limited (2)

4    Sub-basement Storage Room No. 1                          Holborn Gate (Nominee No 1)
     Holborn Gate,                                            Limited and Holborn Gate
     326-333 High Holborn, London                             (Nominee No 2) Limited (1)
                                                              Financial Dynamics Limited (2)

5    Sub-basement Storage Room No. 4            08/08/99      Holborn Gate (Nominee No 1)
     Holborn Gate,                                            Limited and Holborn Gate
     326-333 High Holborn, London                             (Nominee No 2) Limited (1)
                                                              Financial Dynamics Limited (2)

6    380 Lexington Avenue, NY                   14/12/92      Lexington Avenue & 42nd Street
     (50th Floor)                                             Corporation (1) Morgen-Walke
                                                              Associates, Inc. (2)

7    380 Lexington Avenue, NY                   31/03/93     Lexington Avenue & 42nd Street
     (51st Floors)                                           Corporation (1) Morgen-Walke
                                                             Associates, Inc. (2)

8    380 Lexington Avenue, NY (49th Floor)      30/08/96     Lexington Avenue & 42nd Street
                                                             Corporation (1) Morgen-Walke
                                                             Associates, Inc. (2)

9    380 Lexington Avenue, NY (48th Floor)      02/06/95     Lexington Avenue & 42nd Street
                                                             Corporation (1) Morgen-Walke
                                                             Associates, Inc. (2)

10   380 Lexington Avenue, NY (43rd Floor)     25/06/99      Lexington Avenue & 42nd Street
                                                             Corporation (1) Morgen-Walke
                                                             Associates, Inc. (2)

11   380 Lexington Avenue, NY (11th Floor)     15/09/93      Lexington Avenue & 42nd Street
                                                             Corporation (1) Morgen-Walke
                                                             Associates, Inc. 2)

12   445 Park Avenue, NY                       26/05/99      Morrow & Company, Inc (1)


      Property                                  Date of       Parties to Lease
                                                 Lease
                                                              Morgen-Walke Associates, Inc.(2)

13    99 Summer Street, Suite 350 Boston,       27/06/01      Carlyle/Paradigm 99 Summer,
      MA                                                      LLC (1)
                                                              Morgen-Walke Associates, Inc. (2)

14    44 Montgomery Street, Suite 1500, SF,     09/04/97      State Street Bank and Trust
      SA 94104                                                Company of California, N.A. as
                                                              Trustee for Telephone Real Estate
                                                              Equity Trust (1)
                                                              and Morgen-Walke Associates,
                                                              Inc. (2)

15    10 Merrion Sq, Dublin                     22/02/01      Yakuzza Company (1) and
                                                              Gallagher & Kelly Public Relation
                                                              Limited (2)

16    Lower Ground Floor and Ground Floor       31/01/00      St Pancras Housing Association (1)
      12 Dorrington Street                                    Corporate & Financial Design
      London EC1                                              Limited (2)

17    20 rue des Pyramides                      20/02/97      Chartier et Cie (1)
      75001 Paris                                             Morgen-Walke Europe S.A. (2)
      France

18    2nd Floor                                               Ahrens & Behrent Agentur fur
      Stiftstr. 8-10                                          Kommunikation GmbH (1)
      60313 Frankfurt am Main                                 ABFD (2)
      Germany

19    2 Aheon and 40 Loukianou                  03/02/03      FDL (1)
      Athens                                                  Cleverbank Communications
      Greece                                                  Management S.A. (2)

                                   SCHEDULE 8

                               Completion Accounts

                                     Part 1

                                   Definitions


1         In this Agreement:-

1.1 "Completion Working Capital" shall mean the aggregate amount of the line items marked "Yes" in the column headed "Include in working capital?" in the Annexure to this Schedule 8, such line items being determined as at 31 May 2003;

1.2 "Actual Completion Net Indebtedness" shall mean the aggregate amount of the line items marked "Yes" in the column headed "Include in net debt?" in the Annexure to this Schedule 8 as at 31 May 2003 (and, for the avoidance of doubt, this may result in a negative figure and be less than zero for the purposes of Clause 4.1.1); and

1.3 "FDL Accounting Policies" shall mean the accounting policies and principles applied in the preparation of FDL's financial statements for the year ended 31 December 2002.


                                     Part 2

                              Completion Statement


2 The Completion Working Capital and Completion Net Indebtedness shall be calculated applying the following policies, principles, bases and methodologies;

2.1       the specific provisions set out in clause 3 of this Part 2 of Schedule
          8;

2.2 the FDL Accounting Policies to be applied on a basis and methodology consistent with their application in the individual companies' financial reporting packages for the year ended 31 December 2002 as used to compile the Special Purpose Accounts in so far as such application would be consistent with UK GAAP; and

2.3       UK GAAP, as at 31 May 2003.

          In the event of any conflict between the application of clauses 2.1 to
          2.3 above, the application of clause 2.1 shall take precedence over that in clauses 2.2 and 2.3, and the application of clause 2.2 shall take precedence over that in clause 2.3.

3 The following specific provisions governing the preparation of the Completion Working Capital shall apply:-

3.1 the exchange rate between Pounds Sterling ((pound)) and Euros ((euro)) and Pounds Sterling ((pound)) and US Dollars (US$) shall, in each case, be the relevant closing rate as specified by the Bank of England at 31 May 2003;

3.2 the net assets of ABFD will be included in the Completion Statement by way of proportional consolidation;

3.3 the amount of the security deposit (together with interest accrued thereon) in respect of MWA's obligations under the Lexington Avenue Lease shall be excluded for all purposes;

3.4 the Completion Statement will be prepared such that only events taking place up until and information available at the time when the Purchaser submits the first draft of the Completion Statement to the Vendor shall be relevant to the preparation and contents thereof;

3.5       the Completion Statement shall contain no general accruals;

3.6 revenue, including rechargeable expenses, will be included in the Completion Statement using the accounting polices, accounting principles and accounting bases that were used in the financial reporting packages that were used to compile the special purpose accounts for the year ended 31 December 2002;

3.7 no general provisions for bad debts will be made. All bad debt provisions included in the Completion Statement must be specific and the need for the provision justified with appropriate evidence.

4 For the avoidance of doubt and notwithstanding any other provision of this Agreement, the following principles shall apply in relation to taxation on income, profits and gains:

4.1 no amounts payable to or receivable from a taxation authority in respect of taxation on income, profits or gains shall be included in the Actual Completion Net Indebtedness as creditor or debtor amounts (as applicable);

4.2 amounts equal to the consideration payable for all surrenders of group relief made prior to the date hereof or as referred to in paragraph
          13.1.4 of Schedule 9 shall be included as creditor amounts in the Actual Completion Net Indebtedness and shall also be included as Actual Completion Intra-Group Payables save to the extent that any such surrender will give rise to a repayment of taxation from a taxation authority which is not included in the Actual Completion Net Indebtedness, in which case no consideration payable for such group relief shall be reflected in the Actual Completion Net Indebtedness or included as Actual Completion Intra-Group Payables and paragraph 13.7 of Schedule 9 of the Tax Covenant shall apply. For these purposes, terms defined in the Tax Covenant shall have the same meanings in this paragraph 4.


--------------- ----------------------------- --------- -------------- ---------- ------------- -------------- ----------------
                                              Include    Include in    Aggregated   Components     Aggregated    Components of
                                                 in       net debt?     December            of       May 2003  working capital
                                              working                       2002       working        Balance   at 31 May 2003
                                              capital?                   Balance       capital          Sheet
                                                                           Sheet         at 31
                                                                                      December
                                                                                          2002
                                                                       (pound)'000  (pound)'000    (pound)'000     (pound)'000
               FIXED ASSETS
5010           Goodwill                          No          No            6,536                            0
5030           Research & Development Costs      No          No                0                            0
5050           Tangible Fixed Assets             No          No            3,036                            0
5160           Investments-- Group               No          No               11                            0
5205           Investments - Associates          No          No               44                            0
5240.0005      Investments - Joint Ventures      No          No                0                            0
5300           Investments - Long term           No          No                0                            0
               Investments, unlisted
               companies
                                                                       ---------- ------------- -------------- ----------------
               Total Fixed Assets                                         9,627             0              0                0
                                                                       ---------- ------------- -------------- ----------------

CURRENT ASSETS

6005           Work In Progress                 Yes          No              312           312              0
6045.0005      Debtors - due within one year  See below   See below        6,949         6,949              0                0
6045.0010      Debtors - due after one year   See below   See below          482           482              0                0
5550           Current Investments              Yes          No              26             26              0
6200           Cash At Bank & In Hand            No          Yes           6,663                            0
                                                                       ---------- ------------- -------------- ----------------
62201005       Total Current Assets                                       14,431         7,765              0                0
                                                                       ---------- ------------- -------------- ----------------

6300.0005      Creditors due within one
               year                           See below   See below       -9,884        -4,303              0                0
                                                                       ---------- ------------- -------------- ----------------
                                                                       ---------- ------------- -------------- ----------------
62251005       Net Current                                                 4,547         3,462              0                0
               Assets/(Liabilities)
                                                                        ---------- ------------- -------------- ----------------
                                                                        ---------- ------------- -------------- ----------------
62301005       Total Assets Less Current                                   14,174         3,462              0                0
               Liabilities
                                                                        ---------- ------------- -------------- ----------------
6300.0010      Creditors due after more       See below   See below          -13           -13              0                0
               than one year

                                       80

6520            Provisions for Liabilities       No          No             -186                            0
                & Charges
6580            Deferred Tax                     No          No              459                            0
                (liability)/asset
5240.0010       Provision for Joint Venture      No          No                0                            0
                Deficit
6600            Net Group Dividends              No          Yes               0                            0
                receivable/(payable)
6620            Net Group Loan balances          No          Yes               0                            0
6640            Net Group Trading balances       No          Yes          -1,279                            0
                                                                       ---------- ------------- -------------- ----------------
68001005        Total Net Assets                                          13,155         3,449              0                0
                                                                       ---------- ------------- -------------- ----------------
                CAPITAL AND RESERVES
7010            Called-up Share Capital          No          No            1,202                            0
7015            Share Premium                    No          No            5,180                            0
7020            Merger Reserve                   No          No                0                            0
7025            Shares to be issued              No          No                0                            0
7030            Special Reserve                  No          No                0                            0
7035            Warrant Reserve                  No          No                0                            0
7040            Unrealised Gains (for            No          No                0                            0
                Cordiant only)
7045            Other Reserve (for Cordiant      No          No                0                            0
                only)
7050            Revaluation Reserve              No          No                0                            0
7055            Reserve 1 (for Cordiant          No          No                0                            0
                only)
7060            Profit and Loss account          No          No            6,771                            0
                                                                       ---------- ------------- -------------- ----------------
7075            Total Shareholder's Funds                                 13,154             0              0                0
7080            Minority Interest                No          No                0                            0
                                                                       ---------- ------------- -------------- ----------------
7005            Total Capital & Reserves                                  13,154             0              0                0
                                                                       ---------- ------------- -------------- ----------------
                Working capital balance                                                  3,449                               0
                                                                                  =============                ================
                FD : Debtors



                Amounts due within one year
6050            Trade Debtors                   Yes          No            5,987         5,987              0
6065.0005       Amounts due from associated     Yes          No                0             0              0
                and JV companies
6070.0005       Loans to Employees              Yes          No                0             0              0
6075.0005       Loans - Empl. Share Scheme      Yes          No                0             0              0
6080.0005       Other Loans                     Yes          No                6             6              0
6085.0005       Other Debtors                 See below      No              228           228              0                0
6090.0005       Corporation Tax Recoverable      No          No                4                            0
6100.0005       Prepayments & Accrued income  See below      No              724           724              0                0
                                                                       ---------- ------------- -------------- ----------------
6045.0005       Total Debtors less than one                                6,949         6,945              0                0
                year
                                                                       ---------- ------------- -------------- ----------------

                Amounts due more than one
                year
6065.0010       Amounts due from associated     Yes          No                0             0              0
                and JV companies
6070.0010       Loans to Employees              Yes          No                0             0              0
6075.0010       Loans - Empl. Share Scheme      Yes          No                0             0              0
6080.0010       Other Loans                     Yes          No                0             0              0
6085.0010       Other Debtors                 See below      No              312           312              0                0
6090.0010       Corporation Tax Recoverable      No          No                0                            0
6100.0010       Prepayments & Accrued income  See below      No              170           170              0                0
                                                                       ---------- ------------- -------------- ----------------
6045.0010       Total Debtors more than one                                  482           482              0                0
                year
                                                                       ---------- ------------- -------------- ----------------

                Other Debtors Due within
                one Year
6085.0005.0005  Other Debtors 1                 Yes          No               98            98              0
6085.0005.0010  Other Debtors 2                 Yes          No               11            11              0
6085.0005.0015  Other Debtors 3                 Yes          No              104           104              0
6085.0005.0020  Other Debtors 4                 Yes          No               16            16              0
6085.0005.0025  Other Debtors 5                 Yes          No                0             0              0
6085.0005.0030  Other Debtors 6                 Yes          No                0             0              0
6085.0005.0035  Balance <(pound)50,000          Yes          No                0             0              0

                                                                       ---------- ------------- -------------- ----------------
6085.0005       Total Other Debtors Due                                      228           228              0                0
                within one Year
                                                                       ---------- ------------- -------------- ----------------

                Prepayments within one year
6100.0005.0005  Rent Prepaid                    Yes          No              165           165              0
6100.0005.0010  Local Taxes (Sales, etc)        Yes          No                0             0              0
6100.0005.0015  Media Rebates/Prepaids          Yes          No                0             0              0
6100.0005.0020  Accrued External Interest       Yes          No                9             9              0
                Receivable <1yr
6100.0005.0025  Insurance Prepaid               Yes          No               90            90              0
6100.0005.0030  External interest - Bank        Yes          No                0             0              0
                fees (Corporate Companies
                only)
6100.0005.0035  Prepayments 1                   Yes          No              201           201              0
6100.0005.0040  Prepayments 2                   Yes          No              109           109              0
6100.0005.0045  Prepayments 3                   Yes          No               96            96              0
6100.0005.0050  Prepayments 4                   Yes          No                0             0              0
6100.0005.0065  Prepayments 5                   Yes          No                0             0              0
6100.0005.0070  Balance <(pound)50,000          Yes          No               54            54              0
                                                                       ---------- ------------- -------------- ----------------
6100.0005       Total Prepayments & Accrued                                  724           724              0                0
                Income Due within one Year
                                                                       ---------- ------------- -------------- ----------------

                Other Debtors Due after
                more than one Year
6085.0010.0005  Other Debtors 1                 Yes          No              312           312              0
6085.0010.0010  Other Debtors 2                 Yes          No                0             0              0
6085.0010.0015  Other Debtors 3                 Yes          No                0             0              0
6085.0010.0020  Other Debtors 4                 Yes          No                0             0              0
6085.0010.0025  Other Debtors 5                 Yes          No                0             0              0
6085.0010.0030  Other Debtors 6                 Yes          No                0             0              0
6085.0010.0035  Balance <(pound)50,000          Yes          No                0             0              0
                                                                       ---------- ------------- -------------- ----------------
6085.0010       Total Other Debtors Due                                      312           312              0                0
                after more than one Year
                                                                       ---------- ------------- -------------- ----------------
                Prepayments after more than
                one year
6100.0010.0005  Rent Prepaid                    Yes          No              170           170              0

6100.0010.0010  Local Taxes (Sales, etc)        Yes          No                0             0              0
6100.0010.0015  Media Rebates/Prepaids          Yes          No                0             0              0
6100.0010.0020  Accrued External Interest       Yes          No                0             0              0
                Receivable > 1yr
6100.0010.0025  Insurance Prepaid*              Yes          No                0             0              0
6100.0010.0030  External interest - Bank        Yes          No                0             0              0
                fees (Corporate Companies
                only)
6100.0010.0035  Prepayments 1                   Yes          No                0             0              0
6100.0010.0040  Prepayments 2                   Yes          No                0             0              0
6100.0010.0045  Prepayments 3                   Yes          No                0             0              0
6100.0010.0050  Prepayments 4                   Yes          No                0             0              0
6100.0010.0065  Prepayments 5                   Yes          No                0             0              0
6100.0010.0070  Balance <(pound)50,000          Yes          No                0             0              0
                                                                       ---------- ------------- -------------- ----------------
6100.0010       Total Prepayments & Accrued                                  170           170              0                0
                Income Due after one Year
                                                                       ---------- ------------- -------------- ----------------

                FD : Creditors

                Amounts due within one year
6305.0005       Bank Overdrafts                  No          Yes              15                            0
6310.0005       Banks Loans                      No          Yes               0                            0
6315.0005       Other loans                     Yes          No                0             0              0
6320.0005       Trade Creditors                 Yes          No            1,037         1,037              0
6325.0005       Amounts due to associated       Yes          No                0             0              0
                and JV undertakings
6330.0005       Financial Leases and Hire        No          Yes              18                            0
                Purchases
6335.0005       Taxation on Profits              No          No            4,507                            0
6340.0005       Other Tax & Social Security     Yes          No              475           475              0
6345.0005       Accruals and Deferred Income  See below      No            2,759         1,719              0                0
6350.0005       External Dividends Payable       No          No                0                            0
6355.0005       Other Creditors               See below      No            1,072         1,072              0                0
                                                                       ---------- ------------- -------------- ----------------
6300.0005       Total Creditors                                            9,884         4,303              0                0
                                                                       ---------- ------------- -------------- ----------------
                Amounts due more than one
                year


6305.0010       Bank Overdrafts                  No          Yes               0                            0
6310.0010       Banks Loans                      No          Yes               0                            0
6315.0010       Other loans                     Yes          No                0             0              0
6320.0010       Trade Creditors                 Yes          No                3             3              0
6325.0010       Amounts due to associated       Yes          No                0             0              0
                and JV undertakings
6330.0010       Financial Leases and Hire        No          Yes               0                            0
                Purchases
6335.0010       Taxation on Profits              No          No                0                            0
6340.0010       Other Tax & Social Security     Yes          No                0             0              0
6345.0010       Accruals and Deferred Income  See below      No                0             0              0
6350.0010       External Dividends Payable       No          No                0                            0                0
6355.0010       Other Creditors               See below      No               11            11              0                0
                                                                       ---------- ------------- -------------- ----------------
6300.0010       Total Creditors                                               13            13              0                0
                                                                       ---------- ------------- -------------- ----------------

                Secured Creditors
6360.0005       Secured Creditors 1              No          Yes               0                            0
6360.0010       Secured Creditors 2              No          Yes               0                            0
6360.0015       Secured Creditors 3              No          Yes               0                            0
6360.0020       Secured Creditors 4              No          Yes               0                            0
6360.0025       Secured Creditors 5              No          Yes               0                            0
                                                                       ---------- ------------- -------------- ----------------
6360            Total Secured Creditors due                                    0             0              0                0
                within and after more than
                one year                                               ---------- ------------- -------------- ----------------


                Accruals due within one year
6345.0005.0005  Holiday Pay                     Yes          No               14            14              0
6345.0005.0010  Acquisition cost accruals       Yes          No                0             0              0
                (per goodwill and group
                investment schedules)
6345.0005.0015  Bonus & Profit Shares            No          No            1,041                            0
6345.0005.0020  Ex-Gratia/Redundancy/Severence  Yes          No              310           310              0
6345.0005.0025  WIP prebillings                 Yes          No               52            52              0
6345.0005.0030  External Interest payable -     Yes          No                0             0              0
                (non FRS 4)

6345.0005.0035  External Interest - FRS 4       Yes          No                0             0              0
                Amortisation (Corporate
                Companies only)
6345.0005.0075  External interest - Bank        Yes          No                0             0              0
                fees (Corporate Companies
                only)
6345.0005.0040  Audit, Legal & Professional     Yes          No               65            65              0
                Fees
6345.0005.0045  EPP Accruals                    Yes          No                0             0              0
6345.0005.0050  ESOS Accruals                   Yes          No                0             0              0
6345.0005.0055  Accruals 1                      Yes          No              823           823              0
6345.0005.0060  Accruals 2                      Yes          No              357           357              0
6345.0005.0065  Accruals 3                      Yes          No                0             0              0
6345.0005.0070  Accruals 4                      Yes          No                0             0              0
6345.0005.0080  Balance < (pound)50,000         Yes          No               97            97              0
                                                                       ---------- ------------- -------------- ----------------
6345.0005       Total accruals due within                                  2,759         1,719              0                0
                one year
                                                                       ---------- ------------- -------------- ----------------


                Accruals due after more
                than one year
6345.0010.0005  Holiday Pay                     Yes          No                0             0              0
6345.0010.0010  Acquisition cost accruals       Yes          No                0             0              0
                (per goodwill and group
                investment schedules)
6345.0010.0015  Bonus & Profit Shares            No          No                0                            0
6345.0010.0020  Ex-Gratia/Redundancy/Severence  Yes          No                0             0              0
6345.0010.0025  WIP prebillings                 Yes          No                0             0              0
6345.0010.0030  External Interest payable       Yes          No                0             0              0
                (non FRS4)
6345.0010.0035  External Interest - FRS 4       Yes          No                0             0              0
                Amortisation (Corporate
                Companies only)
6345.0010.0075  External interest - Bank        Yes          No                0             0              0
                fees (Corporate Companies
                only)
6345.0010.0040  Audit, Legal & Professional     Yes          No                0             0              0
                Fees
6345.0010.0045  EPP Accruals                    Yes          No                0             0              0
6345.0010.0050  ESOS Accruals                   Yes          No                0             0              0
6345.0010.0055  Accruals 1                      Yes          No                0             0              0
6345.0010.0060  Accruals 2                      Yes          No                0             0              0

6345.0010.0065  Accruals 3                      Yes          No                0             0              0
6345.0010.0070  Accruals 4                      Yes          No                0             0              0
6345.0010.0080  Balance <(pound)50,000          Yes          No                0             0              0
                                                                       ---------- ------------- -------------- ----------------
6345.0010       Total accruals due after                                       0             0              0                0
                more than one year
                                                                       ---------- ------------- -------------- ----------------

                Other creditors due within
                one year
6355.0005.0005  Other creditors 1               Yes          No                0             0              0
6355.0005.0010  Other creditors 2               Yes          No              816           816              0
6355.0005.0015  Other creditors 3               Yes          No              203           203              0
6355.0005.0020  Other creditors 4               Yes          No               53            53              0
6355.0005.0025  Other creditors 5               Yes          No                0             0              0
6355.0005.0030  Other creditors 6               Yes          No                0             0              0
6355.0005.0035  Balance <(pound)50,000          Yes          No                0             0              0
                                                                       ---------- ------------- -------------- ----------------
6355.0005       Total other creditors due                                  1,072         1,072              0                0
                within one year
                                                                       ---------- ------------- -------------- ----------------

                Other creditors due after
                more than one year
6355.0010.0005  Other creditors 1               Yes          No               11            11              0
6355.0010.0010  Other creditors 2               Yes          No                0             0              0
6355.0010.0015  Other creditors 3               Yes          No                0             0              0
6355.0010.0020  Other creditors 4               Yes          No                0             0              0
6355.0010.0025  Other creditors 5               Yes          No                0             0              0
6355.0010.0030  Other creditors 6               Yes          No                0             0              0
6355.0010.0035  Balance <(pound)50,000          Yes          No                0             0              0
                                                                       ---------- ------------- -------------- ----------------
6355.0005       Total other creditors due                                     11            11              0                0
                after more than one year
                                                                       ---------- ------------- -------------- ----------------

                                   SCHEDULE 9
                                  Tax Covenant

1       Definitions

        In this Schedule, unless the context requires otherwise, the following words and expressions have the following meanings and in the event of conflict the definitions in this Schedule shall prevail over the definitions in Clause 1 of this Agreement:-

1.1 Accounts relief: any relief which appears as an asset in the Completion Statement or has been taken into account in reducing or eliminating any provision for deferred tax which appears in the Completion Statement (or which, but for the presumed availability of such relief, would have appeared in the Completion Statement);

1.2     Covenantor:   the   Designated   Vendor  in  relation  to  MWA  and  its
        Subsidiaries and the Vendor in relation to the other Target Companies and Subsidiaries;

1.3 event: any event, act, omission or transaction (whether or not the Company or any Subsidiary is a party to such act, omission or transaction) and for the avoidance of doubt includes (without limitation) any change in the residence of any person and the death, winding up or dissolution of any person and any reference to an event occurring on or before a particular date shall include a reference to any event which for tax purposes is deemed to have, or is treated or regarded as having, occurred on or before that date;

1.4     group relief:

1.4.1 relief surrendered or claimed pursuant to Chapter IV of Part X Taxes Act 1988;

1.4.2 advance corporation tax surrendered or claimed pursuant to Section 240 Taxes Act 1988;

1.4.3 any taxation refund surrendered or claimed pursuant to Section 102 Finance Act 1989; and

1.4.4 eligible unrelieved foreign tax surrendered or claimed pursuant to The Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001;

1.5 post-Completion relief: any relief which arises as a consequence of, or by reference to, an event occurring or deemed to occur after Completion;

1.6 Purchaser: the US Purchaser in relation to MWA and its Subsidiaries and the Purchaser as defined in Clause 1 of this Agreement in relation to the other Target Companies and Subsidiaries;

1.7     Purchaser's   Group:  the  Purchaser,   the  Target  Companies  and  the
        Subsidiaries;

1.8 relief: includes any relief, loss, allowance, exemption, set-off, deduction or credit in respect of any taxation or relevant to the computation of any income, profits or gains for the purposes of any taxation, and any right to a repayment of taxation;

1.9 taxation or tax: means any and all forms of taxes, levies, imposts, contributions, duties and charges in the nature of taxation and all withholdings or deductions in respect thereof of whatever nature whenever imposed whether of the United Kingdom or elsewhere (including, for the avoidance of doubt, US federal income tax, state, local or foreign tax, National Insurance contribution liabilities in the United Kingdom and corresponding or similar obligations in jurisdictions other than the United Kingdom) and whether directly or primarily chargeable against, recoverable from or attributable to the Target Companies or any Subsidiary or any other person including all fines, penalties, charges, additions and interest relating to the same;

1.10 taxation authority: any taxing or other authority (whether within or outside the United Kingdom) competent to impose any taxation liability;

1.11 taxation claim: the issue of any notice, demand, assessment, letter or other document by or on behalf of any taxation authority or the imposition (or any document referring to the possible imposition) of any withholding of or on account of taxation, or the delivery of a return, from which it appears that a taxation liability will be imposed on any of the Target Companies or any Subsidiary;

1.12    taxation liability: includes:-

1.12.1 any liability of any of the Target Companies or any Subsidiary to make or suffer an actual payment of taxation (or amount in respect of taxation), in which case the amount of the taxation liability shall be the amount of the liability;

1.12.2 the setting-off against taxation, income, profits or gains of any Accounts relief or any post-Completion relief or any refund of taxation to the extent that it results in a payment under paragraph 13.7 ("Relevant Refund") where, but for such setting-off, any of the Target Companies or any Subsidiary would have been subject to a taxation liability in respect of which the Purchaser would have been entitled to make a claim against the Covenantor under this Schedule (or would have been so entitled in the absence of any financial restrictions on such obligation) in which case the amount of the taxation liability shall be the amount of such claim or, where the relevant relief was a right to a repayment of taxation, the amount of the repayment; for these purposes if it would be practicable to use a relief other than an Accounts relief or post-Completion relief or Relevant Refund to offset any such actual liability to taxation, such other relief shall be deemed to have been used, and if it cannot be determined whether an Accounts relief or post-Completion relief or Relevant Refund on the one hand or such other relief on the other hand is so used, it shall be assumed that another relief is used in priority to any Accounts relief or post-Completion relief or Relevant Refund;

1.12.3  the denial or loss of an Accounts relief.

1.13    Taxes Act or ICTA: the Income and Corporation Taxes Act 1988;

1.14    TCGA: the Taxation of Chargeable Gains Act 1992.

1.15 References to income, profits or gains earned, accrued or received include income, profits or gains deemed to have been or treated or regarded as earned, accrued or received for tax purposes.

1.16 Any reference to a person being connected with another person shall be construed in accordance with Section 839 Taxes Act 1988 (connected persons).

1.17 References to income or profits or gains shall include any other measure by reference to which tax is computed.

1.18 References to the occurrence of events on or before a particular date (including, without limitation, Completion) or in respect of a particular period shall include events which are for the purposes of any tax treated as having occurred or existed at or before that date or in respect of that period.

1.19 References to the occurrence of any event on or before Completion shall include the combined result of two or more events the first of which shall have occurred (or pursuant to this paragraph shall be treated as having occurred) on or before Completion outside the ordinary course of the normal business of the relevant Target Company or Subsidiary and the second or subsequent one or more of which occurs after Completion (i) in the ordinary course of the normal business of the relevant Target Company or Subsidiary or (ii) pursuant to a legally binding obligation of the relevant Target Company or Subsidiary incurred prior to Completion or (iii) pursuant to an obligation imposed by any law or (iv) with the agreement or at the request of the Covenantor or any member of the Remaining Vendor Group.

1.20 Any reference in this Schedule to a paragraph is to a paragraph of this Schedule.

2       Covenant

2.1 The Covenantor covenants to pay to the Purchaser so far as possible by way of an adjustment to the Consideration a sum equal to:-

2.1.1 any taxation liability of the Target Companies or any Subsidiary arising within paragraph 1.12.1 in respect of, by reference to or in consequence of:-

        2.1.1.1 any income or profits earned, accrued or received on or before Completion or any gains earned or received on or before Completion; or

        2.1.1.2 any event occurring on or before Completion; and

2.1.2   any taxation liability falling within paragraph 1.12.2 or 1.12.3;

2.1.3 any liability of the Target Companies or Subsidiaries pursuant to any agreement or arrangement entered into on or before Completion (but not including this Agreement) to pay for group relief, or to repay the whole or part of any payment received for group relief, in respect of accounting periods ending on or before Completion, but only insofar as such payment or such repayment (as applicable) is not taken into account as a liability in the Completion Statement, and in the case of a payment for group relief, the corresponding saving of corporation tax is taken into account in the Completion Statement;

2.1.4 the loss of the right to receive any payment for group relief (other than an amount to be paid between any of the Target Companies or Subsidiaries) to the extent that such right to payment is provided for as an asset in the Completion Statement;

2.1.5 any tax liability of any Target Company or Subsidiary in respect of tax for which the relevant Target Company or Subsidiary is not primarily chargeable, which arises in consequence of the failure to discharge such liability on the part of any company which has at any time (whether before or after Completion) been a member of a group (as defined from time to time for any tax purposes) of which any Target Company or Subsidiary has at any time prior to Completion been a member and, including, without limitation, any tax liability arising to the relevant company pursuant to section 767A or 767AA Taxes Act, section 190 of the TCGA or section 132 of the Finance Act 1988, Sections 626 and 629 of the Irish Taxes Consolidation Act 1997 and US Treasury Regulation Section 1.1502-6 promulgated pursuant to Section 1502 of the US Internal Revenue Code of 1986 or any analogous or similar state or local law or regulation;

2.1.6 reasonable costs and expenses properly incurred by the Purchaser's Group in connection with a successful claim made under this Schedule or in successfully defending any action under this Schedule.

3       Limitations

3.1 The provisions of paragraph 3 (limits on amounts of recovery) and paragraph 4 (limitation periods) of Schedule 6 shall apply to claims under this Schedule as if the same were set out mutatis mutandis in this Schedule.

3.2 The covenant in paragraph 2 shall not apply to any taxation liability to the extent that:-

3.2.1 provision or reserve in respect of that taxation liability has been made in the Completion Statement or that taxation liability was taken into account as a liability in the preparation of the Completion Statement; or

3.2.2 an amount equal to the taxation liability has been paid by, or on behalf of, the relevant Target Company or relevant Subsidiary before Completion pursuant to The Corporation Tax (Instalment Payments) Regulations 1998 as an instalment in respect of any accounting period of the relevant Target Company or relevant Subsidiary commencing after the Accounts Date, to the extent that such amount has not already been taken into account for the purposes of this paragraph 3.2.2. For the purposes of this paragraph 3.2.2 an amount shall be treated as paid on behalf of the Target Company or Subsidiary concerned as an instalment if an apportionment has been made to such Target Company or such Subsidiary under a group payment arrangement pursuant to Finance Act 1998 section 36 and such Target Company or such Subsidiary has paid the amount of such apportionment to a member of the Remaining Vendor Group;

3.2.3 the taxation liability is a liability for interest or penalty under The Corporation Tax (Instalment Payments) Regulations 1998 referable to any instalment payment due before Completion which would not have arisen but for factors relevant to the calculation of "total liability" for the purposes of such Regulations for any accounting period ending after Completion not known to the Covenantor, the Target Company or the Subsidiary concerned at the time of the due payment;

3.2.4 the taxation liability would not have arisen but for an act, omission or transaction not being pursuant to a legally binding commitment created on or before Completion on the part of or carried out by the Purchaser, a Target Company or a Subsidiary after Completion which the Purchaser knew or ought reasonably to have known would give rise to the tax liability and which could reasonably have been avoided, unless such act was carried out:

        3.2.4.1 in compliance with any law, regulation or binding ruling of any taxation authority; or

        3.2.4.2 with the agreement or at the request of the Vendor; or

        3.2.4.3 in the ordinary course of business of any Target Company or any Subsidiary or the Purchaser;

3.2.5 the Purchaser has made or makes recovery in respect of such taxation liability under any other provision of this Agreement;

3.2.6 the taxation liability arises, or is increased, as a result of any increase in rates of taxation or any change in the law, regulation, directive or requirement, or practice of a taxation authority, occurring after the date of this Agreement;

3.2.7 the taxation liability arises as a result of a change after Completion in any accounting policy, any tax reporting practice, or the length of any accounting period for tax purposes, of any Target Company or any Subsidiary save where such change was made to comply with generally accepted accounting policy or published practice; or

3.2.8 the taxation liability arises or is increased as a result of any Target Company or any Subsidiary failing to submit the returns and computations required to be made by them or not submitting such returns and computations within the appropriate time limits or submitting such returns and computations otherwise than on a proper basis, in each case after Completion except where such failure is a result of a breach by the Vendor of its obligations under paragraph 11; or

3.2.9 any relief arising in respect of an event occurring or period ending on or prior to Completion (other than an Accounts relief or a post-Completion relief or any refund of taxation to the extent that it results in a payment under paragraph 13.7) is available to any Target Company or any of the Subsidiaries to set against or otherwise mitigate the taxation liability, or could be made so available (including under section 402 to 413 of the Taxes Act 1988) by a Target Company or Subsidiary (including Financial Dynamics International Limited) in circumstances which would not give rise to a liability under this Schedule or the Tax Warranties (ignoring for these purposes paragraph 3 of Schedule 6 (limits on amounts of recovery)) and would not contravene paragraph 13 of this Schedule, (and so that any relief that is so available in relation to more than one taxation liability to which this Schedule applies shall be deemed, so far as possible, to be used in such a way as to reduce to the maximum extent possible the Covenantor's total liability hereunder); or

3.2.10 group relief is surrendered pursuant to paragraph 13 below to any Target Company or any of the Subsidiaries to set against or otherwise mitigate the taxation liability; or

3.2.11    the taxation liability would not have arisen but for:

          3.2.11.1 the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, the amendment of any of the foregoing, or the doing of any other thing under the provisions of any enactment or regulation relating to tax, after Completion by the Purchaser, any Target Company, any Subsidiary or any person connected with any of them and otherwise than at the direction of the Covenantor pursuant to paragraph 11 or assumed to be made in the Completion Statement; or

          3.2.11.2 the failure or omission on the part of any Target Company or any Subsidiary otherwise than at the direction of the Covenantor pursuant to paragraph 11 to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent or to do any other such thing, either as the Covenantor may require in respect of periods or matters for which the Covenantor has conduct under paragraph 11 or, in respect of periods or matters for which the Covenantor does not have conduct, in circumstances where the making, giving or doing of which was taken into account in the preparation of the Completion Statement and was notified to the Purchaser in writing in sufficient time; or

3.2.12 the taxation liability arises in respect of a prepayment received in the ordinary course of business; or

3.2.13 the taxation liability relates to recovery made in respect of a debt which was written off in the Completion Statement; or

3.2.14 the taxation liability arises under regulations 107 or 108 or Part XV of the Value Added Tax Regulations 1995 by reason of any event or change in circumstances occurring after Completion; or

3.2.15 to the extent that any Target Company or any of the Subsidiaries is insured against any loss or damage suffered by the Target Company or any of the Subsidiaries forming the basis of the taxation liability in question under the terms of any insurance policy of any Target Company or any of the Subsidiaries for the time being in force (or would have been so insured had any insurance cover current at Completion been maintained in force).

4         Overprovisions and corresponding savings

4.1 If the auditors for the time being of any Target Company or a Subsidiary (at the request and expense of the Covenantor) certify that a Relevant Amount exists for the purposes of this paragraph, paragraph
          4.3 shall apply except to the extent to which credit has been given for the Relevant Amount in relation to any claim under the Warranties.

4.2 A Relevant Amount shall be determined for the purposes of this paragraph as follows:-

4.2.1 if a provision for taxation in the Completion Statement (excluding any provision for deferred tax) is an over-provision (except to the extent that such over-provision results from the utilisation of an Accounts relief or a Post-Completion relief), the amount of such over-provision shall be a Relevant Amount;

4.2.2 if a taxation liability to which paragraph 2 applies gives rise to a relief which reduces or eliminates an actual taxation liability of any Target Company or a Subsidiary whenever arising (other than one to which paragraph 2 applies or would apply in the absence of any financial limits), the amount of the actual taxation liability which is eliminated or the amount by which it is reduced shall be a Relevant Amount;

4.2.3 if any taxation liability of any Target Company or a Subsidiary in respect of which the Covenantor has made a payment to the Purchaser under this Schedule relates to income, profit or gain not received by the relevant Target Company or relevant Subsidiary and the Target Company or Subsidiary subsequently receives the income, profit or gain and it is not subject to taxation, the amount of taxation which would otherwise have been payable shall be a Relevant Amount;

4.2.4 if a taxation liability of a Target Company, a Subsidiary or the Purchaser in an accounting period ending after Completion is reduced or eliminated by a relief (other than an Accounts relief) which comprises a deduction or allowance for any expenditure, reserve or provision which was recognised in the Completion Statement but was not, in preparing the Completion Statement, treated as deductible or allowable for taxation purposes, the amount of the taxation liability which is eliminated or the amount by which it is reduced shall be a Relevant Amount.

4.2.5 if an instalment payment of tax pursuant to The Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175) before Completion is greater than it needed to have been, the amount of the overpayment shall be a Relevant Amount.

4.3 Where, pursuant to paragraph 4.1, this paragraph 4.3 applies to a Relevant Amount:-

4.3.1 the Relevant Amount shall first be set-off against any payment then due from the Covenantor under this Schedule;

4.3.2 to the extent that there is an excess, a refund shall be made to the Covenantor of any previous payment or payments made by it under this Schedule and not previously refunded under this sub-paragraph up to the amount of such excess; and

4.3.3 to the extent that the excess referred to in paragraph 4.3.2 is not exhausted under that sub-paragraph, the remainder of that excess shall be carried forward and set-off against any future payments which become due from the Covenantor under this Schedule.

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5       ABFD

        In respect of ABFD, the Covenantor covenants to pay only 50% of any sum payable under paragraph 2.1 except in relation to any costs and expenses of the Purchaser under paragraph 2.1.6.

6       Conduct of taxation claims

6.1 If the Purchaser, a Target Company or any Subsidiary becomes aware of a taxation claim relevant for the purposes of this Schedule, the Purchaser shall promptly give the Covenantor written notice of that taxation claim and shall, subject to the Covenantor indemnifying and securing the Purchaser, the Target Company or the Subsidiary concerned to the
        Purchaser's reasonable satisfaction against any liability, costs, damages or expenses which may properly be incurred, take, or cause the relevant Target Company or the relevant Subsidiary to take, such action as the Covenantor may reasonably request to avoid, resist, appeal or compromise the taxation claim and in connection with any action so requested by the Covenantor:

6.1.1 the appointment of solicitors and other professional advisers to the relevant Target Company or the relevant Subsidiary shall be subject to the prior written approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

6.1.2 the Covenantor shall ensure that no correspondence, pleading or other document is sent, transmitted, issued, entered into or in any way published in connection with the relevant taxation claim by the Covenantor or its advisers (other than to the Covenantor or its advisers) without the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

6.1.3 the Covenantor shall submit no computations or returns, nor make any settlement or compromise of the subject matter of the taxation claim, nor agree any matter in the conduct of any dispute in relation thereto which is likely to affect the amount of the taxation claim, or the future liability of the Purchaser's Group to tax, without the prior written approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

6.1.4 if any dispute arises between the Purchaser and the Covenantor as to whether any taxation claim should at any time be settled in full, or contested in whole or in part, such dispute shall be referred for determination to a barrister, of at least 10 years' call at the English Bar with relevant experience, appointed by agreement between the Purchaser and the Covenantor or (if they do not agree) upon the application by either party to the President for the time being of The Law Society, whose determination shall be final. The barrister so appointed shall be asked to advise whether, in his opinion (acting as an expert and not as an arbitrator), an appeal against the taxation claim would, on the balance of probabilities, be likely to succeed and shall be instructed, if the dispute relates to a taxation claim issued by a taxation authority outside the United Kingdom, to obtain such advice from professional advisers of the relevant jurisdiction as he thinks necessary in order to arrive at his opinion, and also to determine how the costs of obtaining his opinion should be allocated between the parties hereto. If, but only if, such opinion is in the affirmative shall an appeal be made and that taxation claim not then settled. Any further dispute arising between the parties


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        as  to  whether  any  further   appeal   should  be  pursued   following
        determination of an earlier appeal (whether or not in favour of the relevant Target Company or the relevant Subsidiary) shall be resolved in a similar manner; and

6.1.5 save as otherwise expressly provided herein, the Purchaser shall procure that the relevant Target Company or the relevant Subsidiary shall give the Covenantor all reasonable co-operation and assistance for the purposes of taking such action as aforesaid.

6.2 If the Covenantor does not request the Purchaser to take any action within 30 days of the Purchaser's notice under paragraph 6.1 (or such lesser period as is necessary to enable the Purchaser to comply with any relevant time limit), or the Purchaser or the relevant Target Company or Subsidiary concerned shall not be indemnified at any time and secured as provided in paragraph 6.1 or Counsel shall advise (on the balance of probabilities) that an appeal against the relevant taxation claim is not likely to succeed, or the Covenantor otherwise fails to fulfil its obligations hereunder, the Purchaser and the relevant Target Company or Subsidiary shall be free to take such action in relation to the taxation claim as it or they may in its or their absolute discretion think fit.

7       Payment

7.1 Where a claim under this Schedule relates to a liability of a Target Company or any Subsidiary falling within paragraph 1.12.1 (actual payment of taxation), the Covenantor shall pay the Purchaser any amount which is required to be paid by it within five Business Days following the date on which the Purchaser notifies the Covenantor of its liability to make such payment or, if later, five Business Days before the last date on which the taxation in question would have to be paid to the appropriate taxation authority in order to avoid incurring a liability to interest or a charge or penalty in respect of that taxation liability.

7.2 Where a claim under this Schedule relates to a liability of a Target Company or any Subsidiary falling within paragraph 1.12.2, 1.12.3 or paragraphs 2.1.3-2.1.6 the Covenantor shall pay the Purchaser any amount which is required to be paid by it within five Business Days of the date on which the Purchaser notifies the Covenantor of its liability to make such payment or (in the case of paragraph 1.12.2), if later, five Business Days before the day on which the Target Company or the Subsidiary concerned would have been due to pay any taxation which, but for such set-off, it would have been liable to pay.

8       Recovery

8.1 Where the Covenantor has paid any amount in discharge of a liability under paragraph 2 in respect of any taxation liability and a Target Company or a Subsidiary is entitled to recover or recovers from any person (other than the Purchaser or any other member of the Purchaser's Group or any person connected with any of them) any sum in respect of such taxation liability, the Purchaser shall notify the Covenantor of such entitlement or recovery and, where recovery has not been effected at the date of notification, shall (if requested by and at the expense of the Covenantor and upon the Covenantor indemnifying and securing the relevant Target Company, the relevant Subsidiary or the Purchaser to the Purchaser's reasonable satisfaction against all reasonable costs or expenses which may thereby be incurred) take, or cause the relevant Target Company or


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

          relevant Subsidiary to take, such action as the Covenantor shall reasonably request to enforce such recovery against the person in question (keeping the Covenantor fully informed of the progress of any action taken) provided that the Covenantor shall not be entitled to require the Purchaser or any of its Affiliates to take any course of action which would be materially prejudicial to the best interest of that member of the Target Group or the Target Group as a whole or which is unlawful.

8.2 The Purchaser, the relevant Target Company or the relevant Subsidiary shall (to the extent that the recovery is not thereby prejudiced) account to the Covenantor for any sum so recovered (including any interest paid by such person) up to an amount not exceeding the amount paid by the Covenantor under paragraph 2 in respect of the taxation liability in question (but less any tax payable by the Target Company or Subsidiary in respect of the sum recovered or in respect of such interest and less the amount of all reasonable costs and expenses in obtaining such payment).

8.3 Where a payment is made, or is to be made, by the Covenantor to the Purchaser under paragraph 2 above in respect of only part of a taxation liability and that taxation liability gives rise to a recovery under paragraph 8.1, the amount recovered shall be attributed for the purposes of paragraph 8.1 on a pro rata basis to the part of the taxation liability giving rise to the Purchaser's claim and any other part.

8.4 To the extent that the Purchaser can recover an amount in respect of the same taxation liability under this Schedule or the Tax Warranties and under the FDHL Deed of Covenant (the "Overlapping Amount"), the parties agree that the Purchaser shall either:

8.4.1 use all reasonable endeavours first to recover the Overlapping Amount under the FDHL Deed of Covenant and only then shall it be entitled to recover the Overlapping Amount pursuant to any claim against the Covenantor under this Schedule and/or the Tax Warranties, provided always that:

          8.4.1.1 for the avoidance of doubt, to the extent that the amount recoverable under this Schedule and/or the Tax Warranties exceeds the amount recoverable in respect of any taxation liability under the FDHL Deed of Covenant (in each case including associated costs and expenses but after deducting any taxation which would be payable on the amount recovered) the Purchaser shall be entitled to recover such excess pursuant to a claim under this Schedule and/or the Tax Warranties at such time as is provided in this Agreement disregarding this paragraph 8.4; and

          8.4.1.2 the Covenantor shall indemnify and secure the Purchaser, the Target Companies and the Subsidiaries against any additional liability, costs, damages or expenses which may be properly incurred as a result of pursuing the claim under the FDHL Deed of Covenant and which it would be reasonable to expect would have been incurred by the Covenantor if the rights under the FDHL Deed of Covenant had not been assigned to the Purchaser pursuant to the Deed of Assignment of Benefit of Contracts and


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

                    the Covenantor had brought the claim provided that such amounts shall be repaid to the Covenantor to the extent that they are recovered under the FDHL Deed of Covenant; or

8.4.2 assign the FDHL Deed of Covenant to the Covenantor on terms equivalent to those on which it was assigned to the Purchaser pursuant to the Deed of Assignment of Benefit of Contracts in which case the Purchaser shall be entitled to recover the Overlapping Amount from the Covenantor pursuant to a claim under this Schedule and/or Tax Warranties at such time as is provided in this Agreement disregarding this paragraph 8.4.

9         Value added tax - Company sold out of VAT group

          The Covenantor shall notify Customs & Excise within five days after Completion that Financial Dynamics Holdings Limited, Financial Dynamics Limited and FD International Limited ("the FD VAT Companies") are required to be excluded from the value added tax group of which Bates UK Limited is the representative member, and the Covenantor and the Purchaser shall co-operate to ensure that the registration of the FD VAT Companies for value added tax purposes or their inclusion in the Purchaser's value added tax group is simultaneous with their exclusion from the Bates UK Limited value added tax group.

10        Purchaser covenants

10.1      The Purchaser covenants to pay to the Covenantor an amount equal to:-

10.1.1 any amount of value added tax (including connected interest, fines and penalties which do not arise as a result of the negligence or wilful default of any member of Bates UK Limited's value added tax group other than the FD VAT Companies post-Completion) for which Bates UK Limited as representative member of the relevant value added tax group is liable to account and accounts on any supply of goods or services or any acquisition or importation made by the FD VAT Companies on or before Completion and taken into account in the Completion Statement. In determining the amount of the VAT liability, due deduction or credit shall be made or given in respect of input tax on supplies to, or importations or acquisitions by, the FD VAT group member. The Purchaser shall account for such sums of value added tax on the later of three working days prior to the date on which Bates UK Limited is required to pay the VAT liability and three working days from the date Bates UK Limited notifies the Purchaser of the amount payable. The Covenantor shall procure that there is paid to the relevant Target Company or Subsidiary an amount equivalent to such proportion of any repayment of value added tax received by Bates UK Limited from HM Customs & Excise or of any credit obtained by reference to an excess of deductible input tax over output tax that is properly attributable to supplies made to and by that Target Company or Subsidiary (ignoring
          Section 43 of the Value Added Tax Act 1994) and taken into account in the Completion Statement, three Business Days after its receipt by, or offset against a liability of, Bates UK Limited as representative member of the Bates UK Limited value added tax group;

10.1.2 any liability to taxation of the Covenantor or any person connected with the Covenantor which is a primary liability of a Target Company and which is payable by the Covenantor or such connected person by reason of (i) the Target


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

          Company failing to discharge such taxation liability or (ii) the Covenantor or such connected person being at any time before
          Completion a member of the same group as such Target Company or otherwise connected with or related to such Target Company for taxation purposes (including without limitation being at any time before Completion a party to a group payment arrangement under Section 36 Finance Act 1998).

10.2      The covenants contained in paragraph 10.1 shall:-

10.2.1 extend to any reasonable costs properly incurred by the Covenantor or such other person in connection with a successful claim under paragraph 10.1 or in successfully defending any action under this Schedule; but

10.2.2 not apply to taxation to the extent that the Purchaser could claim payment in respect of it under this Schedule (or would have been able to but for any financial limits); and

10.2.3 not apply to a taxation liability to the extent that the Purchaser or a connected person has been indemnified by the Target Company in respect of such liability under any statutory provision relating to taxation.

10.3 The Purchaser shall pay any amount which is required to be paid by it pursuant to paragraph 10.1 on or before the fifth Business Day before the date on which the taxation in question has to be paid to the appropriate taxation authority in order to avoid incurring a liability to interest or a charge or penalty in respect of that taxation or, if later, not more than five Business Days following the date on which the Covenantor notifies the Purchaser of its liability to make such payment.

10.4 The provisions of paragraph 6 of this Schedule (Conduct of Claims) shall apply in respect of any claim made by the Covenantor under this paragraph 10 as if references to the "Covenantor" read "Purchaser" and references to "Purchaser", "Target Company" or "Subsidiary" read "Covenantor" or "any member of the Remaining Vendor Group" (as appropriate).

11        Pre-Completion tax affairs

11.1 Subject to and in accordance with the provisions of this paragraph 11, the Covenantor or its duly authorised agents shall be responsible for the taxation affairs of the Target Companies and the Subsidiaries for all accounting periods ending on or before Completion ("pre-Completion tax affairs"), and accordingly in respect of such periods the Covenantor or its duly authorized agents shall, at the Covenantor's cost:-

11.1.1 prepare and submit the tax returns of the Target Companies and Subsidiaries, but not including PAYE or P11D filings;

11.1.2 prepare and submit on behalf of the Target Companies and Subsidiaries all claims, elections, disclaimers, notices and consents for the purposes of taxation;

11.1.3 deal with all matters relating to taxation which concern or affect the Target Companies or Subsidiaries, including the conduct of all negotiations and correspondence and the reaching of all related agreements.


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

11.2      The Covenantor shall procure that:-

11.2.1 the Purchaser is kept fully informed of the progress of all matters relating to the pre-Completion tax affairs;

11.2.2 the Purchaser promptly receives copies of all material written correspondence with any taxation authority insofar as it is relevant to the pre-Completion tax affairs;

11.2.3 no claim, election, disclaimer, notice or consent in respect of any relief is made by or on behalf of a Target Company or any Subsidiary without the written consent of the Purchaser (such consent not to be unreasonably withheld) except where the claim, election, disclaimer notice or consent has been taken into account in the preparation of the Completion Statement;

11.2.4 the Purchaser is afforded a reasonable opportunity to comment on all returns, claims, notices or other documents relating to taxation ("tax document") or other non-routine correspondence before its submission to the relevant taxation authority and that its reasonable comments are taken into account (provided that, if the Purchaser fails to comment within fifteen Business Days of receipt, the Covenantor or its duly authorized agents shall be entitled to submit the relevant tax document or correspondence to the relevant taxation authority without further reference to the Purchaser);

11.2.5 no tax document is submitted to any taxation authority which is not true and accurate in all material respects;

11.2.6 The US federal consolidated tax return of which MWA is a member shall be prepared using a "closing of the books" method with respect to the inclusion of MWA for the period through Completion, to the extent permitted by law.

11.3 The Covenantor shall devote reasonable resources to dealing with pre-Completion tax affairs, and shall use reasonable endeavours to ensure that they are finalised as soon as reasonably practicable.

11.4      The Purchaser shall procure that:-

11.4.1 the Covenantor and its duly authorised agents are afforded such information and assistance as it or they reasonably require to enable the Covenantor to fulfil its obligations under this paragraph 11;

11.4.2 the Covenantor and its duly authorised agents are afforded such information and assistance as it or they reasonably require to enable the Covenantor and its group companies to meet its or their tax compliance obligations and to deal with queries from its or their tax authorities. Such information and assistance shall include, but not be limited to, providing evidence of taxes paid in the Republic of Ireland in order to support claims in the UK for double tax relief and assistance with compliance with CFC regulations;

11.4.3 the Covenantor and its duly authorised agents are provided with full details of the input tax, output tax and all other information relevant for value added tax purposes for all value added tax accounting periods up to the date of Completion


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

          in relation to the FD VAT Companies, to enable Bates UK Limited to complete its group value added tax return on a timely basis in respect of the VAT group of which it is the representative member and of which they were members;

11.4.4 the Covenantor and its duly authorised agents are afforded such information and assistance as it or they reasonably require in relation to MWA, including (without limitation) its financial results up to the date of Completion, to enable Cordiant US Holdings Inc to complete its consolidated federal tax return and any relevant state tax returns. On each occasion on which Cordiant US Holdings Inc as the person responsible for such tax returns accounts for an amount of tax for which, if there were no consolidated tax return, MWA would be liable, the Purchaser shall procure that MWA shall pay to Cordiant US Holdings Inc a sum equal to such tax to the extent reflected in the Completion Statement. MWA shall account for such sums on the later of three working days prior to the date Cordiant US Holdings Inc is required to pay such tax and three working days from the date Cordiant US Holdings Inc or the Covenantor notifies MWA or the Purchaser of the amount payable. Cordiant US Holdings Inc shall procure that there is paid to MWA an amount equivalent to such proportion of any repayment of tax received by Cordiant US Holdings Limited from any relevant taxation authority that is properly attributable to MWA (to the extent reflected in the Completion Statement) promptly after its receipt by, or offset against a liability of, Cordiant US Holdings Inc.;

11.4.5 all business records of the Target Companies and the Subsidiaries are preserved for a minimum of six years from the end of the accounting period to which they relate or for such longer period as they may reasonably be required for tax purposes and, without prejudice to the generality of the foregoing, all business records of MWA shall be preserved for fifteen years after the date of this Agreement;

11.4.6 the Covenantor is promptly sent a copy of any communication from any taxation authority insofar as it relates to pre-Completion tax affairs;

11.4.7    subject to paragraph  11.5,  the relevant  Target  Company or relevant
          Subsidiary   authorises  and  signs  all  tax  documents  relating  to
          pre-Completion tax affairs required to be signed by any of them;

11.5 The Purchaser shall be under no obligation to procure the authorisation or signing of any tax document delivered which it considers in its reasonable opinion to be false, misleading, incomplete or inaccurate in any respect, but, for the avoidance of doubt, shall be under no obligation to make any enquiries as to their completeness or accuracy and shall be entitled to rely entirely on the Covenantor and its agents.

11.6      For the avoidance of doubt:-

11.6.1 where any matter relating to taxation gives rise to a taxation claim, the provisions of paragraph 6 (conduct of taxation claims) shall apply to the effect that, in relation to that matter, the provisions of paragraph 6 shall take precedence over the provisions of this paragraph 11;

11.6.2 the provisions of this paragraph 11 shall not prejudice the rights of the Purchaser to make a claim under this Schedule in respect of any taxation liability; and


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

11.6.3 The Purchaser shall not be entitled to amend, and shall procure that no Target Company or Subsidiary shall amend, any return relating to pre-Completion tax affairs without the consent of the Covenantor (such consent not to be unreasonably withheld or delayed), unless it is required to do so by law.

11.7 All of the above provisions of this paragraph 11 are subject to paragraph 13. To the extent that there is any inconsistency between this paragraph and paragraph 13, paragraph 13 shall prevail.

12        No Withholdings

12.1 All sums payable under this Schedule shall be paid free of and without any rights of counterclaim or set off, and without deduction or withholding on any ground whatsoever, save only as may be required by law. If any such deduction or withholding is required by law, the payer shall be obliged to pay to the payee such amount as will ensure that, after any such deduction or withholding has been made, the payee shall have received a sum equal to the amount that the payee would otherwise have received in the absence of any such deduction or withholding, as reduced by any credit to which the payee may be entitled on account of such deduction or withholding.

12.2 If any taxation authority charges to tax any sum paid (the "original payment") to the payee under this Schedule the payer shall be obliged to pay to the payee such additional amount (the "additional payment") as will ensure that, after the payment of the tax so charged on the original payment and any tax chargeable on the additional payment, there shall remain a net sum equal to the amount of the original payment, such additional payment to be paid five business days after the payee has served notice that tax on the original payment has become due and payable, or would have become due and payable but for the availability of a relief.

13        Pre-Completion group relief

13.1      Notwithstanding   the  provisions  of  paragraph  11  above,  for  all
          accounting periods and partial accounting periods ending on or before Completion, the Covenantor agrees:

13.1.1 not to amend or withdraw, or procure the amendment or withdrawal, of any claim for group relief made by a Target Company or Subsidiary prior to the date hereof or as referred to in paragraph 13.1.4 without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed) provided always that, for these purposes, the Purchaser shall only be regarded as unreasonably withholding or delaying its consent if it does not give its consent in a timely manner in circumstances where:

          13.1.1.1 the Covenantor has provided evidence to the Purchaser's satisfaction (acting reasonably) that such amendment or withdrawal could not give rise to a claim under this Schedule or the Tax Warranties (ignoring for these purposes paragraph 3 of Schedule 6 (limits on amounts of recovery)); or

          13.1.1.2 the reason for the amendment or withdrawal is to enable the Covenantor to comply with its obligations in paragraph
                    13.1.3 below; or

          13.1.1.3 the amount of group relief available for surrender is reduced in consequence of an over-estimation of the losses or other amounts comprised in such group relief in circumstances where, as a result, the consent of the relevant Target Company or Subsidiary to the amendment or withdrawal is not required under the relevant law relating to taxation;

13.1.2 not to make or procure the making of any surrender of group relief by a Target Company or Subsidiary to the Covenantor, any member of the Remaining Vendor Group or any other person not being a Target Company or Subsidiary (excluding, for the avoidance of doubt, any such surrenders made prior to the date hereof and specifically disclosed to the Purchaser in the Disclosure Letter);

13.1.3 to surrender, or procure the surrender by any member of the Remaining Vendor Group, to any Target Company or Subsidiary for nil consideration such amounts of group relief as are necessary to reduce by the maximum amount possible any taxation liability of the Target Company or any Subsidiary for which the Covenantor is liable under this Schedule (or would be liable but for paragraph 3.2.10 above) save that, to the extent possible and provided that it would not give rise to a liability under this Schedule or the Tax Warranties (ignoring paragraph 3 of Schedule 6 (limits on amounts of recovery)) and would not contravene paragraph 13, the Purchaser shall procure that the relevant Target Company or Subsidiary first receives group relief from Financial Dynamics International Limited and the taxation liability for which the Covenantor is liable is thereby reduced. To the extent that amounts eligible for group relief could be or have been surrendered to, or could be or have otherwise been utilised by, any member of the Remaining Vendor Group or any other person not being a Target Company or Subsidiary, the Covenantor shall procure, to the extent possible under the law relating to taxation, that such amounts are surrendered to the Target Company or Subsidiary (as applicable) rather than any other person (including where this involves an amendment or withdrawal of a surrender of group relief to any member of the Remaining Vendor Group or any other person or the amendment or withdrawal of any other claim or election) up to the maximum amount required to fulfil the Covenantor's obligation under the foregoing provisions of this sub-paragraph 13.1.3;

13.1.4 to provide to, or to procure the provision by one or more members of the Remaining Vendor Group to, the Purchaser at Completion a notice in writing to the officer of the Board of Inland Revenue to whom the surrendering company makes its company tax returns of consents to claims for group relief in the 2002 accounting period of an aggregate value of (pound)3,311,581 and in the 2003 accounting period of an aggregate value of (pound)1,248,943;

13.1.5 not to enter into any arrangement after the date hereof pursuant to the Corporation Tax (Simplified Arrangements for Group Relief) Regulations 1999 in respect of which any of the Target Companies or Subsidiaries are authorising companies as defined in regulation 5 thereof.

13.2 The Purchaser agrees to procure that each Target Company and Subsidiary to which the Covenantor or any member of the Remaining Vendor Group is obliged to surrender any amount of group relief under paragraph 13.1.3 above shall claim such group relief and make all necessary returns, consents and notifications required to be made to give effect to such surrender and claim;

13.3 The Purchaser agrees to procure that no Target Company or Subsidiary shall make any adjustment or withdrawal of any claim for group relief made by any Target Company or any Subsidiary for any accounting period or partial accounting period ending on or before Completion which would give rise to a claim under this Schedule without the Covenantor's written consent.

13.4 The Purchaser agrees to procure that the relevant Target Company or relevant Subsidiary shall co-operate with the Covenantor in relation to such adjustments or withdrawals permitted by this paragraph 13 and make all necessary returns, claims, consents and notifications required to be made in respect of such adjustments or withdrawals.

13.5 If the Covenantor or any member of the Remaining Vendor Group notifies the Purchaser that it wishes to surrender to any Target Company or any Subsidiary any amount of group relief for any accounting period or partial accounting period ending on or before Completion in respect of (and up to the amount of) any taxation liability (whether or not already paid) of the Target Company or any Subsidiary for which the Covenantor is not liable under this Schedule or the Tax Warranties (ignoring for these purposes paragraph 3 of Schedule 6 (limits on amounts of recovery)), the Purchaser shall procure that the relevant Target Company or the relevant Subsidiary shall claim such group relief and make all necessary returns, consents and notifications required to be made to give effect to such surrender and claim;

13.6.1 To the extent that any Target Company or any Subsidiary receives or has received a surrender of group relief under paragraph 13.5 above, the Purchaser shall procure that the relevant Target Company or the relevant Subsidiary shall (to the extent that it has not already done so and is not to be done through payment of the Actual Completion Intra Group Payables or the Estimated Completion Intra Group Payables) pay for such surrender an amount in cash equal to the corporation tax saved by the relevant Target Company or the relevant Subsidiary as a result of the surrender. If the corporation tax saved has not already been paid, payment shall be made at such time as the relevant tax returns of the relevant Target Company or Subsidiary (as applicable) are finally agreed with the relevant taxing authority; otherwise, if the corporation tax saved has already been paid, payment shall be made within three days of the related corporation tax refund being received (including by way of offset against other taxes) or at such time as the relevant tax returns of the relevant Target Company or Subsidiary (as applicable) are finally agreed with the relevant taxing authority (if later).

13.6.2 For the avoidance of doubt, neither the Purchaser, the Target Company nor a Subsidiary shall be liable to pay for any group relief surrendered by any member of the Remaining Vendor Group save as provided in paragraph 13.6.1 above or in paragraph 13.7 below or in clause 6.3 or 6.5 of this Agreement to the extent that the liability to pay is an Actual Completion Intra Group Payable.

13.7 The Purchaser shall procure that if and to the extent that any Target Company or any Subsidiary receives any refund of taxes (including by way of offset against other taxes) which refund is not reflected in the Completion Statement whether as cash or a debtor or otherwise from the Inland Revenue for any accounting period or partial accounting period ending on or before Completion in consequence of the surrender of group relief to it by the Covenantor or any member of the Remaining Vendor Group, the relevant Target Company or the relevant Subsidiary shall make a payment for such group relief up to the amount of the refund to the surrendering company within three days of such refund being received (including by way of offset against other taxes) or, if later, at such time as the relevant tax returns of the relevant Target Company or Subsidiary (as applicable) are finally agreed with the relevant taxation authority.

13.8 The Covenantor agrees to pay or procure the payment of (pound)77,500 ("the Sum") on Completion into a bank account ("the Trust Account") in the name of the Purchaser. The Sum (plus interest less any bank charges and taxation on the interest) will be held on trust for the sole purpose of satisfying pro tanto any liability of the Covenantor under this Schedule or the Tax Warranties relating to a taxation liability of FDL in respect of accounting periods ending on 31 December 1997 and 31 December 1998 and resulting from a disallowance for corporation tax purposes of contributions by FDL to the Financial Dynamics Employee Benefit and Share Trust ("the Covenantor's EBT Related Liability") provided always that if the UK corporation tax returns of FDL for such periods are finally agreed with the Inland Revenue on terms that the Covenantor's EBT Related Liability (after any group relief surrenders pursuant to paragraph 13.1.3 above) is less than the amount in the Trust Account (including interest less any bank charges and taxation on interest payable by any person other than the Covenantor) the difference shall be promptly returned to the Covenantor.

14        Base cost

          The Covenantor undertakes to provide, and to procure that any relevant member of the Remaining Vendor Group provides, to the Purchaser such reasonable assistance as the Purchaser may require to determine the base cost of the assets of the Target Companies and Subsidiaries.

15        Tax sharing

          Any tax sharing agreement between any of Cordiant US Holdings, Inc., Lighthouse Global Network, Inc. and MWA is terminated as of Completion and there shall be no continuing obligation to make any payments under any such agreement.

                                   SCHEDULE 10

                             Lexington Avenue Lease

          Warranty

1 The Vendor hereby confirms that the document appended to the Disclosure Letter at tab 11 of file 39 of the Agreed Bundle is a true copy of the termination notice ("Termination Notice") which was sent by MWA by certified mail on 25 April 2003 to the landlord under the Lexington Avenue Lease ("the NY Landlord") and the manner and timing of such delivery was in accordance with the terms of the Lexington Avenue Lease. The Vendor further confirms that MWA has satisfied all of the conditions to the Termination Option (as defined in the Lexington Avenue Lease) as of the date of this Agreement and that the form of the Termination Notice was in accordance with the terms of the Lexington Avenue Lease and MWA has received no communication from the NY Landlord indicating otherwise. The Vendor further confirms that the Renewal Option (as defined in the Lexington Avenue Lease) has not been exercised.

          Termination Notice Undertaking

2 The Vendor and the Designated Vendor undertake to the US Purchaser that the Designated Vendor shall not, and the Vendor shall procure that MWA shall not, seek to withdraw the Termination Notice or exercise the Renewal Option at any time between the date of this Agreement and the Completion Date.

          Assignment, Release and Sublease

3         Commencing  on  the  date  of  this  Agreement,  the  Vendor  and  the
          Designated Vendor shall, and the Vendor shall procure that MWA prior to Completion shall, use all reasonable endeavours (including negotiating in good faith an agreement for the Assignment, Release and Sublease (as defined below) but without being obliged to make payment of a fee to the NY Landlord in respect of the grant of such Assignment, Release and Sublease) to seek the consent of the NY Landlord to:

3.1       the  assignment  by  MWA of all of  its  rights,  title  and  interest
          (subject to the assumption by the Designated Vendor of all of MWA's obligations and liabilities) under the Lexington Avenue Lease to the Designated Vendor, in accordance with the provisions of the Lexington Avenue Lease ("Assignment");

3.2 the release of MWA from all obligations and liabilities under the Lexington Avenue Lease ("Release"); and

3.3 the grant of a sublease to MWA (on terms and in a form reasonably satisfactory to the US Purchaser but, in any event, being on terms (as to rent) the same as and (as to other terms) no more onerous to MWA than are set out in the Lexington Avenue Lease) of all or any part of the Major Premises for a term of up to six months with the right for MWA to terminate the sublease on one month's prior written notice ("Sublease").

4 If the consent to the Assignment, Release and Sublease is granted by the NY Landlord (whether prior to or following Completion), the Vendor and the

          Designated Vendor and the US Purchaser (as appropriate) shall procure that MWA and the Designated Vendor enter into an agreement providing for the Assignment, Release and Sublease. If only the consent to the Assignment and Sublease is granted by the NY Landlord (whether prior to or following Completion), the Vendor and the Designated Vendor and the US Purchaser (as appropriate) shall procure that MWA and the Designated Vendor enter into an agreement providing for the Assignment and Sublease.

          Payments to the NY Landlord

5 From the Completion Date and until the Fixed Expiration Date (as defined in the Lexington Avenue Lease) the Vendor and the Designated Vendor shall pay (or procure the payment) to the NY Landlord:

5.1 the monthly instalments of Fixed Rent and Additional Rent (as defined in the Lexington Avenue Lease) (each instalment being together a "Monthly Rental Payment") required to be paid under the terms of the Lexington Avenue Lease (together with any amount of service charge, late charge, default interest, enforcement cost or other costs and expenses payable to the NY Landlord under the Lexington Avenue Lease):-

5.1.1 on or before 30 April 2004 five Business Days prior to the day on which payment to the NY Landlord is due under the Lexington Avenue Lease; and

5.1.2 after 30 April 2004 on the day on which payment to the NY Landlord is due under the Lexington Avenue Lease; and

5.2 each of the two tranches of the Termination Amount (as defined in the Lexington Avenue Lease) five Business Days prior to the dates and in the amounts set forth in Article 57.B of the Lexington Avenue Lease, and, in respect of each such payment, the Vendor and Designated Vendor undertake to the US Purchaser to deliver to MWA on the same day as each such payment is made a copy of any covering letter sent by the Vendor and Designated Vendor to the NY Landlord enclosing such payment.

          The Lexington Avenue Lease Account

6 Before the Completion Date, the US Purchaser shall open an insured, interest-bearing designated escrow account (the "Lexington Avenue Lease Account") with Fleet National Bank ("Escrow Agent"). The instructions given to the bank at which the Lexington Avenue Lease Account is opened shall include an irrevocable instruction that no amounts may be released from the Lexington Avenue Lease Account unless such payment is made in accordance with the provisions of paragraphs 9 to 13 (inclusive) of this Schedule. The Vendor and Designated Vendor hereby agree that the Escrow Agent shall have the unfettered discretion to release monies from the Lexington Avenue Lease Account upon delivery of a written certification from the US Purchaser in respect of a release due in accordance with the provisions of paragraphs 9 to 13 (inclusive) of this Schedule.

          Payments into the Lexington Avenue Lease Account

7 On Completion, the Vendor and the Designated Vendor shall pay (or procure the payment) into the Lexington Avenue Lease Account of US$500,000 in accordance with Clause 6.1.2

8 The US Purchaser shall, or shall procure that MWA shall, pay into the Lexington Avenue Lease Account an amount equal to each Monthly Rental Payment for the period during which MWA remains in actual occupation of the Major Premises on the day on which each such Monthly Rental Payment is due to the NY Landlord under the Lexington Avenue Lease.

          Payments out of the Lexington Avenue Lease Account to the NY Landlord

9         If:

9.1 the Vendor and the Designated Vendor fail to make a Monthly Rental Payment on the day on which payment to the NY Landlord is due under the Lexington Avenue Lease; or

9.2 the Vendor and the Designated Vendor fail to pay to the NY Landlord the Termination Amount on the dates and in the amounts set forth in
          Article 57.B of the Lexington Avenue Lease,

          an amount equal to such unpaid Monthly Rental Payment or Termination Amount (as applicable) (each an "Unpaid Amount") shall be released from the Lexington Avenue Lease Account and paid to the NY Landlord in satisfaction of such Unpaid Amount.

10 Forthwith upon an Unpaid Amount being released from the Lexington Avenue Lease Account pursuant to the provisions of paragraph 9 of this Schedule, the Vendor and the Designated Vendor shall pay into the Lexington Avenue Lease Account an amount equal to such Unpaid Amount.

          Release of the Lexington Avenue Lease Account to the Designated Vendor

11 The amount standing to the credit of the Lexington Avenue Lease Account shall be released to an account specified by the Designated Vendor ("the Designated Account") upon the earliest to occur of:

11.1 the termination of the Lexington Avenue Lease subject to the NY Landlord confirming in writing to MWA that there is no outstanding liability in respect of the Lexington Avenue Lease; or

11.2 the execution and unconditional delivery of a written agreement providing for the Assignment, Release and Sublease by all of the parties thereto; or

11.3 if a person or persons acting in concert (as such term is defined in the City Code on Takeovers and Mergers) acquires more than 50% of the voting rights exercisable at a general meeting of the Vendor or such person or persons (not being a member of the Remaining Vendor Group) acquire more than 50% of the voting rights exercisable at a general meeting of the Designated Vendor and in the reasonable opinion of the US Purchaser such person or persons are of sufficient financial strength to ensure that the Vendor and the Designated Vendor shall be able to fulfil the obligations of the Vendor and the Designated Vendor under paragraph 14 of this Schedule.

12 If at any time there is standing to the credit of the Lexington Avenue Lease Account an amount that exceeds the total outstanding liability of MWA in respect of the Lexington Avenue Lease up to and including the Fixed Expiration Date (such excess being the "Excess Amount") then an amount equal to the Excess Amount shall be released to the Designated Account PROVIDED THAT forthwith after the payment by the Vendor and Designated Vendor of the Termination Amount in full in accordance with the provisions of paragraph 5.2 of this Schedule there shall be released from the Lexington Avenue Lease Account to the Designated Account a one-off payment of an amount equal to the amount by which the amount standing to the credit of the Lexington Avenue Lease Account is in excess of US$500,000.

          Release of the Lexington Avenue Lease Account to MWA

13 The amount standing to the credit of the Lexington Avenue Lease Account shall be immediately released to MWA on the occurrence of the liquidation, dissolution, voluntary or involuntary bankruptcy or winding up (or any analogous event) of the Vendor or the Designated Vendor or the appointment of a receiver or trustee for any substantial part of the assets of the Vendor or the Designated Vendor.

          Indemnity

14 The Vendor and the Designated Vendor shall pay to the US Purchaser an amount equal to any and all losses, costs, actions, proceedings, claims, demands, obligations and liabilities incurred and suffered by MWA (other than as a result of any action or omission of MWA or the US Purchaser following Completion PROVIDED THAT MWA's reliance upon the Vendor and Designated Vendor to make the payments specified in this Agreement shall not constitute such an action or omission) whether before or after the Completion Date in respect of any obligation or liability of MWA in respect of the Lexington Avenue Lease ("Lexington Losses") to the extent such Lexington Losses are not satisfied by the release of monies from the Lexington Avenue Lease Account.

          Rent Deposit

15 Forthwith after the Fixed Expiration Date and upon receipt from the NY Landlord, the US Purchaser shall procure the payment to the Designated Vendor of the full amount of the rent deposit in respect of the Lexington Avenue Lease together with interest accrued thereon in accordance with the terms of the Lexington Avenue Lease PROVIDED THAT such payment shall not be made to the Designated Vendor and shall be retained by MWA in the event of:

15.1 the liquidation, dissolution, voluntary or involuntary bankruptcy or winding up (or any analogous event) of the Vendor or the Designated Vendor or, on the Fixed Expiration Date a receiver or trustee for any substantial part of the assets of the Vendor or the Designated Vendor has been appointed and such appointment is still subsisting; or

15.2 if on the Fixed Expiration Date the Vendor or Designated Vendor have not complied with the provisions of paragraph 10 of this Schedule and such breach remains outstanding.

          Joint and Several Liability

16 The obligations of the Vendor and the Designated Vendor to the US Purchaser under this paragraphs 1 to 15 of this Schedule are joint and several. As between the Vendor and the Designated Vendor it is acknowledged and agreed that responsibility for payment and performance of such obligations lies with the Designated Vendor.

          Definitions

17 "Major Premises" all of the space in the Building (as defined in the Termination Notice) covered by the termination Option (as defined in the Termination Notice).

                                   SCHEDULE 11
                              Table of Encumbrances

            Company                 Description      In Favour of       Created        Description
----------- ----------------------- ---------------- ------------------ -------------- ---------------
1.          Financial               Bridge           HSBC                  04/04/02     Fixed and
            Dynamics                Composite        Investment                         Floating Charges
            Holdings                Guarantee and    Bank Plc
            Limited                 Debenture
                                    ---------------- ------------------ -------------- ---------------
                                    Composite        HSBC                  19/04/02    Fixed and
                                    Guarantee and    Investment                        Floating Charges
                                    Debenture        Bank Plc
                                    ---------------- ------------------ -------------- ---------------
                                    Guarantee        HSBC                  30/08/00    Guarantee
                                                     Investment
                                                     Bank Plc
----------- ----------------------- ---------------- ------------------ -------------- ---------------
2.          Financial               Bridge           HSBC                  04/04/02    Fixed and
            Dynamics                Composite        Investment                        Floating Charges
            Limited                 Guarantee and    Bank Plc
                                    Debenture
                                    ---------------- ------------------ -------------- ---------------
                                    Composite        HSBC                  19/04/02    Fixed and
                                    Guarantee and    Investment                        Floating Charges
                                    Debenture        Bank Plc
                                    ---------------- ------------------ -------------- ---------------
                                    Guarantee        HSBC                  30/08/00    Guarantee
                                                     Investment
                                                     Bank Plc
----------- ----------------------- ---------------- ------------------ -------------- ---------------
3.          C&FD                    Bridge           HSBC                  04/04/02    Fixed and
            (Holdings)              Composite        Investment                        Floating Charges
            Limited                 Guarantee and    Bank Plc
                                    Debenture
                                    ---------------- ------------------ -------------- ---------------
                                    Composite        HSBC                  19/04/02    Fixed and
                                    Guarantee and    Investment                        Floating Charges
                                    Debenture        Bank Plc
                                    ---------------- ------------------ -------------- ---------------
                                    Guarantee        HSBC                  30/08/00    Guarantee
                                                     Investment
                                                     Bank Plc
----------- ----------------------- ---------------- ------------------ -------------- ---------------
4.          Corporate &             Bridge           HSBC                  04/04/02    Fixed and
            Financial               Composite        Investment                        Floating Charges
            Design                  Guarantee and    Bank Plc
            Limited                 Debenture
                                    ---------------- ------------------ -------------- ---------------
                                    Composite        HSBC                  19/04/02    Fixed and
                                    Guarantee and    Investment                        Floating Charges
                                    Debenture        Bank Plc
                                    ---------------- ------------------ -------------- ---------------
                                    Guarantee        HSBC                  30/08/00    Guarantee
                                                     Investment
                                                     Bank Plc
----------- ----------------------- ---------------- ------------------ -------------- ---------------


            Company                 Description      In Favour of       Created        Description
----------- ----------------------- ---------------- ------------------ -------------- ---------------
5.          FD                      Bridge           HSBC                  04/04/02    Fixed and
            International           Composite        Investment                        Floating Charges
            Limited                 Guarantee and    Bank Plc
                                    Debenture
                                    ---------------- ------------------ -------------- ---------------
                                    Composite        HSBC                  19/04/02    Fixed and
                                    Guarantee and    Investment                        Floating Charges
                                    Debenture        Bank Plc
                                    ---------------- ------------------ -------------- ---------------
                                    Guarantee        HSBC                  30/08/00    Guarantee
                                                     Investment
                                                     Bank Plc
----------- ----------------------- ---------------- ------------------ -------------- ---------------
6.          Morgen-             (a) Guarantee        HSBC                  03/10/00    Guarantee
            Walke                                    Investment
            Associates,                              Bank Plc
            Inc.                    ---------------- ------------------ -------------- ---------------
                                (b) Guarantee        HSBC                  03/11/00    Guarantee
                                                     Investment
                                                     Bank Plc
                                    ---------------- ------------------ -------------- ---------------
                                (c) Composite        HSBC                  19/04/02    Guarantee
                                    Guarantee        Investment
                                                     Bank Plc
                                    ---------------- ------------------ -------------- ---------------
                                (d) Guarantee        Holders (as           05/04/01    Guarantee
                                    Agreement        defined
                                                     therein)
----------- ----------------------- ---------------- ------------------ -------------- ---------------
7.          Cordiant            (a) Composite        HSBC                  04/04/02    Share Pledge
            Communica-              Guarantee and    Investment
            tions Group             Debenture        Bank Plc
            plc.                    ---------------- ------------------ -------------- ---------------
                                (b) Composite        HSBC                  19/04/02    Share Pledge
                                    Guarantee and    Investment
                                    Debenture        Bank Plc
----------- ----------------------- ---------------- ------------------ -------------- ---------------
8.          Lighthouse              Pledge           HSBC                  19/04/02    Share Pledge
            Global                  Agreement        Investment
            Network,                                 Bank Plc
            Inc.
----------- ----------------------- ---------------- ------------------ -------------- ---------------

SIGNED by ANDY BOLAND                     )
for and on behalf of CORDIANT             ) /s/ Andy Boland
COMMUNICATIONS GROUP PLC                  )
in the presence of:-                      )


Witness

Signature:      /s/ Nathan Runnicles

Name:           Nathan Runnicles

Address:        56 Bucharest Road
                Earlsfield
                London


Occupation:     Accountant



SIGNED by ANDY BOLAND                     )
for and on behalf of LIGHTHOUSE           ) /s/ Andy Boland
GLOBAL NETWORK, INC.                      )
in the presence of:-                      )


Witness

Signature:      /s/ Nathan Runnicles

Name:           Nathan Runnicles

Address:        56 Bucharest Rd
                Earlsfield
                London


Occupation:     Accountant

SIGNED by DEREK BAIRD                     )
for and on behalf of 3319th SINGLE        ) /s/ Derek Baird
MEMBER SHELF TRADING                      )
COMPANY LIMITED                           )
in the presence of:-                      )


Witness

Signature:      /s/ Trudy Cooke

Name:           Trudy Cooke

Address:        Atlantic House
                Holborn Viaduct
                London


Occupation:     Solicitor


SIGNED by DEREK BAIRD                     )
for and on behalf of FD MWA               ) /s/ Derek Baird
HOLDINGS, INC.                            )
in the presence of:-                      )


Witness

Signature:      /s/ Trudy Cooke

Name:           Trudy Cooke

Address:        Atlantic House
                Holborn Viaduct
                London


Occupation:     Solicitor